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As filed with the Securities and Exchange Commission on July 5, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3711 (Primary Standard Industrial Classification Number)	36-3359573 (I.R.S. Employer Identification No.)

4201 Winfield Road
Warrenville, Illinois 60555
Telephone: (630) 753-2000
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

INTERNATIONAL TRUCK AND ENGINE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3711 (Primary Standard Industrial Classification Number)	36-1264810 (I.R.S. Employer Identification No.)

4201 Winfield Road
Warrenville, Illinois 60555
Telephone: (630) 753-2000

(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Robert A. Boardman
Senior Vice President and General Counsel
4201 Winfield Road
Warrenville, Illinois 60555
Telephone: (630) 753-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Dennis M. Myers
Kirkland & Ellis
200 E. Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-2000

   Approximate date of commencement of proposed sale of the securities to the public: The exchange will occur as soon as practicable after the effective date of this Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (2)	Amount of Registration Fee (1)

9 3/8% Senior Notes due 2006, series B	$400,000,000	100%	$100,000 (1)

Guarantee on Senior Notes (2)	—	—	(3)

(1)
Calculated in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)
The subsidiary guarantor is a wholly owned subsidiary of the Registrant and has guaranteed the notes being registered.
(3)
Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee being registered hereby.

   The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 5, 2001

This information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

NAVISTAR INTERNATIONAL CORPORATION

Exchange Offer for
$400,000,000
9 3/8% Senior Notes due 2006

We are offering to exchange:
up to $400,000,000 of our new 9 3/8% Senior Notes due 2006, series B for
a like amount of our outstanding 9 3/8% Senior Notes due 2006.
Material Terms of Exchange Offer

•  The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•  There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•  The exchange offer expires at 5:00 p.m., New York City time, on             , 2001, unless extended.

•  Based upon advice of our counsel, we believe that the exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•  The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the staff of the SEC.

•  We will not receive any proceeds from the exchange offer.

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    For a discussion of certain factors that you should consider before participating in this exchange offer, see "Risk Factors" beginning on page 13 of this prospectus.

    Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             , 2001

    We have not authorized any one to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

    Until             , 2001, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

IMPORTANT TERMS USED IN THIS PROSPECTUS

    Unless the context indicates otherwise, as used in this prospectus, the terms "us," "we," "our" and "Navistar" refer to Navistar International Corporation, its consolidated subsidiaries, including its principal operating subsidiary, International Truck and Engine Corporation, which we refer to, exclusive of its subsidiaries, as "International," and their respective predecessors, the term "NIC" refers to Navistar International Corporation, exclusive of its subsidiaries, and the term "NFC" refers to Navistar Financial Corporation, a wholly owned finance subsidiary of International.

MARKET SHARE AND INDUSTRY DATA

    In this prospectus, we rely on and refer to information regarding the medium truck, school bus, heavy truck and mid-range (160-300 horsepower) diesel engine markets from several sources, including internal estimates and industry publications, including those generated by Ward's Communications, the Canadian Vehicle Manufacturers Association, R.L. Polk & Company, Power Systems Research of Minneapolis, Minnesota, Associacion Nacional de Productores de Autobuses, Camiones y Tractocamiones and Associacao Nacional dos Fabricantes de Veiculos as well as other sources. Although we believe this information is reliable, we cannot guarantee the accuracy and completeness of the information and have not independently verified it. Unless otherwise indicated, all market data relates only to those markets in the United States and Canada.

WHERE YOU CAN FIND MORE INFORMATION

    Navistar is subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, files reports and other information with the SEC. The reports and other information filed by it with the SEC in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material or part thereof may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, Washington, D.C. 20549 at prescribed rates or accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

INCORPORATION BY REFERENCE AND
DELIVERY OF CERTAIN DOCUMENTS

    The information incorporated by reference is an important part of this prospectus, and documents that Navistar files later with the SEC will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until this prospectus is no longer eligible to be used:

  •
  NIC's Annual Report on Form 10-K for the year ended October 31, 2000 (except for Item 8 "Financial Statements and Supplementary Data," which has been updated to reflect the issuance of the notes and related disclosures regarding guarantor and non-guarantor financial information);

  •
  NIC's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001 (except for Item 1 "Financial Statements," which has been updated to reflect the issuance of the notes and related disclosures regarding guarantor and non-guarantor financial information);

  •
  Proxy Statement, dated January 19, 2001; and

  •
  Proxy Statement Supplement, dated February 26, 2001.

    You may request a copy of any or all of the documents incorporated by reference in this prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) and certain other documents referred to herein, at no cost to you, by writing or telephoning us at our principal executive offices at the following address:

  Navistar International Corporation
  4201 Winfield Road
  Warrenville, Illinois 60555
  Attn: Investor Relations
  Telephone Number: (630) 753-2000

    You should rely only on the information incorporated by reference or provided in this prospectus. Any statement contained in the documents incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this document or the documents incorporated by reference herein.

ii

PROSPECTUS SUMMARY

    This summary highlights the material information about our company and this exchange offer. This summary does not contain all of the information that may be important to you in deciding whether to participate in the exchange offer. We encourage you to read this prospectus in its entirety, including the information incorporated by reference.

Navistar International Corporation

    We are a leading producer and marketer of medium trucks, school buses, heavy trucks, severe service vehicles and parts and services sold under the International® brand. Our truck products are sold to the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. We also are the leading producer of mid-range (160-300 horsepower) diesel engines. Our diesel engines are sold under the International® brand as well as produced for other original equipment manufacturers, or OEMs, principally Ford Motor Company. Our diesel engines are used in our Class 5 through 7 medium trucks and school buses and selected severe service and Class 8 heavy truck models, and sold to Ford and other OEMs for use in medium trucks, pick-up trucks, vans and SUVs and, to a lesser extent, for industrial, agricultural and marine applications. For the twelve months ended April 30, 2001, our manufacturing operations had revenues of $6.9 billion and EBITDA (as defined) of $268.0 million.

    Set forth below is certain information regarding our principal product lines:

Product Line Description	Fiscal 2000 Revenues	% of Fiscal 2000 Mfg. Revenues	Fiscal 2000 Retail Deliveries	Estimated Market Share(1)	Typical End-Use/User
	(in millions)
Medium Trucks (Class 5-7)	$2,019	25%	52,990	36%	Local and regional delivery/beverage, refrigeration, utilities, towing, municipalities and emergency rescue
Heavy Trucks (Class 8)	2,044	25%	33,783	17%	Long-haul, local and regional delivery/fleets and owner operators
School Buses	879	11%	20,922	62%	School districts
Severe Service Vehicles	668	8%	10,518	19%	Construction, waste management and other on-off highway applications

Total Trucks	$5,610	69%	118,213	27%
Mid-Range Diesel Engines	$1,585	20%	NA	NA	Ford and other OEMs
Service Parts	$924	11%	NA	NA	All end-users listed in this table

(1)
Combined United States and Canadian markets for fiscal 2000.

    We market our truck products and service parts through the largest dealer network in the United States and Canada specializing in medium trucks, school buses and heavy trucks, which included 892 dealer locations at April 30, 2001. In addition, we have a dealer network consisting of 69 locations in Mexico, 17 locations in Brazil and 60 locations in 50 other countries, each as of April 30, 2001. Service and customer support are also supplied at these locations. In the United States and Canada, we operate seven regional parts distribution centers enabling us to offer 24-hour availability and same day shipment of the parts most frequently requested by our dealers and customers. We also operate a parts distribution center in both Mexico and Brazil. Through our financial services operations, we provide wholesale, retail and lease financing in the United States and Mexico for sales of new and used trucks sold by us and our dealers.

    During our last two fiscal years we have achieved some important milestones and implemented several initiatives in the execution of our business strategy, including:

  •
  the successful launch in February 2001 of the first two models in our High Performance truck line;

  •
  the execution of an additional agreement with Ford to supply a newly designed, advanced technology V-6 diesel engine beginning with the 2003 model year for use in select Ford light pick-up trucks, vans and SUVs;

  •
  the execution of a letter of intent with Ford in February 2001 to form a joint venture to build medium trucks at our facility in Escobedo, Mexico and for us to manage medium truck and diesel engine parts distribution to Ford dealers in North America; and

  •
  the implementation of several cost reduction initiatives in response to the current business environment, which we collectively expect to result in over $100 million in annual cost savings.

Our Competitive Strengths

    We believe our key competitive strengths include the following:

  •
  Strong Market Positions. We believe our strong market positions in the Class 5 through 8 truck and the mid-range diesel engine markets in the United States and Canada provide us with a significant competitive advantage. In fiscal 2000, our combined market share of the Class 5 through 8 truck market in the United States and Canada was approximately 27%. We are the leader in the Class 5 through 7 medium truck and school bus chassis markets, with a market share of approximately 36% and 62%, respectively, in fiscal 2000. In addition, we are the leading supplier of mid-range (160-300 horsepower) diesel engines to the pick-up truck and van segment, the Class 5 through 7 medium truck segment and the school bus segment with a diesel engine market share of approximately 67%, 47% and 62%, respectively, in calendar year 2000. We also believe that we are the largest supplier of service parts to the medium truck, school bus and heavy truck markets.

  •
  Newly Launched High Performance Truck. In February 2001, we successfully launched our first two High Performance truck models. Our High Performance truck program is the product of several years of development and over $900 million of investment and development costs resulting in the most substantial transformation of our product line in the last 25 years. We believe that our High Performance trucks will offer our customers increased driver control, enhanced vehicle reliability, durability and fuel economy, better stability and handling, a smoother ride, an automotive quality fit and finish and reduced cost of ownership. Based on our internal studies, we believe that our new High Performance trucks will decrease an owner's annual downtime by approximately 50% and reduce an owner's annual maintenance costs by approximately 20% as compared to our previous models. In developing this new product line, we also made significant changes to simplify our manufacturing operations thereby reducing overall labor, materials handling and scheduling costs, improving scale in our truck business operations, reducing prices for purchased components and improving the quality of our products. We believe that our product innovations and improvements will provide us with significant opportunities to improve our market share.

  •
  Well-Positioned Mid-Range Diesel Engine Business. Since fiscal 1991, our OEM diesel engine unit volume has grown at a compound annual growth rate of 17%. We believe that our mid-range diesel engine business enjoys several competitive advantages due to our technological leadership, strong relationship with Ford and environmental emissions leadership.

    •
    Leadership in Diesel Engine Technology. We are a leader in the development of diesel engine technology having incurred an aggregate of $400 million in our last two fiscal years in investment and development costs in connection with our next generation diesel engines. Each of our next generation V-8 and V-6 diesel engines will provide improvements over our existing V-8 diesel engine in terms of size, performance, fuel economy, sound quality, emissions, reliability and cost. Our recently developed electronic multiport fuel injection diesel valve technology provides enhanced fuel efficiency with a quieter ride. Our advanced diesel engine technology enables our engines to have emissions, acceleration and performance characteristics which compare favorably to alternative fuel technologies while being less expensive to operate due to greater fuel efficiency.

    •
    Strong Relationship with Ford. We are currently the exclusive supplier of diesel engines to Ford for use in its over 8,500 lbs. gross vehicle weight, or GVW, pick-up trucks, vans and Excursion SUVs for sale in the United States and Canada. We have been supplying diesel engines to Ford since 1982 and currently have an arrangement with Ford to supply our existing V-8 diesel engine through 2002 and an agreement with Ford to supply a newly designed, advanced technology successor V-8 diesel engine commencing in 2002 through 2012. In fiscal 2000, we finalized an additional agreement with Ford to supply a newly designed, advanced technology V-6 diesel engine beginning in 2003 for use in select Ford light pick-up trucks, vans and SUVs under 8,500 lbs. GVW for sale in North America, including the Ford Expedition, Lincoln Navigator, F-150 pick-up, and the Econoline 150 van.

    •
    Environmental Emissions Leadership. We are an industry leader in the development of new diesel technology that improves engine performance while meeting environmental emissions standards. For example, in 1996 we became the first diesel engine manufacturer to demonstrate that we could meet federal emission standards that are set to go in effect in 2004. In 1998, we were the only U.S. diesel engine manufacturer to receive 100% approval from the United States Environmental Protection Agency for our 1999 model engines meeting EPA emission standards. In May 2000, we were the first school bus manufacturer to announce that we would produce a school bus in mid-2001 that could meet the EPA's 2007 and 2010 standards for particulate matter by utilizing our Green Diesel Technology™.

  •
  Large Installed Customer Base Serviced by Extensive Dealer Network. As a result of our long operating history and strong market positions, we have a substantial installed customer base that provides us with significant recurring revenues from the sale of truck and engine service parts. We estimate that there are currently over one million International® trucks in operation throughout the world. To service these customers and to attract new customers, we maintain the largest retail dealer network in North America specializing in medium trucks, school buses and heavy trucks. In recent years, we have dedicated substantial resources to developing our comprehensive service parts program as it is vital to the maintenance of our relationships with our customers and dealers. We currently operate seven regional parts distribution centers in the United States and Canada, enabling us to offer 24-hour availability and same day shipment of the service parts most frequently requested by our customers and dealers. We believe that we have the best fill rate in the industry with approximately 97% of all orders completed within 24 hours.

Our Business Strategy

    Over the past several years, we have developed, and are currently implementing, a comprehensive series of strategic initiatives designed to increase revenues and improve the operating performances of our truck and engine operations. The primary components of each of these strategies include the following:

  Truck Strategy

  •
  Continue to Introduce Additional High Performance Truck Models. We successfully introduced the first two models in our High Performance truck line in February 2001. Our next High Performance truck model launch, a school bus with an integrated chassis and body, is scheduled for August 2001. Overall, we plan to introduce by the end of 2004 a full line of High Performance medium trucks, school buses and regional-haul heavy trucks, which include approximately 16 different models.

  •
  Reduce Costs and Improve Manufacturing Efficiency. Our truck strategy includes our ongoing efforts to reduce costs and improve manufacturing efficiency. Our principal efforts include the following:

  •
  Continue to Focus Manufacturing Facilities. We believe we can achieve additional improvements in manufacturing efficiency by continuing to focus each of our truck manufacturing facilities on producing a limited number of truck types. To date, we have made significant progress in our production realignment efforts and, when completed, will result in our Springfield, Ohio facility focusing on medium truck and bus chassis production, our Conway, Arkansas and Tulsa, Oklahoma facilities focusing on integrated school bus manufacturing (body and chassis), our Chatham, Ontario facility focusing on heavy truck production and our Garland, Texas facility focusing on severe service heavy truck production. As part of this realignment, we have made substantial investments in state of the art production equipment, such as a computer-controlled cab assembly line at our Springfield, Ohio facility, which has substantially automated our new High Performance medium truck production process. We believe that our production realignment efforts and investment in new equipment will result in improved product quality, reduced model changeover times, improved employee utilization and lower overall labor costs through lower direct hours per unit.

  •
  Simplify Product Design. We believe that we can increase our manufacturing and purchasing efficiency and improve product quality by reducing the complexity of our product offerings. Historically, we offered thousands of options and a separate chassis design for each truck model we manufactured, which led to significant manufacturing and purchasing inefficiencies. Over the last several years, we have introduced several new programs designed to rationalize the number of possible option combinations by developing pre-packaged option groups based upon the most popular preferences of our customers and to reduce the number of chassis used in the production of our trucks. Upon the full introduction of our High Performance truck models, we will have reduced the number of chassis used in the production of our heavy trucks and medium trucks from 9 to 2 and reduced powertrain combinations from over 800 to 34. This standardization of option and chassis groups combined with increased use of modular components throughout the assembly process is expected to lead to significant operating cost savings from increased manufacturing simplicity and improve pricing for purchased components. In addition, we believe that this will result in an overall improvement in product quality, reliability and value for our customers.

  •
  Continue to Strengthen Dealer Network. We are strengthening our dealer network by implementing programs designed to incent dealers to upgrade their facilities and increase their service capabilities. In this regard, we are working closely with our dealers to improve their facilities to better serve the needs of our customers in terms of providing a clean, spacious environment, high-quality service and convenience. We believe that our dealer network is vital to our ability to maintain a strong relationship with our customers and drive both new and used truck sales and recurring service parts revenue.

  Engine Strategy

  •
  Continue Diesel Engine Technology Leadership. We believe that continued technological innovations will allow our diesel engines to be used in a broader range of applications and to increasingly be used instead of gas and natural gas engines due primarily to greater fuel efficiency and a higher level of performance. For example, the technological advancements of our next generation V-6 diesel engine will enable Ford to offer it in a larger number of models, including the popular F-150 pick-up, Ford Expedition and Lincoln Navigator, none of which are currently offered with a diesel engine in North America. The percentage of Class 5 through 7 medium trucks and heavy-duty pick-up trucks (over 8,500 lbs. GVW) powered by diesel engines in North America have generally increased over time and are currently approximately 90% and 37%, respectively, as compared to approximately 50% and 10%, respectively, in 1983. We believe that this trend is the result of the increased reliability and fuel economy offered by diesel engines. We further believe that this trend will continue with respect to these truck categories and that our next generation V-6 diesel engine will provide us with a potentially larger opportunity with respect to light pick-up trucks and SUVs (less than 8,500 lbs. GVW).

  •
  Continue to Expand Ford Relationship. Our relationship with Ford has grown over the last several years. For example, shipments to Ford of our 7.3L V-8 diesel engine have increased significantly from 149,000 units in fiscal 1995 to 299,100 units in fiscal 2000. We believe that there are a number of opportunities to further broaden our relationship with Ford. Our February 2001 agreements with Ford contemplate that we will supply diesel engines to Ford for a greater number of models, that we will be designated as Ford's preferred global supplier of commercial truck diesel engines and that we will manage medium truck and diesel engine parts distribution to Ford dealers in North America. In addition, we intend to explore with Ford additional opportunities for potential applications of diesel engines in Ford's full range of truck products and for joint management of truck manufacturing/distribution in areas outside of North America.

  •
  Expand Strategic Supplier Alliances. Over the last five years, we have formed four strategic alliances with suppliers in an effort to improve product performance and reduce our manufacturing costs. For example, we have recently formed a strategic alliance with Siemens Automotive Performance Group to develop and manufacture technologically advanced next generation diesel fuel injectors utilizing Navistar's electro-hydraulic system expertise and Siemens Automotive's fuel delivery technology and high volume manufacturing capability. We believe that there are additional opportunities to form similar strategic alliances in an effort to reduce our overall manufacturing costs, gain access to advanced technology and expand into new markets.

Business Environment

    We believe that over the long-term the demand for Class 5 through 7 medium trucks, Class 8 heavy trucks and diesel engines will continue to increase and that we are well-positioned to compete in these markets. Demand for Class 5 through 7 medium trucks and Class 8 heavy trucks, however, has historically been cyclical being affected by economic and other factors such as industrial production, demand for consumer durable goods, interest rates and the earnings and cash flow of dealers and customers. Truck sales in 2000 and early 2001 were hindered by a number of factors including the general economic slowdown, higher fuel prices, driver shortages, higher interest rates, increased new and used truck inventories and higher insurance costs.

    The current demand for new trucks continues to reflect these adverse conditions. As a result, we currently project U.S. and Canadian Class 8 heavy truck demand to be 144,000 units in 2001 compared to 258,300 units in 2000 and 286,000 units in 1999. We project that Class 5 through 7 medium truck demand in these markets, excluding school buses, to be 108,000 units in 2001 compared to 147,800 units in 2000 and 145,700 units in 1999 and the demand for school buses to be 28,000 in 2001 compared to 33,900 units in 2000 and 33,800 units in 1999. We estimate that mid-range (160-300 horsepower) diesel engine shipments by us to other OEMs in 2001 will be 295,800 units, representing a 3% decline from 2000.

    During late 2000, industry used truck inventory levels increased above historical levels thereby depressing prices on new and used trucks, particularly heavy trucks with sleeper cabs. As compared to our competitors, heavy truck sleepers constitute a significantly smaller percentage of our overall truck business and, as a result, we believe that our used truck inventories are significantly lower than those of our competitors and contain a larger percentage of medium trucks, which have not suffered the same degree of pricing pressure as heavy truck sleepers.

    NIC was incorporated under the laws of the State of Delaware in 1993 and is the successor to the truck and engine business of International Harvester Company, which began in 1907. Our principal executive office is located at 4201 Winfield Road, Warrenville, Illinois 60555, and our telephone number is (630) 753-2000.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes	We sold the outstanding notes on May 31, 2001 to JP Morgan, Credit Suisse First Boston, Banc of America Securities LLC, Scotia Capital, BNY Capital Markets, Inc. and RBC Dominion Securities. We collectively refer to those parties in this prospectus as the "initial purchasers." The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and to persons outside the United States under Regulation S.
Registration Rights Agreement
Simultaneously with the initial sale of the outstanding notes, we entered into an exchange and registration rights agreement for the exchange offer. In the exchange and registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to complete this exchange offer within 210 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the exchange and registration rights agreement. After the exchange offer is complete, you may no longer be entitled to any exchange or registration rights with respect to your outstanding notes.
The Exchange Offer
We are offering to exchange the exchange notes, which have been registered under the Securities Act for your outstanding notes. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.
Resales of the Exchange Notes
We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:
• the exchange notes are being acquired in the ordinary course of your business;
•
you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and
• you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.
Record Date	We mailed this prospectus and the related exchange offer documents to the registered holders of outstanding notes on , 2001.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , 2001, unless we decide to extend the expiration date.

Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, including that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC. This exchange offer is not conditioned upon any minimum principal amount of the outstanding notes being tendered.
Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:
•
an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or
•
if the notes you own are held of record by The Depository Trust Company, or "DTC" in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or "ATOP," in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.
In addition, you must deliver to the exchange agent on or before the expiration date:
	•	if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC; or
	•	if necessary, the documents required for compliance with the guaranteed delivery procedures.
Special Procedures for Beneficial Owners
If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.
Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and:
• time will not permit your notes or other required documents to reach the exchange agent by the expiration date; or
• the procedure for book-entry transfer cannot be completed on time;
you may tender your notes by completing a notice of guaranteed delivery and complying with the guaranteed delivery procedures.
Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2001.
Federal Income Tax Considerations	Based upon advice from counsel, we believe that the exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.
Exchange Agent	BNY Midwest Trust Company is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

    The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same Indenture. We use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Navistar International Corporation, a Delaware corporation.
Securities	$400.0 million in principal amount of 9 3/8% Senior Notes due 2006, Series B.
Maturity	June 1, 2006.
Interest Payment Dates	June 1 and December 1 of each year, commencing December 1, 2001.
Optional Redemption	The notes will be redeemable, at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued but unpaid interest to the date of redemption and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semi-annual basis, at the U.S. treasury rate plus 50 basis points, plus accrued interest to the date of redemption. When we refer to the U.S. treasury rate, we mean the U.S. treasury rate at the time of redemption for U.S. treasury notes with a maturity comparable to the remaining term of the notes.
Ranking	The notes will be general, unsecured obligations of NIC. Accordingly, they will rank:
• behind all of NIC's future secured debt, if any, to the extent of the value of the assets securing such debt;
• equally with all of NIC's existing and future unsecured debt that does not expressly provide that it is subordinated to the notes;
• ahead of any of NIC's existing and future debt that expressly provides that it is subordinated to the notes; and
• structurally behind all of the existing and future liabilities of NIC's subsidiaries that are not guarantors.
As of April 30, 2001, after giving pro forma effect to the initial offering and the application of the net proceeds therefrom:
• NIC would have had $821 million of total indebtedness outstanding (including the notes), of which $171 million would have ranked equally with the notes and $250 million would have been subordinated to the notes;
	•	NIC's three Mexican finance subsidiaries would have had $225 million of indebtedness that was guaranteed by NIC, which guarantee ranks equally with the notes; and
	•	NIC's non-guarantor subsidiaries would have had $2,671 million of liabilities (including trade payables), of which $2,052 million would have been liabilities of the financial services operations. See "Description of the Notes — Ranking."
Guarantee	The payment of the principal, premium and interest on the notes will initially be guaranteed by International. International will be released from its obligations under its guarantee upon the occurrence of certain events that are described more fully at "Description of the Notes — Guarantee."
International's guarantee will be a general, unsecured obligation of International and, as a result, it will rank:
	•	behind all of International's future secured debt, if any, to the extent of the value of the assets securing such debt;
	•	equally with all of International's existing and future unsecured debt that does not expressly provide that it is subordinated to the guarantee;
	•	ahead of any of International's existing and future debt that expressly provides that it is subordinated to the guarantee; and
	•	structurally behind all of the existing and future liabilities of International's subsidiaries.
On May 31, 2001, International guaranteed NIC's obligations under its outstanding $100 million in principal amount of 7.0% senior notes due 2003 and $250 million in principal amount of 8.0% senior subordinated notes due 2008 on a senior and senior subordinated basis, respectively, as a result of International's guarantee of the 9 3/8 notes.
As of April 30, 2001, after giving pro forma effect to the initial offering of the notes and the application of the net proceeds therefrom, International would have had $4 million of total indebtedness outstanding (not including any guaranteed obligations), all of which would have ranked equally with International's guarantee.
Change of Control	Upon the occurrence of a "Change of Control," NIC will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes — Change of Control."

Certain Covenants	The indenture contains certain covenants that, among other things, limit the ability of NIC and its restricted subsidiaries to incur additional indebtedness, pay dividends or make certain other restricted payments, engage in transactions with affiliates, incur liens and engage in asset sales. The indenture also restricts the ability of NIC and its restricted subsidiaries to consolidate or merge with, or transfer all or substantially all of their assets to, another person.
However, these limitations are subject to a number of important qualifications and exceptions, including a qualification that certain restrictive covenants will not be applicable upon the occurrence of certain events that are described more fully at "Description of the Notes — Certain Covenants."

    You should refer to the section entitled "Risk Factors" for an explanation of certain risks of participating in the exchange offer.

RISK FACTORS

    You should read and consider carefully each of the following factors, as well as the other information contained in or incorporated by reference into this prospectus, before making a decision on whether to participate in the exchange offer.

Risks Associated with the Exchange Offer

Because There is no Public Market For the Outstanding Notes, You May Not be Able to Resell Your Notes

    The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

  •
  the liquidity of any trading market that may develop;

  •
  the ability of holders to sell their exchange notes; or

  •
  the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

    We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

    In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see "Exchange Offer."

Your Outstanding Notes Will not be Accepted for Exchange if you Fail to Follow the Exchange Offer Procedures and, as a Result, Your Notes Will Continue to be Subject to Existing Transfer Restrictions and you may not be Able to Sell Your Outstanding Notes

    We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange.

If you do not Exchange Your Outstanding Notes, Your Outstanding Notes Will Continue to be Subject to the Existing Transfer Restrictions and you may not be Able to Sell Your Outstanding Notes.

    We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Related to the Notes

We Have a Substantial Amount of Debt, Which may Harm our Financial Condition, Require us to use a Significant Portion of our Cash Flow to Satisfy our Debt Obligations and Limit our Operating Flexibility

    We have a substantial amount of outstanding indebtedness and a significant portion of our cash flow from operations will be used to satisfy our debt obligations. Therefore, a downturn in our business could limit our ability to make payments under the notes. The following chart sets forth certain important unaudited information regarding our capitalization and is presented as of and for the six months ended April 30, 2001 and for the fiscal year ended October 31, 2000 assuming we completed the initial offering as of that date or at the beginning of such period:

	Pro Forma
	(in millions, except for ratio)
Debt:
Manufacturing operations	$958
Financial services operations	1,888

Total debt	$2,846
Shareowners' equity	$1,279
Ratio of earnings to fixed charges—Six months ended April 30, 2001	0.33	x
Ratio of earnings to fixed charges—Fiscal year ended October 31, 2000	1.77	x

    For the six months ended April 30, 2001 assuming we completed the initial offering at the beginning of such period, our earnings would have been insufficient to cover fixed charges by approximately $84 million.

    Our indebtedness could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to payments on our other indebtedness;

  •
  limit our ability to obtain other financing to fund future working capital, acquisitions, capital expenditures, research and development costs and other general corporate requirements;

  •
  limit our ability to take advantage of business opportunities as a result of various restrictive covenants in our indebtedness; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

NIC Depends Upon Dividends and Other Payments from its Subsidiaries to Meet its Debt Service Obligations

    NIC, the issuer of the notes, is a holding company and, as a result, must rely on dividends and other payments made to it by International and its other direct and indirect subsidiaries. The ability of NIC's subsidiaries to make payments to NIC will be affected by the obligations of such subsidiaries to their creditors, applicable state corporate laws and contractual restrictions. State corporate laws applicable to NIC's subsidiaries generally prohibit the payment of dividends by any given subsidiary unless the subsidiary has capital surplus or net profits in the current or immediately preceding year. In addition, the payment of dividends by NFC is limited by the terms of several of its financings.

    The Indenture governing the notes allows NIC and its restricted subsidiaries the ability to make substantial investments (including, without limitation, contributions of assets) in joint ventures. Furthermore, our financial services subsidiaries, including NFC, will not be considered "restricted subsidiaries" under the Indenture and, as a result, will not be subject to the restrictive covenants in the Indenture.

Although the Notes are Referred to as "Senior Notes," They Will be Effectively Subordinated to any Future Secured Indebtedness of NIC and all Obligations of NIC's Non-Guarantor Subsidiaries

    The notes will be unsecured obligations of NIC and will be guaranteed by International. The notes will not be guaranteed by NIC's other subsidiaries. As a result of this structure, the notes will be effectively subordinated to (1) any future secured indebtedness of NIC and International, to the extent of the value of the collateral and (2) all indebtedness and other obligations, including trade payables, of NIC's non-guarantor subsidiaries. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving us or a subsidiary, the assets of the affected entity could not be used to pay you until after:

  •
  all secured claims against the affected entity have been fully paid; and

  •
  if the affected entity is a non-guarantor subsidiary, all other claims against that subsidiary, including trade payables, have been fully paid.

    As of April 30, 2001, after giving pro forma effect to this offering and the application of the net proceeds therefrom (1) neither NIC nor International would have had any secured indebtedness and (2) NIC's non-guarantor subsidiaries would have had an aggregate of $2,671 million of indebtedness outstanding and other obligations, of which, $2,052 million would be liabilities of the financial services operations, that would be effectively senior to the notes. Both NIC and International are currently restricted from incurring secured indebtedness under their existing financing arrangements.

A Court May Void the Guarantee or Subordinate the Guarantee to Other Obligations of International

    Although standards may vary depending on the applicable law, generally under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if a court were to find that, among other things, at the time any guarantor of the notes incurred the debt evidenced by its guarantee of the notes, such guarantor:

  either:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged or about to engage in a business or transaction for which that guarantor's remaining assets constituted unreasonably small capital;

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it, if in either case, after a final judgment, the judgment were unsatisfied; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

  and

  •
  that guarantor received less than reasonably equivalent value or fair consideration for the incurrence of such debt; or

  •
  incurred such debt or made related distributions or payments with the intent of hindering, delaying or defrauding creditors,

    There is a risk that the guarantee of that guarantor could be voided by such court, or claims by holders of the notes under that guarantee could be subordinated to other debts of that guarantor. In addition, any payment by that guarantor pursuant to its guarantee could be required to be returned to that guarantor, or to a fund for the benefit of the creditors of that guarantor.

    The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding. Generally, however, a guarantor of the notes would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation; or

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

Risks Relating to Navistar and its Markets

The Markets in Which We Compete are Subject to Considerable Volatility

    Our ability to be profitable depends in part on the varying conditions in the medium truck, heavy truck, mid-range diesel engine and service parts markets. See "Business." The markets in which we compete are subject to considerable volatility. Such markets move in response to cycles in the overall business environment and are particularly sensitive to the industrial sector, which generates a significant portion of the freight tonnage hauled. Truck and engine demand also depend on general economic conditions, interest rate levels and fuel costs.

    Truck sales in 2000 and early 2001 were hindered by a number of factors, including the general economic slowdown, higher fuel prices, driver shortages, higher interest rates, increased new and used truck inventories and higher insurance costs. The demand for new trucks reflected these adverse conditions as the number of new truck orders dropped significantly throughout 2000 and early 2001, reducing our U.S. and Canadian order backlog at April 30, 2001, to 19,100 units, significantly lower than the 31,100 units at April 30, 2000. The current demand for new trucks continues to reflect these adverse conditions.

We Operate in the Highly Competitive North American Truck Market

    The North American truck market, in which we compete, is highly competitive. Our major U.S. domestic competitors include PACCAR, Ford and General Motors, as well as foreign-controlled domestic manufacturers, such as Freightliner and Sterling (Daimler Chrysler) and Mack/Volvo. In addition, manufacturers from Japan such as Hino (Toyota), Isuzu, Nissan and Mitsubishi, are attempting to increase their North American sales levels. The intensity of this competition, which is expected to continue, results in price discounting and margin pressures throughout the industry and adversely affects our ability to increase or maintain vehicle prices. Many of our competitors have greater financial resources, which may place us at a competitive disadvantage in responding to substantial industry changes, such as changes in governmental regulations that require major additional capital expenditures. In addition, certain of our competitors may have lower overall labor costs.

Our Business May be Adversely Impacted by Work Stoppages and Other Labor Relations Matters

    We are subject to risk of work stoppages and other labor relations matters because our workforce is highly unionized. As of April 30, 2001, we employed 9,000 hourly workers and 6,200 salaried workers in the United States and Canada. Approximately 87% of the hourly workers and 21% of the salaried workers are represented by unions. Of these represented employees, 93% of the hourly workers and 95% of the salaried workers are represented by the United Automobile, Aerospace and Agriculture Implement Workers of America or the National Automobile, Aerospace and Agriculture Implement Workers of Canada. Our current master contract with the UAW expires on October 1, 2002. The collective bargaining agreement with the CAW expires on June 1, 2002. Any prolonged work stoppage or strike at any one of our principal manufacturing facilities could have a negative impact on our business, financial condition and results of operations.

We Have Significant Future Capital Requirements in Connection With our Product Development Initiatives

    Our current product development initiatives, including our High Performance truck or next generation vehicle, or "NGV," program and our next generation diesel engine, or "NGD," program, will require significant capital to fund development activities and capital expenditures. Capital expenditures for fiscal 2001 are expected to be approximately $379 million, of which $105 million is to be spent on the NGV program and $145 million is to be spent on the NGD program. We estimate $250 million and $260 million in capital spending and $170 million and $115 million in development expenses from October 31, 2000 through fiscal 2004 for the NGV and NGD programs, respectively. Historically, we have relied on cash balances, cash provided by operations, sale-leasebacks and borrowings to meet our funding requirements. The amount of cash generated by our business varies with industry volumes in the medium truck, school bus and heavy truck markets. No assurance can be given that we will have the cash balances necessary to implement the NGV or NGD programs and to meet our other capital requirements or that financing will be available or, if available, that it will be available on satisfactory terms. The future availability of financing will depend on many factors, including our earnings, credit ratings, the outlook for truck industry demand and the capital resources of financial institutions. In addition, restrictive covenants in our financing agreements may limit how much debt financing can raise, and a need to preserve our net operating losses may limit our ability to raise equity financing. If adequate funds are not available, we may be required to cut back or discontinue our product development or capital improvement programs.

We are Dependent on Ford, our Largest Customer

    Ford accounted for approximately 22% of our revenues during the first six months of 2001, 18% for fiscal 2000, 17% for fiscal 1999 and 14% for fiscal 1998. In addition, Ford accounted for approximately 77%, 76%, 75%, and 69% of our diesel engine unit volume in the first six months of 2001, fiscal 2000, 1999 and 1998, respectively. We are currently operating under our original supply contract with Ford, which was originally scheduled to terminate at the end of Ford's 2000 model year. We expect that this current arrangement will continue until production begins under our new contract in 2002. All of our agreements with Ford provide that we will supply Ford's requirements for particular models, rather than for manufacturing a specific quantity of products. The loss of Ford as a customer or a significant decrease in demand for the models or a group of related models that utilize our products could have a material adverse effect on us.

We May be Adversely Affected by the Impact of Environmental and Safety Regulations to Which we are Subject

    Truck and engine manufacturers continue to face heavy governmental regulation of their products, especially in the areas of environment and safety. As a diesel engine manufacturer, we have incurred research, development and tooling costs to design our engine product lines to meet the EPA and California Air Resources Board emission standards that are anticipated to come into effect. In addition, we expect to continue to incur research, design and tooling costs to: (1) achieve further reductions in ozone-causing exhaust emissions by 2004 in accordance with the agreement we entered into with the EPA and CARB and (2) satisfy the 1998 Clean Fuel Fleet Vehicle requirements and California's emission standards in 2002 for engines used in medium-size vehicles. We expect that our diesel engines will be able to meet all of these standards within the required time frames.

    Truck manufacturers are also subject to various noise standards imposed by federal, state and local regulations, and to the National Traffic and Motor Vehicle Safety Act and Federal Motor Vehicle Safety Standards promulgated by the National Highway Traffic Safety Administration. We believe we are in compliance with such standards.

    Complying with such laws and regulations has added and will continue to add to the cost of our products, and increases the capital-intensive nature of our business. If the present level of price competition continues, it may become increasingly difficult for manufacturers of engines and trucks to recover these costs and, accordingly, lower margins may result.

We Have Significant Underfunded Postretirement Obligations

    We have significant underfunded postretirement obligations. The underfunded portion of our accumulated benefit obligation was $105 million and $132 million for pension benefits at October 31, 2000 and 1999, respectively, and $1,246 million and $872 million for postretirement healthcare benefits at October 31, 2000 and 1999, respectively.

    In the event our pension plans were terminated for any reason and plan assets were insufficient to meet guaranteed liabilities, the Pension Benefit Guaranty Corporation may have a right to take over these plans as their administrator and trustee. In this event, the actual present value of guaranteed pension liabilities may be determined in a manner different from that used by us to determine our unfunded vested pension liability. Subject to certain limitations, the PBGC would have a claim against us to the extent that plan assets were not sufficient to meet the actuarial present value of guaranteed liabilities, which claim against us may by law, under certain circumstances, be senior to that of the notes.

Our Ability to Use Net Operating Loss Carryovers may be Limited

    As of October 31, 2000, we had $863 million of domestic and $87 million of foreign net operating loss carryovers. Currently there is no annual limitation on our ability to use NOLs to reduce future income taxes. However, if an ownership change as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs with respect to our capital stock, our ability to use NOLs would be limited to specific annual amounts. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership by more than 50 percentage points of our total capital stock in any three-year period.

    If an ownership change occurs, our ability to use NOLs to reduce income taxes is limited to an annual amount based on our fair market value immediately prior to the ownership change multiplied by the long-term tax-exempt interest rate. The long-term tax-exempt interest rate is published monthly by the Internal Revenue Service. As of the date of this prospectus, the rate is approximately 4.9%. The 15-year period to use NOLs is not affected by the ownership change limitations. Our use of new NOLs arising after the date of an ownership change would not be affected.

    We have a provision in our certificate of incorporation to protect against certain transfers of equity securities which could cause an ownership change. This provision, however, may not be able to prevent every transaction that could cause an ownership change and otherwise expires by its terms on June 30, 2001. As a result, it is impossible for us to ensure that an ownership change will not occur in the future. In addition, we may decide in the future that it is necessary or in our interest to take certain actions which result in an ownership change. If an ownership change occurs, our future after-tax earnings per share and cash flow will be reduced.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this prospectus. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

  •
  general economic or business conditions affecting the markets in which we operate being less favorable than expected;

  •
  our failure to develop or successfully introduce new products;

  •
  increased competition in the North American truck market;

  •
  unforseen problems associated with international sales, including gains and losses from foreign currency exchange;

  •
  implementation of or changes in the laws, regulations or policies governing manufacturers of trucks and engines that could negatively affect the automotive components supply industry;

  •
  changes in general economic conditions in the United States, Canada, Mexico and Brazil; and

  •
  various other factors beyond our control.

    All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. You should also read carefully the factors described in the "Risk Factors" section of this prospectus.

USE OF PROCEEDS

    This exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

    The net proceeds from the issuance of the outstanding notes was approximately $392 million. We used approximately $83 million of the net proceeds of the initial offering to enable our Mexican subsidiary, which we refer to as "Navimex," to repay all of its borrowings under its loan agreement. The Navimex loan agreement was terminated following such repayment. The remainder of the net proceeds will be used for general working capital and capital expenditures. Capital expenditures will relate primarily to our NGV and NGD programs.

    The Navimex loan agreement was otherwise scheduled to expire in December 2002 and bore interest at floating rates. The annualized weighted average interest rate for such borrowings was 14.04% for the six month period ended April 30, 2001.

CAPITALIZATION

    The following table sets forth our historical capitalization as of April 30, 2001 and as adjusted to give effect to the sale of the notes in the initial offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and notes thereto, included elsewhere in this prospectus.

	At April 30, 2001
	Actual	As Adjusted
	(in millions)
Cash, cash equivalents and marketable securities	$438	$747

Total debt (including current portion):
Manufacturing operations:
Capitalized leases and other obligations	$208	$208
Navimex loan agreement(1)	83	—
9.375% senior notes due 2006	—	400
7.0% senior notes due 2003	100	100
8.0% senior subordinated notes due 2008	250	250

Total manufacturing operations debt	641	958
Financial services operations:
Revolving retail warehouse facility	500	500
Bank credit facility(2)	895	895
9.0% senior subordinated notes due 2002	100	100
Capital lease obligations	393	393

Total financial services debt	1,888	1,888

Total debt	2,529	2,846
Shareowners' equity:
Series D convertible junior preference stock (liquidation preference $4 million)	4	4
Common stock	2,139	2,139
Retained earnings (deficit)	(177)	(177)
Accumulated other comprehensive loss	(178)	(178)
Common stock held in Treasury, at cost	(509)	(509)

Total shareowners' equity	1,279	1,279

Total capitalization	$3,808	$4,125

(1)
In November 1997, Navimex established a $125 million loan agreement to be used to fund the development of our Mexican operations. As of April 30, 2001, an aggregate of $83 million of borrowings remained outstanding under such agreement. All of such subsidiary's indebtedness under such agreement is guaranteed on a senior basis by NIC. A portion of the net proceeds from the initial offering were used to enable Navimex to repay all of its borrowings under this agreement.

(2)
NFC's $820 million bank credit facility permits NIC's three Mexican finance subsidiaries to borrow up to $100 million. Such borrowings are guaranteed by NIC and NFC. As of April 30, 2001, an aggregate of $73 million of borrowings by the Mexican finance subsidiaries were outstanding under this arrangement. In addition, the three Mexican finance subsidiaries had an additional $152 million of borrowings outstanding as of April 30, 2001, all of which are guaranteed by NIC.

SELECTED CONSOLIDATED FINANCIAL DATA

  Navistar International Corporation and Consolidated Subsidiaries

    The following selected historical consolidated financial information for the five-year period ended October 31, 2000 has been derived from Navistar's audited consolidated financial statements and notes thereto. The selected historical consolidated financial information for the six months ended April 30, 2001 and 2000 was derived from Navistar's unaudited consolidated financial statements, which financial statements, in management's opinion, reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of such information. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. This information should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition," and Navistar's consolidated financial statements and notes thereto, included elsewhere or incorporated by reference in this prospectus.

	Six Months Ended April 30,		Fiscal Year Ended October 31,
	2001	2000	2000	1999	1998	1997	1996
	(in millions)
Selected Income Statement Data:
Sales and revenues:
Sales of manufactured products	$3,142	$4,399	$8,119	$8,326	$7,629	$6,147	$5,508
Finance and insurance revenue(1)	135	133	288	256	201	174	197
Other income	24	22	44	60	55	50	49

Total sales and revenues	3,301	4,554	8,451	8,642	7,885	6,371	5,754
Costs and expenses:
Costs of products and services sold	2,761	3,656	6,774	6,862	6,498	5,292	4,827
Cost of products sold related to restructuring(2)	—	—	20	—	—	—	—

Total cost of products and services sold	2,761	3,656	6,794	6,862	6,498	5,292	4,827
Restructuring and loss on anticipated sale of business(2)	—	—	286	—	—	—	—
Postretirement benefits	93	109	146	216	174	215	220
Engineering and research expense	130	147	280	281	192	124	129
Sales, general and administrative expense	258	250	488	486	427	365	319
Interest expense	83	68	146	135	105	74	83
Other expense	27	53	87	71	79	59	71

Total costs and expenses	3,352	4,283	8,227	8,051	7,475	6,129	5,649

Income (loss) before income taxes	(51)	271	224	591	410	242	105
Income tax (expense) benefit(3)	19	(103)	(65)	(47)	(111)	(92)	(40)

Net income (loss)	$(32)	$168	$159	$544	$299	$150	$65

Other Financial Data:
Capital expenditures	$122	$153	$553	$427	$302	$169	$111
Depreciation and amortization	112	106	199	174	159	120	105
Ratio of earnings to fixed charges(4)	—	4.0x	2.0x	4.6x	4.0x	3.6x	2.1x
Earnings (loss) per share:
Basic	(.53)	2.72	2.62	8.34	4.16	1.66	.49
Diluted(5)	(.53)	2.68	2.58	8.20	4.11	1.65	.49
Average number of shares outstanding:
Basic	59.5	61.8	60.7	65.2	69.1	73.1	73.7
Diluted	59.5	62.7	61.5	66.4	70.0	73.6	73.8

	At April 30,		At October 31,
	2001	2000	2000	1999	1998	1997	1996
	(in millions)
Selected Balance Sheet Data:
Total assets(6)	$6,715	$6,566	$6,851	$6,847	$6,104	$5,425	$5,217

Debt:
Manufacturing operations	$641	$582	$572	$476	$450	$92	$115
Financial services operations	1,888	1,640	2,058	1,791	1,672	1,224	1,305

Total debt	$2,529	$2,222	$2,630	$2,267	$2,122	$1,316	$1,420

Total shareowners' equity	$1,279	$1,304	$1,314	$1,291	$769	$1,020	$916

(1)
Includes revenues of NFC as well as our other financial services subsidiaries.

(2)
In fiscal 2000, we recorded a pretax restructuring charge of $306 million as part of an overall plan to restructure our manufacturing and corporate operations. Of the pretax restructuring charge of $306 million, $182 million represents cash charges, of which $8 million was paid in fiscal 2000, $22 million was paid in our first six months of 2001 and a substantial majority of the remaining $152 million is expected to be paid over the next three years. For more information regarding this restructuring charge, see "Management's Discussion and Analysis of Results of Operations and Financial Condition," Note 10 to our 2000 consolidated financial statements and Note I to our second quarter 2001 consolidated financial statements, included elsewhere or incorporated by reference in this prospectus.

(3)
In fiscal 1999 and 1998, our effective tax rate was reduced by adjustments to our deferred tax asset valuation allowance in the amounts of $178 million and $45 million, respectively.

(4)
The ratio of earnings to fixed charges is determined by dividing pretax income from operations, adjusted for changes in accounting policy, interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of the interest factor. For the six months ended April 30, 2001, earnings were insufficient to cover fixed charges by $71 million.

(5)
Diluted earnings per share excluding the restructuring charge and tax valuation allowance adjustments for the fiscal 2000 to 1996 were $5.67, $5.52, $3.47, $1.65 and $0.49, respectively.

(6)
Due to the anticipated sale of Harco National Insurance Company, or Harco Insurance, within fiscal 2001, total assets for all periods presented reflects the reclassification of Harco Insurance's net assets and liabilities to other current assets. For more information regarding this reclassification, see Note 10 to our 2000 consolidated financial statements and Note I to our second quarter 2001 consolidated financial statements, included elsewhere in this prospectus.

SUPPLEMENTAL UNAUDITED FINANCIAL AND OPERATING DATA

  Navistar International Corporation (with financial services operations on an equity basis)

    The following table sets forth certain unaudited supplemental financial data of Navistar with our financial services operations set forth on an equity basis of accounting. We have included this supplemental data to assist prospective investors in evaluating an investment in the notes. This information should not be considered in isolation or as a substitute for our financial data that has been prepared in accordance with generally accepted accounting principles.

    The information set forth herein should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Unaudited Pro Forma Financial Statements," and Navistar's consolidated financial statements and the notes thereto, included elsewhere or incorporated by reference in this prospectus.

	Six Months Ended April 30,		Fiscal Year Ended October 31,
	2001	2000	2000	1999	1998	1997	1996
	(in millions)
Condensed Statement of Income:
Sales of manufactured products	$3,142	$4,399	$8,119	$8,326	$7,629	$6,147	$5,508
Other income	9	16	33	44	49	44	42

Total sales and revenues	3,151	4,415	8,152	8,370	7,678	6,191	5,550
Costs of products sold	2,745	3,636	6,737	6,826	6,464	5,274	4,818
Cost of products sold related to restructuring(1)	—	—	20	—	—	—	—

Total cost of products and services sold	2,745	3,636	6,757	6,826	6,464	5,274	4,818
Restructuring costs(1)	—	—	267	—	—	—	—
Postretirement benefits	93	109	146	216	174	214	219
Engineering and research expense	130	147	280	281	192	124	129
Sales, general and administrative expense	217	220	428	433	390	332	282
Other expense	65	85	135	140	137	83	80

Total costs and expenses	3,250	4,197	8,013	7,896	7,357	6,027	5,528

Income (loss) before income taxes:
Manufacturing operations	(99)	218	139	474	321	164	22
Financial services operations	48	53	85	117	89	78	83

Income (loss) before income taxes	(51)	271	224	591	410	242	105
Income tax (expense) benefit(2)	19	(103)	(65)	(47)	(111)	(92)	(40)

Net income (loss)	$(32)	$168	$159	$544	$299	$150	$65

	At April 30,		At October 31,
	2001	2000	2000	1999	1998	1997	1996
			(in millions)
Selected Condensed Balance Sheet Data:
Cash, cash equivalents and marketable securities	$359	$489	$294	$386	$904	$802	$707
Property and equipment, net	1,520	1,279	1,464	1,188	883	706	666
Total assets	4,693	4,842	4,698	4,978	4,337	4,111	3,815
Postretirement benefits liabilities	807	799	773	776	927	1,178	1,344
Total debt	641	582	572	476	450	92	115
Total shareowners' equity	1,279	1,304	1,314	1,291	769	1,020	916
	Six Months Ended April 30,		Fiscal Year Ended October 31,
	2001	2000	2000	1999	1998	1997	1996
	(in millions, except ratios and unit data)
Other Financial Data:
Capital expenditures	122	153	552	425	300	172	117
Depreciation and amortization	79	78	140	126	123	97	90
Interest expense (net of capitalized interest)(3)	7	11	18	34	29	6	6
Cash provided by (used in):
Operations	(98)	(149)	92	663	492	438	—
Investing programs	221	442	9	(738)	(638)	(241)	39
Financing activities	23	(49)	(55)	(109)	(76)	(76)	(48)
EBITDA(4)	$ (13)	$ 307	$ 584	$ 634	$ 473	$ 268	$ 118
Other Operating Data:
United States and Canadian retail deliveries of trucks and school buses	40,900	62,500	118,200	119,300	113,900	99,500	94,000
Unit shipments worldwide:
Trucks and school buses	44,900	68,500	124,900	129,000	127,500	104,400	95,200
OEM engines	158,800	154,800	304,400	286,500	213,700	184,000	163,200

(1)
When our financial services operations are set forth on an equity basis of accounting, our fiscal 2000 pretax restructuring charge is $287 million. Of the pretax restructuring charge of $287 million, $163 million represents cash charges, of which $8 million was paid in fiscal 2000, $17 million was paid in our six months of 2001 and a substantial majority of the remaining $138 million is expected to be paid in the next three years. For more information regarding this restructuring charge, see "Management's Discussion and Analysis of Results of Operations and Financial Condition," Note 10 to our 2000 consolidated financial statements and Note I to our second quarter 2001 consolidated financial statements, included elsewhere or incorporated by reference in this prospectus.

(2)
In fiscal 1999 and 1998, our effective tax rate was reduced by adjustments to our deferred tax asset valuation allowance in the amounts of $178 million and $45 million, respectively.

(3)
Capitalized interest for the first six months of fiscal 2001 and 2000, and for fiscal 2000, 1999, 1998, 1997 and 1996 was $20 million, $12 million, $31 million, $15 million, $12 million, $2 million and zero, respectively.

(4)
EBITDA represents income from manufacturing operations before interest expense, taxes on income, depreciation and amortization expense and restructuring charges of $287 million in fiscal 2000. We believe EBITDA provides additional information for measuring our ability to generate funds for liquidity and capital requirements. This information is presented as a supplement to the other data provided because it provides information which we believe is useful for additional analysis. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other consolidated operations or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. Further, EBITDA, as we calculate it, may not be comparable to calculations of similarly-titled measures by other companies.

EXCHANGE OFFER

Reasons for the Exchange Offer

    NIC, International and the initial purchasers entered into an exchange and registration rights agreement in connection with the original issuance of the notes. The exchange and registration rights agreement provides that we will take the following actions at our expense, for the benefit of the holders of the notes:

  •
  within 90 days after the date on which the outstanding notes were issued, we will file the exchange offer registration statement, of which this prospectus is a part, relating to the exchange offer. The exchange notes will have terms substantially identical in all material respects to the outstanding notes except that the exchange notes will not contain transfer restrictions;

  •
  we will cause the exchange offer registration statement to be declared effective under the Securities Act within 180 days after the date on which the outstanding notes were issued; and

  •
  we will keep the exchange offer open for at least 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders.

    For each of the outstanding notes surrendered in the exchange offer, the holder who surrendered the note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the later of (1) the last interest payment date on which interest was paid on the outstanding note surrendered or (2) if no interest has been paid on the outstanding note, from the date on which the outstanding notes were issued.

    If:

  •
  because of any change in law or in applicable interpretations of the law by the staff of the SEC, we are not permitted to effect an exchange offer;

  •
  the exchange offer is not consummated within 210 days of the date on which the outstanding notes were issued;

  •
  any outstanding note validly tendered pursuant to the exchange offer is not exchanged for exchange notes within 10 days after being accepted in the exchange offer;

  •
  any initial purchaser so requests with respect to outstanding notes held by the initial purchaser that are not eligible to be exchanged for exchange notes in the exchange offer;

  •
  any applicable law or interpretations do not permit any holder of outstanding notes to participate in the exchange offer; or

  •
  in the case of any holder that participates in and meets all of the requirements of the exchange offer, the holder does not receive freely transferable exchange notes in exchange for tendered notes,

then we will file as promptly as practicable, but in no event more than 20 days after so required or requested but not earlier than 90 days after the date of issuance of the notes, with the SEC, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provision of information in connection with the shelf registration statement.

Terms of the Exchange Offer

    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

    The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

  (1)
  the exchange notes bear a Series B designation and a different CUSIP number from the outstanding notes;

  (2)
  the exchange notes have been registered under the Securities Act and hence will not bear legends restricting their transfer; and

  (3)
  the holders of the exchange notes will not be entitled to certain rights under the exchange and registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the Indenture.

    As of the date of this prospectus, $400,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on             , 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

    Holders of outstanding notes do not have any appraisal or dissenters' rights under the General Corporation Law of Delaware, or the Indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

    We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

    If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder as promptly as practicable after the expiration date of the exchange offer.

    Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

    The term "expiration date" will mean 5:00 p.m., New York City time, on             , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" will mean the latest date and time to which the exchange offer is extended.

    In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

    We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "—Conditions" have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

    The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on December 1, 2001. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

    Interest on the exchange notes is payable semi-annually on each June 1 and December 1, commencing on December 1, 2001. For more information regarding the terms of the exchange notes, see "Description of the Notes."

Procedures for Tendering

    Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent's message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent's message and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

    The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

    By executing the letter of transmittal, each holder will make to us the representations set forth above in the second paragraph under the heading "—Resale of the Exchange Notes."

    The tender by a holder and our acceptance thereof will constitute agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent's message.

    The method of delivery of outstanding notes and the letter of transmittal or agent's message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

    Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal.

    Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (the "Medallion System") unless the outstanding Notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

    If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

    If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

    We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent's account with respect to the outstanding notes in accordance with DTC's procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent's account at DTC, unless an agent's message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

    All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

    Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  (A)
  the tender is made through a member firm of the Medallion System;

  (B)
  prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

  (C)
  the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent's account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

    Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

    To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

  (1)
  specify the name of the person having deposited the outstanding notes to be withdrawn;

  (2)
  identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  (3)
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding Notes into the name of the person withdrawing the tender; and

  (4)
  specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, whose determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under "—Procedures for Tendering" at any time prior to the expiration date.

Conditions

    Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

  (1)
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  (2)
  any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  (3)
  any governmental approval has not been obtained, which approval we will, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

    If we determine in our sole discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see "—Withdrawal of Tenders") or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

    BNY Midwest Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail: The Bank of New York 101 Barclay Street New York, New York 10286 Attn: Reorganization Unit-7E	By Overnight Courier and By Hand Delivery after 4:30 p.m., New York City time, on the expiration date: The Bank of New York 101 Barclay Street New York, New York 10286 Attn: Reorganization Unit-7E
By Hand Prior to 4:30 p.m., New York City time:	Facsimile Transmission:

The Bank of New York 101 Barclay Street New York, New York 10286 Corporate Trust Services Window, Ground Level Attn: Reorganization Unit-7E	The Bank of New York (212) 815-6339 Confirm Receipt of Facsimile by Telephone: (212) 815-3750
For Information Telephone: (212) 815-5920

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates' officers and regular employees.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

    We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

    The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

    The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

  (1)
  to us upon redemption thereof or otherwise;

  (2)
  so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

  (3)
  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

  (4)
  pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

    Based on existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will be freely transferable by holders of the notes, other than our affiliates, after the exchange offer without further registration under the Securities Act. See Sherman & Sterling (available July 2, 1993); Morgan Stanley & Co. Incorporated (available June 5, 1991; and Exxon Capital Holdings Corporation (available May 13, 1989). Holders of outstanding notes, however, who are our affiliates, who intend to participate in the exchange offer for purposes of distributing the new securities, or who are broker-dealers who purchased the outstanding notes from us for resale, may not freely offer, sell or transfer the outstanding notes, may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, sale or transfer of outstanding notes.

    Each holder who is eligible to and wishes to exchange its outstanding notes for exchange notes will be required to make the following representations:

  •
  any exchange notes to be received by the holder will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

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  the holder is not our affiliate as defined in Rule 405 promulgated under Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible;

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  if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes;

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  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, the holder will deliver a prospectus in connection with any resale of the exchange notes. We refer to these broker-dealers as participating broker-dealers; and

  •
  the holder is not acting on behalf of any person or entity that could not truthfully make these representations.

    Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

DESCRIPTION OF THE NOTES

General

    The outstanding notes were, and the exchange notes will be, issued under an Indenture dated as of May 31, 2001 (the "Indenture") between NIC, International and BNY Midwest Trust Company, as trustee (the "Trustee"). The outstanding notes are, and the exchange notes will be, subject to the terms of the Indenture, and Holders of the notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions" or are otherwise defined in the Indenture. Unless otherwise specifically indicated, all references in this section to "NIC" are to Navistar International Corporation and not to any of its Subsidiaries and all references this section to "Notes" are to the outstanding notes and the exchange notes.

    The Notes will be general unsecured obligations of NIC, and rank pari passu in right of payment with all existing and future unsubordinated Indebtedness of NIC and senior in right of payment to all existing and future subordinated Indebtedness of NIC. The Notes are effectively subordinated to all secured Indebtedness of NIC, if any. The Notes will mature on June 1, 2006 and bear interest at the rate per annum equal to 9 3/8%. Interest will be payable semiannually (to holders of record of Notes at the close of business on May 15 or November 15 immediately preceding the interest payment date) on June 1 and December 1 of each year, respectively, commencing December 1, 2001. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be issued in denominations of $1,000 and integral multiples of $1,000. The Notes are being offered in an aggregate principal amount of $400 million. The Indenture governing the Notes allows NIC to issue up to an additional $100 million in aggregate principal amount of notes with the same terms as the Notes offered hereby so that the additional notes will form a single series with the Notes offered hereby.

    The Notes will not have the benefit of any sinking fund.

Guarantee

    International will unconditionally guarantee (the "International Guarantee") on a senior unsecured basis, NIC's obligations under the Notes and all obligations under the Indenture. The International Guarantee will rank equally in right of payment with all existing and future liabilities of International that are not subordinated. The International Guarantee will effectively rank junior to any secured indebtedness of International to the extent of the value of the assets securing such indebtedness.

    The obligations of International under the International Guarantee will be limited as necessary to prevent the International Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

    In the event International is sold or disposed of (whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not International is the surviving corporation in such transaction to a Person which is not NIC or a Restricted Subsidiary of NIC, then International will be released from its obligations under the International Guarantee if the sale or other disposition is in compliance with the Indenture, including the covenant " — Limitation on Certain Asset Dispositions."

    In addition, International will be released from its obligations under the International Guarantee if, after giving effect to such release of the International Guarantee:

      (a) the Notes will continue to be assigned an Investment Grade rating by both Rating Agencies;

      (b) the Investment Grade rating shall not be accompanied by either (i) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof or (ii) in the case of Moody's, a negative outlook, a review for possible downgrade or the equivalent thereof;

      (c) no Default under the Indenture has occurred and is continuing; and

      (d) NIC has outstanding no other Indebtedness, which at such time has an aggregate outstanding principal amount in excess of $25 million that is guaranteed by International.

    Nothwithstanding that the Notes may thereafter cease to have an Investment Grade rating by both Rating Agencies or that the Investment Grade rating may later be accompanied by either items (i) or (ii) set forth in paragraph (b) above, International shall have no further obligation under the International Guarantee.

    As of April 30, 2001, after giving pro forma effect to the offering and the application of the net proceeds therefrom, International would have had $4 million of total indebtedness outstanding (not including any guaranteed obligations), all of which would have ranked equally with the International Guarantee.

Ranking

    The Notes will be unsecured obligations of NIC, ranking equal in right of payment with all of NIC's other unsecured and unsubordinated indebtedness, and ranking senior in right of payment to NIC's outstanding subordinated indebtedness and any of its future subordinated indebtedness. In addition, the Notes will be structurally subordinated to all of the liabilities of NIC's non-guarantor subsidiaries. As of April 30, 2001, after giving pro forma effect to the offering and the application of the net proceeds therefrom:

  •
  NIC would have had $821 million of total indebtedness outstanding (including the Notes), of which $171 million would have ranked equally with the Notes and $250 million would have been subordinated to the Notes,

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  NIC's three Mexican finance subsidiaries would have had $225 million of indebtedness that was guaranteed by NIC, which guarantee ranks equally with the Notes; and

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  NIC's non-guarantor subsidiaries would have had $2,671 million of liabilities (including trade payables), of which, $2,052 million would be liabilities of the financial services operations.

Optional Redemption

    The Notes will be redeemable, at the option of NIC, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days' prior notice mailed to the registered address of each holder of Notes to be so redeemed, at a redemption price equal to the greater of (i) 100% of their principal amount plus accrued but unpaid interest to the date of redemption or (ii)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the date of redemption to the date of maturity (except for currently accrued but unpaid interest) discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate, plus 50 basis points, plus (b) accrued but unpaid interest to the date of redemption.

Certain Covenants

    Application of Fall Away Covenants.  After such time as:

      (a) the Notes have been assigned an Investment Grade rating by both Rating Agencies;

      (b) the Investment Grade rating shall not be accompanied by either (i) in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof or (ii) in the case of Moody's, a negative outlook, a review for possible downgrade or the equivalent thereof; and

      (c) no Default under the Indenture has occurred and is continuing,

and notwithstanding that the Notes may later cease to have an Investment Grade rating by both Rating Agencies or that the Investment Grade rating may later be accompanied by either items (i) or (ii) set forth in paragraph (b) above, NIC and its Restricted Subsidiaries will not be subject to the following agreements and covenants contained in the Indenture:

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  "Limitation on Incurrence of Indebtedness",

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  "Limitation on Certain Asset Dispositions",

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  "Limitation on Restricted Payments",

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  "Limitation on Preferred Stock of Restricted Subsidiaries",

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  "Limitation on Transactions with Affiliates",

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  "Limitation on Payment Restrictions Affecting Restricted Subsidairies",

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  clauses (1)(a) and (3) of the first paragraph of "Limitation on Sale/Leaseback Transactions", and

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  clause (2) of the first paragraph of "Merger, Consolidation, Etc."

A change in the rating on the Notes by either Rating Agency shall be deemed to have occurred on the date that such Rating Agency shall have publicly announced the change.

    Limitation on Liens.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens upon any of their respective properties or assets (including, without limitation, any asset in the form of the right to receive payments, fees or other consideration or benefits) whether owned on the Issue Date or acquired after the Issue Date, other than:

      (1) Liens granted by NIC on property or assets of NIC securing Indebtedness of NIC that is permitted by the Indenture and that is pari passu with the Notes; provided, that the Notes are secured on an equal and ratable basis with such Liens;

      (2) Liens granted by NIC on property or assets of NIC securing Indebtedness of NIC that is permitted by the Indenture and that is subordinated to the Notes, provided, that the Notes are secured by Liens ranking prior to such Liens;

      (3) Permitted Liens;

      (4) Liens in respect of Acquired Indebtedness permitted by the Indenture; provided, that the Liens in respect of such Acquired Indebtedness secured such Acquired Indebtedness at the time of the incurrence of such Acquired Indebtedness and such Liens and the Acquired Indebtedness were not incurred by NIC or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by NIC, and provided, further that such Liens in respect of such Acquired Indebtedness do not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of NIC;

      (5) Liens granted in connection with any Qualified Securitization Transaction;

      (6) Liens arising from claims of holders of Indebtedness against funds held in a defeasance trust for the benefit of such holders; and

      (7) Liens on property or assets of NIC or any Restricted Subsidiary securing Indebtedness permitted by the Indenture not to exceed the greater of (A) $100.0 million and (B) the sum of (1) 85.0% of the total book value of accounts receivable and (2) 50.0% of the total book value of inventory, in each case as reflected on NIC's most recent consolidated financial statements prepared in accordance with GAAP.

    Limitation on Incurrence of Indebtedness.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to incur, directly or indirectly, any Indebtedness, except:

      (1) Indebtedness of NIC, if immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the net proceeds thereof, the Consolidated Cash Flow Ratio of NIC for the four full fiscal quarters for which quarterly or annual financial statements are available next preceding the incurrence of such Indebtedness would be greater than 2.25 to 1.00;

      (2) Indebtedness outstanding on the Issue Date;

      (3) Indebtedness incurred pursuant to the $125.0 million Credit Agreement dated as of November 26, 1997 among Camiones Motores International de Mexico S.A. de C.V. ("Navimex"), NIC and the lenders listed therein (the "Navimex Loan Agreement"), as such agreement, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase as is permitted under the terms of the Indenture), substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements, or other modifications of the foregoing);

      (4) Indebtedness owed by NIC to any Wholly Owned Subsidiary of NIC or Indebtedness owed by a Subsidiary of NIC to NIC or a Wholly Owned Subsidiary of NIC; provided, that, upon either

        (a) the transfer or other disposition by such Wholly Owned Subsidiary or NIC of any Indebtedness so permitted under this clause (4) to a Person other than NIC or another Wholly Owned Subsidiary of NIC or

        (b) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than NIC or another such Wholly Owned Subsidiary of NIC, the provisions of this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale. transfer or other disposition, as the case may be;

      (5) Indebtedness of NIC or its Restricted Subsidiaries under any Interest Rate Protection Agreement or Currency Agreement to the extent entered into to hedge any other Indebtedness permitted under the Indenture;

      (6) Acquired Indebtedness to the extent NIC could have incurred such Indebtedness in accordance with clause (1) above on the date such Indebtedness became Acquired Indebtedness;

      (7) Indebtedness incurred by NIC or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker's compensation claims or self-insurance;

      (8) Indebtedness arising from agreements of NIC or a Restricted Subsidiary of NIC providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary of NIC;

      (9) Obligations in respect of performance and surety bonds and completion guarantees provided by NIC or any Restricted Subsidiary of NIC in the ordinary course of business;

      (10) Indebtedness consisting of notes issued to employees, officers or directors in connection with the redemption or repurchase of Capital Stock held by such Persons in an aggregate amount not in excess of $10.0 million at any time outstanding;

      (11) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into by NIC or its Restricted Subsidiaries in the ordinary course;

      (12) the International Guarantee and the Guarantees by NIC or any of its Restricted Subsidiaries of Indebtedness of NIC or any Restricted Subsidiary permitted to be incurred under another provision of the covenant; provided, that such Guarantee is incurred at the same time as such other Indebtedness (other than with respect to International's guarantee of the 1998 Notes);

      (13) Indebtedness incurred to renew, extend, refinance or refund (collectively for purposes of this clause (13) to "refund") any Indebtedness incurred pursuant to clauses (1) or (2) above; provided, that:

        (a) such Indebtedness does not exceed the principal amount (or accreted amount, if less) of Indebtedness so refunded plus the amount of any premium required to be paid in connection with such refunding pursuant to the terms of the Indebtedness refunded or the amount of any premium reasonably determined by NIC as necessary to accomplish such refunding by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of NIC or such Restricted Subsidiary incurred in connection therewith and

        (b) (I) in the case of any refunding of Indebtedness that is pari passu with the Notes, such refunding Indebtedness is made pari passu with or subordinate in right of payment to such Notes, and, in the case of any refunding of Indebtedness that is subordinate in right of payment to the Notes, such refunding Indebtedness is subordinate in right of payment to such Notes on terms no less favorable to the Holders than those contained in the Indebtedness being refunded,

          (II) in either case, the refunding Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued does not have an Average Life that is less than the remaining Average Life of the Indebtedness being refunded and does not permit redemption or other retirement (including pursuant to any required offer to purchase to be made by NIC or any of its Restricted Subsidiaries) of such Indebtedness at the option of the holder thereof prior to the final stated maturity of the Indebtedness being refunded, other than a redemption or other retirement at the option of the holder of such Indebtedness (including pursuant to a required offer to purchase made by NIC or any of its Restricted Subsidiaries) which is conditioned upon a change of control of NIC pursuant to provisions substantially similar to those contained in the Indenture described under "—Change of Control" below and

          (III) Indebtedness of a Restricted Subsidiary may not be incurred to refund any Indebtedness of NIC;

      (14) Indebtedness of NIC under the Notes and the Exchange Notes;

      (15) the consummation of any Qualified Securitization Transaction;

      (16) Attributable Indebtedness relating to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices; and

      (17) Indebtedness of NIC or its Restricted Subsidiaries, not otherwise permitted to be incurred pursuant to clauses (1) through (16) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (17), has an aggregate principal amount not in excess of $100.0 million at any time outstanding.

    Limitation on Preferred Stock of Restricted Subsidiaries.  The Indenture provides that NIC will not cause or permit any of its Restricted Subsidiaries to issue any Preferred Stock other than to NIC or to another Restricted Subsidiary.

    Limitation on Restricted Payments.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to directly or indirectly:

      (1) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of its Capital Stock or to the holders thereof in their capacity as stockholders, excluding any (a) dividend or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire its Qualified Capital Stock or (b) in the case of any Restricted Subsidiary of NIC, dividends or distributions payable to NIC or a Restricted Subsidiary of NIC;

      (2) purchase, redeem, or otherwise acquire or retire for value shares of Capital Stock of NIC or a Restricted Subsidiary of NIC, any securities convertible or exchangeable into shares of Capital Stock of NIC or a Restricted Subsidiary of NIC or any options, warrants or rights to purchase or acquire shares of Capital Stock of NIC or a Restricted Subsidiary of NIC, excluding any such shares of Capital Stock, options, warrants, rights or securities which are owned by NIC or a Restricted Subsidiary of NIC;

      (3) make any Investment (other than a Permitted Investment) in, or payment on a guarantee of any obligation of, any Person; or

      (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Indebtedness which is subordinate in right of payment to the Notes (each of the transactions described in clauses (1) through (4) (other than any exception to any such clause) being a "Restricted Payment"), if at the time thereof:

      (1) an Event of Default, or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, or

      (2) upon giving effect to such Restricted Payment, NIC could not incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of " — Limitation on Incurrence of Indebtedness" above, or

      (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments made on or after the 1998 Notes Issue Date exceeds the sum (without duplication) of:

        (a) 50% of cumulative Consolidated Net Income of NIC (or, in the case cumulative Consolidated Net Income of NIC shall be negative, less 100% of such deficit) for the period (treated as an accounting period) from the 1998 Notes Issue Date through the last day of NIC's most recently ended fiscal quarter for which financial statements are available; plus

        (b) 100% of the aggregate net cash proceeds received after the 1998 Notes Issue Date, including the fair market value of readily marketable securities from the issuance of Qualified Capital Stock of NIC and warrants, rights or options on Qualified Capital Stock of NIC (other than in respect of any such issuance to a Subsidiary of NIC) and the principal amount of Indebtedness of NIC or a Subsidiary of NIC that has been converted into or exchanged for Qualified Capital Stock of NIC which Indebtedness was incurred after the 1998 Notes Issue Date; plus

        (c) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the 1998 Notes Issue Date, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, less the cost of the disposition of such Investment; provided, that at the time any such Investment is made NIC delivers to the Trustee a resolution of the Board of Directors of NIC to the effect that, for purposes of this " — Limitation on Restricted Payments" covenant, such Investment constitutes a Restricted Payment made after the 1998 Notes Issue Date; plus

        (d) an amount equal to the sum of (I) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to NIC or any Restricted Subsidiary from, or with respect to, interests in Unrestricted Subsidiaries, and (II) the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by NIC or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the 1998 Notes Issue Date; plus

        (e) $25.0 million.

    For purposes of determining the amount expended for Restricted Payments under this clause (3), property other than cash shall be valued at its fair market value.

    Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

      (1) any dividend on any class of Capital Stock of NIC or any of its Restricted Subsidiaries paid within 60 days after the declaration thereof if, on the date when the dividend was declared, NIC or any of its Restricted Subsidiaries, as the case may be, could have paid such dividend in accordance with the provisions of the Indenture;

      (2) the renewal, extension, refunding or refinancing of any Indebtedness otherwise permitted pursuant to the terms of the Indenture described in clause (13) of " — Limitation on Incurrence of Indebtedness" above;

      (3) the exchange or conversion of any Indebtedness of NIC or any of its Restricted Subsidiaries for or into Qualified Capital Stock of NIC;

      (4) any Restricted Payments, including loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements, in each case as approved by the Board of Directors of NIC in its good faith judgment;

      (5) so long as no Default or Event of Default has occurred and is continuing, any Investment made with the proceeds of a substantially concurrent sale of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

      (6) the redemption, repurchase, retirement or other acquisition of any Capital Stock of NIC in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

      (7) so long as no Event of Default has occurred and is continuing, the redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness of NIC in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of NIC) of Qualified Capital Stock of NIC; provided, that the proceeds of such sale of Qualified Capital Stock shall not be (and have not been) included in clause (3) of the preceding paragraph;

      (8) Investments in Navistar Financial Corporation made pursuant to the Support Agreement to the extent required by the Support Agreement;

      (9) the declaration and payment of dividends to holders of any class of Preferred Stock issued after the Issue Date; provided, that at the time of the issuance of such Preferred Stock, NIC, after giving pro forma effect to such issuance, would have been able to incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of " — Limitation on Incurrence of Indebtedness" above;

      (10) so long as no Event of Default has occurred and is continuing, any purchase or redemption or other retirement for value of Capital Stock of NIC required pursuant to any shareholders agreement, management agreement or employee stock option agreement in accordance with the provisions of any such arrangement in an amount not to exceed $10.0 million in the aggregate;

      (11) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

      (12) payments not to exceed $500,000 per annum in the aggregate to enable NIC to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

      (13) so long as no Event of Default has occurred and is continuing, the redemption of any stock purchase rights under a rights plan in an aggregate amount not to exceed $1.0 million; and

      (14) so long as no Event of Default has occurred and is continuing, Investments in Permitted Joint Ventures and designations of Restricted Subsidiaries as Unrestricted Subsidiaries; provided, that after giving pro forma effect to such Investment, NIC could incur at least $1.00 of additional Indebtedness pursuant to the terms of the Indenture described in clause (1) of " — Limitation on Incurrence of Indebtedness" above.

    Each Restricted Payment described in clauses (1), (4), (8) and (10) of the previous sentence shall be taken into account (and the Restricted Payments described in the remaining clauses shall not be taken into account) for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph. In addition, all Restricted Payments made from the 1998 Notes Issue Date to the Issue Date that are not taken into account for purposes of computing the aggregate amount of all Restricted Payments under the indentures relating to the 1998 Notes shall not be taken into account for purposes of computing the aggregate amount of all Restricted Payments made pursuant to clause (3) of the preceding paragraph.

    Limitation on Certain Asset Dispositions.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make one or more Asset Dispositions unless:

      (1) NIC or the Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of (as determined in good faith by NIC);

      (2) not less than 75% of the consideration for the disposition consists of cash or readily marketable cash equivalents or the assumption of Indebtedness (other than non-recourse Indebtedness or any Indebtedness subordinated to the Notes) of NIC or such Restricted Subsidiary or other obligations relating to such assets (and release of NIC or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); and

      (3) all Net Available Proceeds, less any amounts invested or committed to be invested within 360 days of such Asset Disposition in assets related to the business of NIC (including capital expenditures or the Capital Stock of another Person (other than NIC or any Person that is a Restricted Subsidiary of NIC immediately prior to such investment); provided, that immediately after giving effect to any such investment (and not prior thereto) such Person shall be a Restricted Subsidiary of NIC), are applied, on or prior to the 360th day after such Asset Disposition (unless and to the extent that NIC shall determine to make an Offer to Purchase), either to

        (a) the permanent reduction and prepayment of any Indebtedness of NIC (other than Indebtedness which is expressly subordinate to the applicable issue of Notes) then outstanding (including a permanent reduction of commitments in respect thereof) or

        (b) the permanent reduction and repayment of any Indebtedness of any Restricted Subsidiary of NIC then outstanding (including a permanent reduction of commitments in respect thereof).

  The 361st day after such Asset Disposition shall be deemed to be the "Asset Sale Offer Trigger Date," and the amount of Net Available Proceeds from Asset Dispositions otherwise subject to the preceding provisions not so applied or as to which NIC has determined not to so apply shall be referred to as the "Unutilized Net Available Proceeds." Within fifteen days after the Asset Sale Offer Trigger Date, NIC shall make an Offer to Purchase the outstanding applicable issue of Notes at a purchase price in cash equal to 100% of their principal amount plus any accrued and unpaid interest thereon to the Purchase Date. Notwithstanding the foregoing, NIC may defer making any Offer to Purchase outstanding Notes until there are aggregate Unutilized Net Available Proceeds equal to or in excess of $25.0 million (at which time, the entire Unutilized Net Available Proceeds, and not just the amount in excess of $25.0 million, shall be applied as required pursuant to this paragraph). Pending application of the Unutilized Net Available Proceeds pursuant to this covenant, such Unutilized Net Available Proceeds shall be invested in Permitted Investments of the types described in clauses (1), (2) and (3) of the definition of "Permitted Investments."

    If any Indebtedness of NIC or any of its Restricted Subsidiaries ranking pari passu with the Notes requires that prepayment of, or an offer to prepay, such Indebtedness be made with any Net Available Proceeds, NIC may apply such Net Available Proceeds pro rata (based on the aggregate principal amount of the Notes then outstanding and the aggregate principal amount (or accreted value, if less) of all such other Indebtedness then outstanding) to the making of an Offer to Purchase the Notes in accordance with the foregoing provisions and the prepayment or the offer to prepay such pari passu Indebtedness. Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by NIC for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero, subject to any subsequent Asset Disposition. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under " — Merger, Consolidation, Etc." below.

    Notwithstanding the foregoing, the provisions of this covenant shall not apply to any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

    In the event that NIC makes an Offer to Purchase the Notes, NIC shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that with the passing of time or giving of notice, or both, would constitute an Event of Default.

    NIC's ability to repurchase the Notes may be limited by other then-existing borrowing agreements of NIC and its Restricted Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See " — Certain Covenants — Limitation on Restricted Payments."

    Limitation on Sale/Leaseback Transactions.  The Indenture provides that NIC shall not, and shall not cause or permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

      (1) NIC or such Restricted Subsidiary would be entitled to (a) incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to clause (1) of " — Limitation on Incurrence of Indebtedness" and (b) create a Lien on such property securing such Attributable Indebtedness without securing the Notes pursuant to " — Limitation on Liens;"

      (2) the net proceeds received by NIC or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

      (3) NIC applies the proceeds of such transaction in compliance with " — Limitation on Certain Asset Dispositions."

Notwithstanding the foregoing, the provisions of this covenant shall not prohibit NIC or any Restricted Subsidiary from entering into any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices.

    Limitation on Payment Restrictions Affecting Restricted Subsidiaries.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

      (1) pay dividends, in cash or otherwise, or make other payments or distributions on its Capital Stock or any other equity interest or participation in, or measured by, its profits, owned by NIC or by any Restricted Subsidiary of NIC, or make payments on any Indebtedness owed to NIC or to any Restricted Subsidiary of NIC;

      (2) make loans or advances to NIC or to any Restricted Subsidiary of NIC; or

      (3) transfer any of their respective property or assets to NIC or to any Restricted Subsidiary of NIC.

    The preceding restrictions, however, will not apply to encumbrances or restrictions existing under or by reason of:

      (1) applicable law or regulations;

      (2) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary of NIC;

      (3) Indebtedness or any other contractual requirements (including pursuant to any corporate governance documents in the nature of a charter or by-laws) of a Securitization Subsidiary arising in connection with a Qualified Securitization Transaction, provided, that any such encumbrances and restrictions apply only to such Securitization Subsidiary;

      (4) any agreement in effect on the Issue Date as any such agreement is in effect on such date;

      (5) any agreement relating to any Indebtedness incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary became a Subsidiary of NIC and outstanding on such date and not incurred in anticipation or contemplation of becoming a Subsidiary of NIC, provided, such encumbrance or restriction shall not apply to any assets of NIC or its Restricted Subsidiaries other than such Restricted Subsidiary; and

      (6) the Indenture.

    Limitation on Transactions with Affiliates.  The Indenture provides that NIC will not, and will not cause or permit any of its Restricted Subsidiaries to:

      (1) sell, lease, transfer or otherwise dispose of any of its property or assets to,

      (2) purchase any property or assets from,

      (3) make any Investment in, or

      (4) enter into or amend or extend any contract, agreement or understanding with or for the benefit of, any Affiliate of NIC or of any Subsidiary (an "Affiliate Transaction"),

other than Affiliate Transactions that are on terms that are fair and reasonable to NIC or such Restricted Subsidiary of NIC and that are no less favorable to NIC or such Restricted Subsidiary of NIC than those that could be obtained in a comparable arm's length transaction by NIC or such Restricted Subsidiary of NIC from an unaffiliated party; provided, that if NIC or any Restricted Subsidiary of NIC enters into an Affiliate Transaction or series of Affiliate Transactions involving or having an aggregate value of more than $20.0 million, a majority of the disinterested members of the Board of Directors of NIC or a committee thereof shall, prior to the consummation of such Affiliate Transaction, have determined (as evidenced by a resolution thereof) that such Affiliate Transaction meets the foregoing standard.

    The foregoing restrictions shall not apply to:

      (1) any transaction between Restricted Subsidiaries of NIC, or between NIC and any Restricted Subsidiary of NIC if such transaction is not otherwise prohibited by the terms of the Indenture;

      (2) transactions entered into pursuant to the terms of the Master Intercompany Agreement and the Tax Allocation Agreement;

      (3) transactions entered into in the ordinary course of business;

      (4) Qualified Securitization Transactions;

      (5) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of NIC or any Subsidiary as determined in good faith by NIC's Board of Directors or senior management;

      (6) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such management or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

      (7) Restricted Payments permitted by the Indenture;

      (8) loans or advances to employees or consultants in the ordinary course of business and consistent with past practices in an aggregate amount outstanding at any time not to exceed $10.0 million;

      (9) joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture which are fair to NIC or its Restricted Subsidiaries, in the reasonable determination of the senior management of NIC, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

      (10) any employment or compensation arrangement entered into by NIC or any of its Restricted Subsidiaries in the ordinary course of business that is not otherwise prohibited by the Indenture.

    Limitation on Guarantees by Restricted Subsidiaries.  The Indenture provides that NIC shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee the payment of any Indebtedness of NIC, which, in the aggregate, together with all other Indebtedness of NIC that is guaranteed by Restricted Subsidiaries, does not exceed $25 million, unless such Restricted Subsidiary of NIC simultaneously executes and delivers a supplemental indenture to the Indenture providing for the guarantee of payment of the Notes by such Restricted Subsidiary of NIC; provided, any guarantee by a Subsidiary Guarantor of such other Indebtedness:

      (1) (a) (I) is unsecured or (II) is secured and (A) in the case of any such guarantee of Indebtedness of NIC ranking pari passu with the Notes, the Subsidiary Guarantees are secured equally and ratably with any Liens securing such guarantee and (B) in the case of any such guarantee of Indebtedness of NIC subordinated to the Notes, the relevant Subsidiary Guarantees are secured on a basis ranking prior to the Liens securing such guarantee and

        (b) (I) in the case of any such guarantee of Indebtedness of NIC subordinated or junior to the Notes (whether pursuant to its terms or by operation of law), such guarantee is subordinated pursuant to a written agreement to the relevant Subsidiary Guarantees at least to the same extent and in the same manner as such other Indebtedness is subordinated to the Notes, or (II) the Subsidiary Guarantees are not subordinated or junior to any Indebtedness of such Subsidiary Guarantor; and

      (2) such Subsidiary Guarantor waives, and agrees it will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against NIC or any other Subsidiary of NIC as a result of any payment by it under such Subsidiary Guarantees.

    Notwithstanding the foregoing, any Subsidiary Guarantee shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the unconditional release or discharge of such Subsidiary Guarantor's guarantees of all other Indebtedness of NIC (other than a release resulting from payment under such Subsidiary Guarantor's guarantees) or (b) any sale, exchange or transfer, to any Person not an Affiliate of NIC, of all (but not less than all) of the Capital Stock of such Subsidiary Guarantor, or all or substantially all of the assets of such Subsidiary Guarantor, pursuant to a transaction which is in compliance with all of the terms of the Indenture.

    Change of Control.  Upon the occurrence of a Change of Control (the date of each such occurrence being the "Change of Control Date"), NIC will notify the Holders in writing of such occurrence and will commence an Offer to Purchase (the "Change of Control Offer") all Notes then outstanding, in each case, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Purchase Date. Notice of a Change of Control will be mailed by NIC to the Holders not more than 30 days after any Change of Control Date.

    None of the provisions relating to a purchase upon a Change of Control are waivable by the Board of Directors of NIC. NIC could, in the future, enter into certain transactions, including certain recapitalizations of NIC, that would not constitute a Change of Control with respect to the Change of Control purchase feature of the Notes, but would increase the amount of Indebtedness outstanding at such time. If a Change of Control were to occur, there can be no assurance that NIC would have sufficient funds to pay the redemption price for all Notes that NIC is required to redeem. In the event that NIC were required to purchase outstanding Notes pursuant to a Change of Control Offer, NIC expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that NIC would be able to obtain such financing.

    With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture (including as set forth under " — Merger, Consolidation, Etc." below)

varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders are subject to a Change of Control Offer.

    NIC's ability to repurchase the Notes may be limited by other then- existing borrowing agreements of NIC and its Subsidiaries. There can be no assurance that NIC will be able to obtain such a consent or a waiver of such limitations. See " — Certain Covenants — Limitation on Restricted Payments."

    If an offer is made to redeem the Notes as a result of a Change of Control, NIC will comply with all tender offer rules under state and Federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer.

    The Change of Control redemption feature of the Notes may in certain circumstances make more difficult or discourage a takeover of NIC and, thus, the removal of incumbent management.

    Reports.  So long as any Note is outstanding, NIC will file with the Commission and, within 15 days after it files them with the Commission, file with the Trustee and mail or cause the Trustee to mail to the Holders at their addresses as set forth in the registers of the Notes, copies of the annual reports and of the information, documents and other reports which NIC is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or which NIC would be required to file with the Commission if NIC then had a class of securities registered under the Exchange Act. In addition, NIC shall cause its annual report to stockholders and any quarterly or other financial reports furnished to its stockholders generally to be filed with the Trustee and mailed, no later than the date such materials are mailed or made available to NIC's stockholders, to the Holders at their addresses as set forth in the registers of Notes.

    Merger, Consolidation, Etc.  NIC will not, in a single transaction or series of related transactions, consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of (and NIC will not cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of NIC's and its Restricted Subsidiaries' assets (determined on a consolidated basis for NIC and its Restricted Subsidiaries) to any Person or adopt a Plan of Liquidation unless:

      (1) either (a) NIC shall be the surviving or continuing corporation or (b) the Person (if other than NIC) formed by such consolidation or into which NIC is merged or the Person which acquires by conveyance, transfer or lease the properties and assets of NIC and its Restricted Subsidiaries substantially as an entirety or in the case of a Plan of Liquidation, or Person to which assets of NIC and its Restricted Subsidiaries have been transferred (I) shall be a corporation, limited liability company or partnership organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (II) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of NIC to be performed or observed;

      (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), NIC (in the case of clause (a) of the foregoing clause (1)) or such Person (in the case of clause (II) thereof) could incur at least $1.00 of additional Indebtedness pursuant to clause (1) of " — Limitation on Incurrence of Indebtedness";

      (3) immediately before and after giving effect to such transaction and the assumption contemplated by clause (1)(b)(II) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing (subject, in the case of the Notes, to the applicability of the covenant described under "Certain Covenants — Covenant Suspension for the Notes"); and

      (4) NIC or such Person shall have delivered to the Trustee (a) an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease or Plan of Liquidation and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with this provision of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied and (b) a certificate from NIC's independent certified public accountants stating that NIC has made the calculations required by clause (2) above in accordance with the terms of the Indenture.

    Notwithstanding the foregoing:

      (1) a Restricted Subsidiary of NIC may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, NIC or another Restricted Subsidiary of NIC without complying with clause (2) of the preceding paragraph;

      (2) a series of transactions involving the sale of Receivables or interests therein by a Securitization Subsidiary in connection with a Qualified Securitization Transaction shall not be deemed to be the sale of all or substantially all of NIC's assets to the extent such transactions are consummated in the ordinary course of business; and

      (3) the provisions of clause (1) of the preceding paragraph shall not prohibit NIC or any Restricted Subsidiary from selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of its assets to a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants — Limitation on Restricted Payments."

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

    Upon any such consolidation, merger, conveyance, lease or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which NIC is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, NIC under the Indenture with the same effect as if such successor had been named as NIC therein, and thereafter (except in the case of a sale, assignment, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

Events of Default

    The following are Events of Default under the Indenture:

      (1) default in the payment of principal of, or premium, if any, or liquidated damages (as required by the Registration Rights Agreement) on any Note when due at maturity, upon repurchase, upon acceleration or otherwise, including, without limitation, failure of NIC to repurchase any Note on the date required following a Change of Control; or

      (2) default in the payment of any installment of interest on any Note when due and continuance of such Default for 30 days or more; or

      (3) failure to observe, perform or comply with any of the provisions described under "Certain Covenants — Merger, Consolidation, Etc." above; or

      (4) default (other than a default set forth in clauses (1), (2) and (3) above) in the performance of, or breach of, any other covenant or warranty of NIC or of any Restricted Subsidiary in the Indenture, or in the Notes and failure to remedy such default or breach within a period of 30 days after written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes; or

      (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by NIC or any Subsidiary of NIC (or the payment of which is guaranteed by NIC or any Restricted Subsidiary of NIC), which default is caused by a failure to pay principal of or premium, if any, on such Indebtedness upon its stated maturity or which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $20.0 million or more and such acceleration has not been rescinded or annulled or such Indebtedness discharged in full within 30 days; or

      (6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against NIC or any Subsidiary of NIC or any of their respective property or assets in an aggregate amount in excess of $20.0 million, which judgments, orders or decrees have not been vacated, discharged, satisfied or stayed pending appeal within 30 days from the entry thereof and with respect to which legal enforcement proceedings have been commenced; or

      (7) certain events of bankruptcy, insolvency or reorganization involving NIC or any Material Subsidiary of NIC.

    If an Event of Default (other than an Event of Default specified in clause (7) above involving NIC) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee shall upon the request of Holders of not less than 25% in aggregate principal amount of the Notes then outstanding, declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all the Notes then outstanding to be due and payable, by a notice in writing to NIC (and to the Trustee, if given by Holders) and upon such declaration such principal amount, premium, if any, and accrued and unpaid interest will become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary. If an Event of Default specified in clause (7) above involving NIC occurs, all unpaid principal of, and premium, if any, and accrued and unpaid interest on the Notes then outstanding will ipso facto become due and payable.

    No Holder of any Note may enforce the Indenture or the Notes except as provided in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, with respect to the Indenture the Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, or that resulted from the failure of NIC to comply with the provisions of " — Certain Covenants — Change of Control" or " — Merger, Consolidation, Etc." above) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may rescind an acceleration of the Notes and its consequences if all existing Events of Default (other than the nonpayment of principal of and premium, if any, and interest on the Notes which has become due solely by virtue of such acceleration) have been cured or waived and if the rescission would not conflict with any judgment or decree. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the Holders of all the Notes, waive any past Default or Event of Default under the Indenture and its consequences, except a Default in the payment of principal of or premium, if any, or interest on the Notes or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of all Holders.

    Under the Indenture, two executive officers of NIC are required to provide a certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Amendment, Supplement and Waiver

    From time to time, NIC, when authorized by a resolution of its Board of Directors, and the Trustee, may, without the consent of the Holders, amend, waive or supplement the Indenture and the Notes issued thereunder for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the TIA, or making any change that does not adversely affect the rights of any Holder; provided that NIC has delivered to the Trustee an opinion of counsel stating that such change does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture and the Notes issued thereunder may be made by NIC, and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the Notes issued under the Indenture then outstanding.

    Notwithstanding the foregoing, no amendment or modification may, without the consent of the Holder of each outstanding Note affected thereby:

      (1) change the maturity of the principal of or any installment of interest on the Notes or repurchase provisions of the Notes or the Indenture in a manner adverse to the Holders of the Notes;

      (2) reduce the principal amount of (or the premium) of the Notes;

      (3) reduce the rate of or extend the time for payment of interest on the Notes;

      (4) change the place or currency of payment of principal of (or premium) or interest on the Notes;

      (5) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture or the Notes subject thereto or the right of the Holders of the Notes outstanding thereunder to institute suit for the enforcement of any payment on or with respect to the Notes or the modification and amendment of the Indenture and the Notes (other than to add sections of such Indenture or such Notes which may not be amended, supplemented or waived without the consent of each Holder herein affected);

      (6) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes outstanding thereunder or for waiver of any Default in respect thereof;

      (7) waive a default in the payment of principal of, interest on, or redemption payment with respect to, the Notes (except a rescission of acceleration of the Notes by the Holders thereof as provided in the Indenture and a waiver of the payment default that resulted from such acceleration);

      (8) modify the ranking or priority of the Notes; or

      (9) modify the provisions relating to any Offer to Purchase required under the covenants described under " — Certain Covenants — Limitation on Certain Asset Dispositions" or " — Certain Covenants — Change of Control" in a manner materially adverse to the Holders of the Notes affected thereby.

Defeasance or Covenant Defeasance of the Indenture

    NIC may, at its option and at any time, terminate the obligations of NIC with respect to the Notes ("defeasance"). Such defeasance means that NIC shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes so defeased, except for:

      (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

      (2) NIC's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes;

      (3) the rights, powers, trusts, duties and immunities of the Trustee; and

      (4) the defeasance provisions of the Indenture. In addition, NIC may, at its option and at any time, elect to terminate its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under " — Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes so defeased ("covenant defeasance").

    In order to exercise either defeasance or covenant defeasance:

      (1) NIC must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes to be defeased, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes to be defeased to redemption or maturity;

      (2) NIC shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the outstanding Notes to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the act of such defeasance or covenant defeasance had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws);

      (3) no Default or Event of Default under the Indenture shall have occurred and be continuing immediately after giving effect to such deposit;

      (4) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of NIC;

      (5) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which NIC is a party or by which it is bound;

      (6) NIC shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

      (7) NIC shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with.

    Notwithstanding the foregoing, the opinion of counsel required by clause (2) above need not be delivered if at such time all outstanding Notes have been irrevocably called for redemption.

Satisfaction and Discharge

    The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes issued thereunder, as expressly provided for in the Indenture) as to all outstanding Notes issued thereunder when:

      (1) either

        (a) all the Notes issued thereunder theretofore authenticated and delivered (except lost, stolen or destroyed Notes issued thereunder which have been replaced or paid and Notes issued thereunder for whose payment money has theretofore been deposited in trust or segregated and held in trust by NIC and thereafter repaid to NIC or discharged from such trust) have been delivered to the Trustee for cancellation or

        (b) all Notes issued thereunder not theretofore delivered to the Trustee for cancellation have become due and payable and NIC has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes issued thereunder not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes issued thereunder to the date of deposit together with irrevocable instructions from NIC directing the Trustee to apply such funds to the payment thereof at maturity;

      (2) NIC has paid all other sums payable under the Indenture by NIC; and

      (3) NIC has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

    The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

    The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

    The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of NIC, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions, provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

    "Acquired Indebtedness" of any specified Person means Indebtedness of any other Person and its Restricted Subsidiaries existing at the time such other Person merged with or into or became a Restricted Subsidiary of such specified Person or assumed by the specified Person in connection with the acquisition of assets from such other Person and not incurred by the specified Person in connection with or in anticipation of (a) such other Person and its Restricted Subsidiaries being merged with or into or becoming a Restricted Subsidiary of such specified Person or (b) such acquisition by the specified Person.

    "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person, as the case may be. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of the referent Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

    "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of:

      (1) shares of Capital Stock of a Restricted Subsidiary of NIC (other than directors' qualifying shares) or

      (2) property or assets of NIC or any of its Restricted Subsidiaries.

    Notwithstanding the foregoing, an Asset Disposition shall not include:

      (1) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary of NIC to NIC or to any Restricted Subsidiary of NIC;

      (2) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;

      (3) any isolated sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $5.0 million;

      (4) the grant in the ordinary course of business of any license of patents, trademarks, registrations therefor and other similar intellectual property;

      (5) the granting of any Lien (or foreclosure thereon) securing Indebtedness to the extent that such Lien is granted in compliance with " — Certain Covenants — Limitation on Liens" above;

      (6) any sale, transfer or other disposition constituting a Permitted Investment or Restricted Payment permitted by " — Certain Covenants — Limitation on Restricted Payments" above;

      (7) any disposition of assets or property in the ordinary course of business to the extent such property or assets are obsolete, worn-out or no longer useful in NIC's or any of its Subsidiaries' business;

      (8) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of NIC as permitted under " — Certain Covenants — Merger, Consolidation, etc.";

      (9) sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Subsidiary for the fair market value thereof, including cash in an amount at least equal to 90% of the fair market value thereof as determined in accordance with GAAP; and

      (10) transfers of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Transaction.

    "Asset Sale Offer Trigger Date" has the meaning set forth in " — Certain Covenants — Limitation on Certain Asset Dispositions."

    An "Associate" of, or a Person "associated" with, any Person, means:

      (1) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

      (2) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

    "Attributable Indebtedness" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing

      (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by

      (2) the sum of all such principal or liquidation value payments.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock, including each class of Common or Preferred Stock of such Person, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock.

    "Capitalized Lease Obligation" means obligations under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of the Indenture, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP. The Stated Maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

    "Change of Control" means the occurrence of one or more of the following events:

      (1) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by NIC or International, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of NIC representing 35% or more of the combined voting power of NIC's then outstanding Voting Stock;

      (2) the following individuals cease for any reason to constitute more than two-thirds of the number of directors then serving on the Board of Directors of NIC: individuals who, on the Issue Date, constitute the Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of NIC) whose appointment or election by the Board of Directors or nomination for election by NIC's stockholders was approved (a) by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or (b) with respect to directors whose appointment of election to the Board of Directors was made by the holders of NIC's nonconvertible junior preference stock, series B, by the holders of such preference stock;

      (3) the shareholders of NIC shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture);

      (4) NIC consolidates with or merges with or into another Person, other than a merger or consolidation of NIC in which the holders of the Common Stock of NIC outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the Common Stock of the surviving corporation immediately after such consolidation or merger; or

      (5) NIC or any Restricted Subsidiary of NIC, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of NIC and the Restricted Subsidiaries of NIC (determined on a consolidated basis) to any Person (other than a Permitted Joint Venture in a transaction entered into in compliance with "Certain Covenants — Limitation on Restricted Payments"); provided, that neither (a) the merger of a Restricted Subsidiary of NIC into NIC or into any Restricted Subsidiary of NIC nor (b) a series of transactions involving the sale of Receivables or interests therein in the ordinary course of business by a Securitization Subsidiary in connection with a Qualified Securitization Transaction, shall be deemed to be a Change of Control.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of NIC, the Capital Stock of which constitutes all or substantially all of the properties and assets of NIC, shall be deemed to be the transfer of all or substantially all of the properties and assets of NIC.

    "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

    "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Securities (and which is not callable prior to maturity) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Securities to be redeemed.

    "Comparable Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time on the third business day preceding such redemption date.

    "Comparable Treasury Price" means with respect to any redemption date for the Securities:

      (1) the average of four Comparable Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Comparable Treasury Dealer Quotations, or

      (2) if the Trustee obtains fewer than four such Comparable Treasury Dealer Quotations, the average of all such quotations.

    "Consolidated Cash Flow Available For Fixed Charges" of any Person means for any period the Consolidated Net Income of such Person for such period plus (to the extent Consolidated Net Income for such period has been reduced thereby):

      (1) Consolidated Interest Expense of such Person for such period; plus

      (2) Consolidated Tax Expense of such Person for such period; plus

      (3) the consolidated depreciation and amortization expense included in the income statement of such Person prepared in accordance with GAAP for such period; plus

      (4) any other non-cash charges to the extent deducted from or reflected in Consolidated Net Income except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; minus

      (5) any non-cash items increasing Consolidated Net Income for such period; minus

      (6) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated Cash Flow Available For Fixed Charges in any prior period.

    "Consolidated Cash Flow Ratio" of any Person means for any period the ratio of

      (1) Consolidated Cash Flow Available for Fixed Charges of such Person for such period to

      (2) Consolidated Fixed Charges for such period; provided, however, that all incurrences and repayments of Indebtedness (including the incurrence giving rise to such calculation and any repayments in connection therewith) and all dispositions (including discontinued operations) or acquisition of assets (other than in the ordinary course of business) made during or after such period and on or prior to the date of determination shall be given pro forma effect as if they occurred on the first day of such four-quarter period.

    Calculations of pro forma amounts in accordance with this definition shall be done in accordance with Article 11 of Regulation S-X under the Securities Act or any successor provision.

    "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

      (1) Consolidated Interest Expense; and

      (2) the product of (a) the amount of all dividend requirements (whether or not declared) on Preferred Stock of such Person, whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated Federal, state, local and foreign tax rate (expressed as a decimal number between 1 and 0) of such Person (as reflected in the audited consolidated financial statements of such Person for the most recently completed fiscal year).

    In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

      (1) interest on Indebtedness determined on a fluctuating basis as of the date of determination and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the date of determination;

      (2) if interest on any Indebtedness actually incurred on the date of determination may be optionally determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the date of determination will be deemed to have been in effect during the relevant four-quarter period reference; and

      (3) notwithstanding the foregoing, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest swap agreements, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

    "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate of the interest expense (without deduction of interest income) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, including:

      (1) all amortization of original issue discount;

      (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person during such period;

      (3) net cash costs under all Interest Rate Protection Agreements (including amortization of fees);

      (4) all capitalized interest; and

      (5) the interest portion of any deferred payment obligations for such period.

    "Consolidated Net Income" means, with respect to any Person for any period, the consolidated net income (or deficit) of such Person and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP; provided, that the net income of any other Person (other than a Restricted Subsidiary) shall be included only to the extent of the amount that has been actually received by the referent Person or a Restricted Subsidiary of the referent Person in the form of cash dividends or other cash distributions (other than payments in respect of debt obligations), and provided, further, that there shall be excluded:

      (1) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it became a Restricted Subsidiary of the referent Person or is merged into or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

      (2) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

      (3) any gain or loss, together with any related provisions for taxes, realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale-leaseback transactions) of any property or assets which are not sold or otherwise disposed of in the ordinary course of business (provided that sales of Receivables or interests therein pursuant to Qualified Securitization Transactions shall be deemed to be in the ordinary course of business) and upon the sale or other disposition of any Capital Stock of any Subsidiary of the referent Person;

      (4) any extraordinary gain or extraordinary loss together with any related provision for taxes and any one time gains or losses (including, without limitation, those related to the adoption of new accounting standards) realized by the referent Person or any of its Restricted Subsidiaries during the period for which such determination is made;

      (5) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

      (6) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

      (7) the net income of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof).

    "Consolidated Stockholders' Equity" as of any date means with respect to any Person the amount, determined in accordance with GAAP, by which the assets of such Person and of its Restricted Subsidiaries on a consolidated basis exceed the sum of (1) the total liabilities of such Person and of its Restricted Subsidiaries on a consolidated basis, plus (2) any redeemable Preferred Stock of such Person.

    "Consolidated Subsidiary" of any Person means a Restricted Subsidiary which for financial reporting purposes is or, in accordance with GAAP, should be, accounted for by such Person as a consolidated Subsidiary.

    "Consolidated Tax Expense" means, with respect to any Person for any period, the aggregate of the U.S. Federal, state and local tax expense attributable to taxes based on income and foreign income tax expenses of such Person and its Consolidated Subsidiaries for such period (net of any income tax benefit), determined in accordance with GAAP other than taxes (either positive or negative) attributable to extraordinary or unusual gains or losses or taxes attributable to sales or dispositions of assets.

    "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect NIC or any of its Restricted Subsidiaries against fluctuations in currency values to or under which NIC or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

    "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default (as defined in the Indenture).

    "Disqualified Capital Stock" means any Capital Stock that, other than solely at the option of the issuer thereof, by its terms (or by the terms of any security into which it is convertible or exchangeable) is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, prior to the first anniversary of the Maturity Date or has, or upon the happening of an event or the passage of time would have, a redemption or similar payment due on or prior to the first anniversary of the Maturity Date, or is convertible into or exchangeable for debt securities at the option of the holder thereof at any time prior to the first anniversary of the Maturity Date.

    "Event of Default" has the meaning set forth under " — Events of Default" herein.

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

    "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

      (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keepwell, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

      (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

    "incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "incurrence," "incurred," "incurable" and "incurring" shall have meanings correlative to the foregoing), provided that the accrual of interest (whether such interest is payable in cash or in kind) and the accretion of original issue discount shall not be deemed an incurrence of Indebtedness, provided, further, that:

      (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) of NIC shall be deemed to be incurred or issued, as the case may be, by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of NIC; and

      (2) any amendment, modification or waiver of any document pursuant to which Indebtedness was previously incurred shall not be deemed to be an incurrence of Indebtedness unless and then only to the extent such amendment, modification or waiver increases the principal or premium thereof or interest rate thereon (including by way of original issue discount).

    "Indebtedness" means, with respect to any Person, at any date, any of the following, without duplication:

      (1) any liability, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by a note, bond, debenture or similar instrument or letters of credit (including a purchase money obligation) or (c) for the payment of money relating to a Capitalized Lease Obligation or other obligation (whether issued or assumed) relating to the deferred purchase price of property, but excluding trade accounts payable of such Person arising in the ordinary course of business;

      (2) all conditional sale obligations and all obligations under any title retention agreement (even if the rights and remedies of the seller under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable of such Person arising in the ordinary course of business;

      (3) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction entered into in the ordinary course of business;

      (4) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than in connection with property subject to a Qualified Securitization Transaction) on any asset or property (including, without limitation, leasehold interests and any other tangible or intangible property) of such Person, whether or not such Indebtedness is assumed by such Person or is not otherwise such Person's legal liability; provided, that if the obligations so secured have not been assumed by such Person or are otherwise not such Person's legal liability, the amount of such Indebtedness for the purposes of this definition shall be limited to the lesser of the amount of such Indebtedness secured by such Lien or the fair market value of the assets or property securing such Lien;

      (5) all Indebtedness of others (including all dividends of other Persons the payment of which is) guaranteed, directly or indirectly, by such Person or that is otherwise its legal liability or which such Person has agreed to purchase or repurchase or in respect of which such Person has agreed continently to supply or advance funds;

      (6) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends if any;

      (7) all obligations under Currency Agreements and Interest Rate Protection Agreements; and

      (8) all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person.

    For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall he determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance without duplication at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date, provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in accordance with GAAP.

    "Independent Investment Banker" means J.P. Morgan Securities Inc. or Credit Suisse First Boston Corporation (and their successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution selected by NIC.

    "Interest Rate Protection Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect a Person or any Restricted Subsidiary against fluctuations in interest rates to or under which such Person or any Restricted Subsidiary of such Person is a party or a beneficiary on the Issue Date or becomes a party or a beneficiary thereafter.

    "Investment" by any Person means any direct or indirect:

      (1) loan, advance or other extension of credit (other than a guarantee) or capital contribution (by means of transfers of cash or other property (valued at the fair market value thereof as of the date of transfer) to others or payments for property or services for the account or use of others, or otherwise other than in the ordinary course of business);

      (2) purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness);

      (3) assumption of the Indebtedness of any other Person; and

      (4) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

    Investments shall exclude (a) transactions between the Navistar Financial Corporation and International Truck and Engine Corporation pursuant to the Master Intercompany Agreement and (b) extensions of loans, trade credit and advances to customers and suppliers to the extent made in the ordinary course of business. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under " — Certain Covenants — Limitation on Restricted Payments,"

      (1) "Investment" shall include the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of NIC at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that if such designation is made in connection with the acquisition of such Subsidiary or the assets owned by such Subsidiary, the "Investment" in such Subsidiary shall be deemed to be the consideration paid in connection with such acquisition; provided, further, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, NIC shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (a) NIC's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to NIC's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation and

      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Investment Grade" means:

      (1) with respect to S&P any of the rating categories from and including AAA to and including BBB-; and

      (2) with respect to Moody's any of the rating categories from and including Aaa to and including Baa3.

    "Issue Date" means the date on which the Notes are originally issued under the Indenture.

    "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting tide or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction but excluding any such filing or agreement which reflects ownership by a third party of

      (1) property leased to the referent Person or any of its Restricted Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement or

      (2) accounts, general intangibles or chattel paper sold to the referent Person.

    "Master Intercompany Agreement" means the Master Intercompany Agreement dated as of April 26, 1993 and as amended on September 30, 1996, between Navistar Financial Corporation and International Truck and Engine Corporation (formerly known as Navistar International Transportation Corp.), as it may be amended, modified, supplemented or restated from time to time in accordance with the terms of the Indenture.

    "Material Subsidiary" means, at any date of determination, any Subsidiary of NIC that, together with its Subsidiaries,

      (1) for the most recent fiscal year of NIC accounted for more than 5% of the consolidated revenues of NIC or

      (2) as of the end of such fiscal year, was the owner of more than 5% of the consolidated assets of NIC, all as set forth on the most recently available consolidated financial statements of NIC and its Consolidated Subsidiaries for such fiscal year prepared in conformity with GAAP.

    "Maturity Date" means June 1, 2006.

    "Moody's" means Moody's Investors Service and its successors.

    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of:

      (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of accountants, brokers, printers and other similar entities) and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

      (2) all payments made by such Person or its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

      (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

      (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant of the Indenture described under " — Certain Covenants — Limitation on Certain Asset Dispositions"); and

      (5) all distributions and other payments made to minority interest holders, if any, in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

    "1998 Notes" means collectively, the 2003 Senior Notes and the 2008 Senior Subordinated Notes.

    "1998 Notes Issue Date" means February 4, 1998, the date on which the 2003 Senior Notes and the 2008 Senior Subordinated Notes were originally issued under the indentures dated as of February 4, 1998, among NIC, as issuer and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

    "Offer to Purchase" means a written offer (the "Offer") sent by NIC by first class mail, postage prepaid, to each Holder at its address appearing in the register for the Notes on the date of the Offer, offering to purchase up to the principal amount of the Notes in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of such Notes within five Business Days after the Expiration Date. NIC shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to such Trustee) prior to the mailing of the Offer of NIC's obligation to make an Offer to Purchase, and the Offer shall be mailed by NIC or, at NIC's request, by the Trustee in the name and at the expense of NIC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender such Notes pursuant to the Offer to Purchase. The Offer shall also state:

      (1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

      (2) the Expiration Date and the Purchase Date;

      (3) the aggregate principal amount of the outstanding Notes offered to be purchased by NIC pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

      (4) the purchase price to be paid by NIC for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

      (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

      (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

      (7) that interest on any Note not tendered or tendered but not purchased by NIC pursuant to the Offer to Purchase will continue to accrue;

      (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

      (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if NIC or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to NIC and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

     (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if NIC (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

     (11) that (I) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase all such Notes and (II) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, NIC shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any Holder whose Note is purchased only in part, NIC shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in all aggregate principal amount equal to and in exchange for the unpurchased portion of the Note or Notes so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "Permitted Investments" means:

      (1) Investments in marketable, direct obligations issued or guaranteed by the United States of America, or any governmental entity or agency or political subdivision thereof (provided, that the good faith and credit of the United States of America is pledged in support thereof), maturing within one year of the date of purchase;

      (2) Investments in commercial paper issued by corporations or financial institutions maturing within 180 days from the date of the original issue thereof, and rated "P-1" or better by Moody's or "A-1" or better by S&P or an equivalent rating or better by any other nationally recognized securities rating agency;

      (3) Investments in certificates of deposit issued or acceptances accepted by or guaranteed by any bank or trust company organized under the laws of the United States of America or any state thereof or the District of Columbia, in each case having capital, surplus and undivided profits totaling more than $500,000,000, maturing within one year of the date of purchase;

      (4) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks;

      (5) any acquisition of the Capital Stock of any Person; provided, that after giving effect to any such acquisition such Person shall become a Restricted Subsidiary of NIC;

      (6) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

      (7) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

      (8) any interest swap or hedging obligation with an unaffiliated Person otherwise permitted by the Indenture (including, without limitation, any Currency Agreement and any Interest Rate Protection Agreement otherwise permitted by the Indenture);

      (9) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under " — Certain Covenants — Limitation on Certain Asset Dispositions" above;

     (10) Investments for which the sole consideration provided is Qualified Capital Stock of NIC; provided, that the issuance of such Qualified Capital Stock is not included in the calculation set forth in clause (3) of the first paragraph of " — Certain Covenants — Limitation on Restricted Payments";

     (11) loans and advances to employees made in the ordinary course of business in an aggregate amount not to exceed $10.0 million at any one time outstanding;

     (12) Investments outstanding on the Issue Date;

     (13) Investments in NIC or a Wholly Owned Subsidiary;

     (14) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of such trade creditor, supplier or customer;

     (15) Investments in any Person after the Issue Date in an aggregate amount not in excess of $20.0 million at any one time outstanding; and

     (16) Investments in publicly traded equity or publicly traded Investment Grade debt obligations issued by a corporation (other than NIC or an affiliate of NIC) organized under the laws of any State of the United States of America and subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act in an aggregate amount not in excess of $50.0 million at any one time outstanding.

    "Permitted Joint Venture" means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which NIC is engaged, or a reasonably related business, and the Capital Stock of which is owned by NIC and one or more Persons other than NIC or any affiliate of NIC.

    "Permitted Liens" mean:

      (1) Liens for taxes, assessments and governmental charges (other than any Lien imposed by the Employee Retirement Income Security Act of 1974, as amended) that are not yet delinquent or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

      (2) statutory mechanics', workmen's, materialmen's, operators' or similar Liens imposed by law and arising in the ordinary course of business for sums which are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been established or other provisions have been made in accordance with generally accepted accounting principles;

      (3) minor imperfections of, or encumbrances on, title that do not impair the value of property for its intended use;

      (4) Liens (other than any Lien under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

      (5) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

      (6) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of NIC or of any of its Restricted Subsidiaries;

      (7) Liens (including extensions and renewals thereof) upon real or tangible personal property acquired after the Issue Date; provided, that

        (a) such Lien is created solely for the purpose of securing Indebtedness that is incurred in accordance with the Indenture to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within 180 days after the later of the acquisition, the completion of construction or the commencement of full operation of such property,

        (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and

        (c) any such Lien shall not extend to or cover any property or assets of NIC or of any Restricted Subsidiary of NIC other than such item of property or assets and any improvements on such item;

      (8) leases or subleases granted to others that do not materially interfere with the ordinary course of business of NIC or of any Restricted Subsidiary of NIC;

      (9) any interest or title of a lessor in the property subject to any Capitalized Lease Obligation, provided that any transaction related thereto otherwise complies with the Indenture;

     (10) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

     (11) Liens arising from the rendering of a final judgment or order against NIC or any Restricted Subsidiary of NIC that does not give rise to an Event of Default;

     (12) Liens securing reimbursement obligations with respect to letters of credit incurred in accordance with the Indenture that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     (13) Liens in favor of the Trustee arising under the Indenture;

     (14) any lien existing on property, shares of stock or Indebtedness of a Person at the time such Person becomes a Restricted Subsidiary of NIC or is merged with or consolidated into NIC or a Restricted Subsidiary of NIC or at the time of sale, lease or other disposition of the properties of any Person as an entirety or substantially as an entirety to NIC or any Restricted Subsidiary of NIC;

     (15) Liens on property of any Subsidiary of NIC to secure Indebtedness for borrowed money owed to NIC or to another Restricted Subsidiary of NIC;

     (16) Liens in favor of NIC;

     (17) Liens existing on the Issue Date;

     (18) Liens in favor of custom and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods;

     (19) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Rate Protection Agreement;

     (20) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of NIC or its Restricted Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; and

     (21) Liens arising out of consignment or similar arrangements for the sale of goods entered into by NIC or any Restricted Subsidiary in the ordinary course of business in accordance with industry practice.

    "Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

      (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person; and

      (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

    "Preferred Stock" means, as applied to the Capital Stock of any Person, the Capital Stock of such Person (other than the Common Stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

    "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock or convertible into or exchangeable or exercisable for Disqualified Capital Stock.

    "Qualified Securitization Transaction" means any transaction or series of transactions that have been or may be entered into by any of the Restricted Subsidiaries of NIC in connection with or reasonably related to a transaction or series of transactions in which any of the Restricted Subsidiaries of NIC may sell, convey or otherwise transfer to

      (1) a Securitization Subsidiary or

      (2) any other Person, or may grant a security interest in, any Receivables or interests therein secured by the merchandise or services financed thereby (whether such Receivables are then existing or arising in the future) of any of the Restricted Subsidiaries of NIC, and any assets related thereto including, without limitation, all security or ownership interests in merchandise or services financed thereby, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

    "Rating Agency" means each of (1) S&P and (2) Moody's.

    "Receivables" means any right of payment from or on behalf of any obligor, whether constituting an account, chattel paper, instrument, general intangible or otherwise, arising from the financing by any Restricted Subsidiary of NIC of merchandise or services, and monies due thereunder, security or ownership interests in the merchandise and services financed thereby, records related thereto, and the right to payment of any interest or finance charges and other obligations with respect thereto, proceeds from claims on insurance policies related thereto, any other proceeds related thereto, and any other related rights.

    "Reference Treasury Dealer" means J.P. Morgan Securities Inc. or Credit Suisse First Boston Corporation and their successors and three other primary U.S. Government securities dealers in New York City (each, a "Primary Treasury Dealer") appointed by NIC; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, NIC will appoint in its place another investment banking firm as a Primary Treasury Dealer.

    "Restricted Subsidiary" means any Subsidiary of NIC that is not an Unrestricted Subsidiary.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby NIC or a Restricted Subsidiary transfers such property to a person and NIC or a Restricted Subsidiary leases it from such Person.

    "Securitization Subsidiary" means a Subsidiary of NIC which engages in no activities other than those reasonably related to or in connection with the entering into of securitization transactions and which is designated by the Board of Directors of NIC (as provided below) as a Securitization Subsidiary:

      (1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

        (a) is guaranteed by NIC or any Restricted Subsidiary of NIC,

        (b) is recourse to or obligates NIC or any Restricted Subsidiary of NIC in any way other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction or

        (c) subjects any property or asset of NIC or any Restricted Subsidiary of NIC, directly or indirectly, continently or otherwise, to any Lien or to the satisfaction thereof, other than pursuant to representations, warranties and covenants (including those related to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction;

      (2) with which neither NIC nor any Restricted Subsidiary of NIC

        (a) provides any credit support or

        (b) has any contract, agreement, arrangement or understanding other than on terms that are fair and reasonable and that are no less favorable to NIC or such Restricted Subsidiary than could be obtained from an unrelated Person (other than, in the case of subclauses (a) and (b) of this clause (2), representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Receivables to such Securitization Subsidiary); and

      (3) with which neither NIC nor any Restricted Subsidiary of NIC has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of NIC shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolutions of the Board of Directors of NIC giving effect to such designation.

    "S&P" means Standard & Poor's Ratings Services and its successors.

    "Stated Maturity" means, with respect to any security or Indebtedness of a Person, the date specified therein as the fixed date on which any principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase thereof at the option of the holder thereof).

    "Subsidiary" of any Person means

      (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Restricted Subsidiaries of such Person or by such Person and one or more Restricted Subsidiaries of such Person or

      (2) any other Person (other than a trust formed in connection with a Qualified Securitization Transaction) in which such Person, a Restricted Subsidiary of such Person or such Person and one or more Restricted Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

    "Subsidiary Guarantee" means the International Guarantee and each Subsidiary Guarantee of the Notes issued pursuant to " — Guarantee" or " — Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries" above.

    "Subsidiary Guarantor" means International and each Restricted Subsidiary of NIC that becomes a guarantor of the Notes pursuant to " — Guarantee" or " — Certain Covenants — Limitation on Guarantees by Restricted Subsidiaries" above.

    "Support Agreement" means the Amended and Restated Parent's Side Agreement dated as of November 8, 1994 between NIC and International Truck and Engine Corporation, formerly known as Navistar International Transportation Corp.

    "Tax Allocation Agreement" means the Tax Allocation Agreement among NIC and its subsidiaries, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time.

    "Treasury Rate" means, with respect to any redemption date for the Securities,

      (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue, if no maturity is within three months before or after the maturity date for the Securities yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month, or

      (2) if such release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the Comparable Treasury Price for such redemption date.

    "2003 Senior Notes" means the $100 million aggregate principal amount of 7% Senior Notes due 2003 originally issued under the indenture dated as of February 4, 1998, among NIC, as issuer and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

    "2008 Senior Subordinated Notes" means the $250 million aggregate principal amount of 8% Senior Subordinated Notes due 2008 originally issued under the indenture dated as of February 4, 1998, among NIC, as issuer and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

    "Unrestricted Subsidiary" means:

      (1) each of Navistar Financial Corporation, Arrendadora Financiera Navistar S.A. de C.V., Servicios Financieros Navistar S.A. de C.V., Servicios Financieros NFC, S.A. de C.V., Navistar Comercial, S.A. de C.V., Harbour Assurance Company of Bermuda Limited, Navistar Acceptance Corporation Limited, the DealCor Subsidiaries of International that are treated on an equity basis by NIC on the Issue Date, and their respective Subsidiaries until such time as it is designated a Restricted Subsidiary pursuant to the second succeeding sentence;

      (2) any Subsidiary of NIC (other than International as long as the International Guarantee is in effect) that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

      (3) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of NIC (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or holds any Lien on any property of, NIC or any other Restricted Subsidiary of NIC; provided, that either

      (1) the Subsidiary to be so designated has total assets of $1,000 or less or

      (2) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under " — Certain Covenants — Limitation on Restricted Payments."

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (a) if such Unrestricted Subsidiary at such time has Indebtedness, NIC could incur $1.00 of additional Indebtedness under clause (1) of the covenant described under " — Certain Covenants — Limitation on Incurrence of Indebtedness" and (b) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by NIC to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

    "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

    "Wholly Owned Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person all the outstanding shares of Capital Stock (other than directors' qualifying shares, if applicable) of which are owned directly by such Person or another Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

    The exchange notes will be issued in the form of one or more registered, global notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The global notes will be deposited on the date of the issuance of the exchange notes with, or on behalf of, DTC, and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee. Holders may hold their interests in the global notes directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in DTC, including Euroclear Bank S.G.I.N.V., as operator of the Euroclear System, or Clearstream Banking, sociéte anomyne.

    All interests in the global notes, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Book-Entry Procedures for the Global Notes

    The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We do not take any responsibility for these operations or procedures, and holders are urged to contact the relevant system or its participants directly to discuss these matters.

    DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and

  •
  a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

    DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, which eliminates the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers, including the Initial Purchasers; banks and trust companies; clearing corporations and some other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a participant in DTC, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

    We expect that pursuant to procedures established by DTC:

  •
  upon deposit of each global note, DTC will credit the accounts of participants in DTC designated by the initial purchasers with an interest in the global note; and

  •
  ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC, with respect to the interests of participants, and the records of participants and the indirect participants, with respect to the interests of persons other than participants in DTC.

    The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of the interest.

    So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

  •
  will not be entitled to have notes represented by such global note registered in their names;

  •
  will not receive or be entitled to receive physical delivery of certificated notes; and

  •
  will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the Indenture.

    Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, then DTC would authorize its participants to take the action and the participants would authorize holders owning through participants to take the action or would otherwise act upon the instruction of such holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

    Payments with respect to the principal of and premium, if any, additional interest, if any, and interest (including additional interest, if any) on, any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing those notes under the Indenture. Under the terms of the Indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment on the notes and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

    Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or

Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

    Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. These cross-market transactions, however, will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter party in that system in accordance with the rules and procedures and within the established deadlines, Brussels time, of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

    Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interest in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

    Although DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform the procedures, and the procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

    If:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation;

  •
  we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the Indenture; or

  •
  upon the occurrence of certain other events as provided in the indenture;

    then, upon surrender by DTC of the global notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes. Upon any such issuance, the trustee is required to register the certificated notes in the name of that person or persons, or their nominee, and cause the certified notes to be delivered thereto.

    Neither we nor the trustee will be liable for any delay by DTC or any participant or indirect participant in DTC in identifying the beneficial owners of the related notes and each of those persons may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a general discussion of material United States federal income tax consequences of the exchange offer. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who are original beneficial owners of the notes and who hold such notes as capital assets ("Holders"). This discussion does not address specific tax consequences that may be relevant to particular persons (including, for example, pass-through entities (e.g., partnerships) or persons who hold the notes through pass-through entities, individuals who are U.S. expatriates, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or foreign currency, persons that have a functional currency other than the U.S. dollar and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not address U.S. federal alternative minimum tax consequences, and does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

    Holders of the notes are urged to consult their tax advisors concerning the United States federal income tax consequences to them of the exchange offer, as well as the application of state, local and foreign income and other tax laws.

    Based upon advice of our counsel, we believe that the exchange of outstanding notes for registered notes in the exchange offer will not constitute a taxable event for Holders. As a result, (1) a Holder should not recognize taxable gain or loss as a result of exchanging outstanding notes for exchange notes pursuant to the exchange offer, (2) the holding period of the exchange notes should include the holding period of the notes exchanged therefor, and (3) the adjusted tax basis of the exchange notes should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

PLAN OF DISTRIBUTION

    Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

    We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

    Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we are required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of the shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

    The validity of the exchange notes and the related guarantee and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis, a partnership that includes professional corporations, Chicago, Illinois.

EXPERTS

    The consolidated financial statements of Navistar International Corporation and Consolidated Subsidiaries as of October 31, 2000 and 1999 and for each of the three years in the period ended October 31, 2000 included in this prospectus and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K for the year ended October 31, 2000 were audited by Deloitte & Touche LLP, independent auditors, as set forth in their reports included herein and elsewhere in the registration statement, and have been included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The following Unaudited Pro Forma Statements of Income for the year ended October 31, 2000, and the six months ended April 30, 2001 and 2000, give effect to the completion of the initial offering and the application of the net proceeds therefrom as if that transaction had occurred at the beginning of the earliest period presented.

    The unaudited pro forma financial data presented in this prospectus are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Income do not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that we believe are reasonable. You should read the Unaudited Pro Forma Financial Statements and the accompanying notes in conjunction with Navistar's consolidated financial statements and the notes thereto, included elsewhere in this prospectus.

P–1

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA STATEMENT OF INCOME
For the Six Months Ended April 30, 2000

	Historical	Offering Adjustments	Pro Forma
	(in millions)
Sales of manufactured products	$4,399	$—	$4,399
Finance and insurance revenue	133	—	133
Other income	22	—	22

Total sales and revenues	4,554	—	4,554

Costs of products and services sold	3,656	—	3,656
Postretirement benefits	109	—	109
Engineering and research expense	147	—	147
Sales, general and administrative expense	250	—	250
Interest expense(1)	68	13	81
Other expenses	53	—	53

Total costs and expenses	4,283	13	4,296

Income before income taxes	271	(13)	258
Income tax expense(3)	(103)	4	(99)

Net income	$168	$(9)	$159

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA STATEMENT OF INCOME
For the Fiscal Year Ended October 31, 2000

	Historical	Offering Adjustments	Pro Forma
	(in millions)
Sales of manufactured products	$8,119	$—	$8,119
Finance and insurance revenue	288	—	288
Other income	44	—	44

Total sales and revenues	8,451	—	8,451

Costs of products and services sold	6,794	—	6,794
Restructuring costs	286	—	286
Postretirement benefits(2)	146	(2)	144
Engineering and research expense	280	—	280
Sales, general and administrative expense	488	—	488
Interest expense(1)	146	28	174
Other expenses	87	—	87

Total costs and expenses	8,227	26	8,253

Income before income taxes	224	(26)	198
Income tax expense(3)	(65)	9	(56)

Net income	$159	$(17)	$142

P–2

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES
UNAUDITED PRO FORMA STATEMENT OF INCOME
For the Six Months Ended April 30, 2001

	Historical	Offering Adjustments	Pro Forma
	(in millions)
Sales of manufactured products	$3,142	$—	$3,142
Finance and insurance revenue	135	—	135
Other income	24	—	24

Total sales and revenues	3,301	—	3,301

Costs of products and services sold	2,761	—	2,761
Postretirement benefits	93	—	93
Engineering and research expenses	130	—	130
Sales, general and administrative expense	258	—	258
Interest expense(1)	83	13	96
Other expenses	27	—	27

Total costs and expenses	3,352	13	3,365

Income (loss) before income taxes	(51)	(13)	(64)
Income tax (expense) benefit(3)	19	4	23

Net income (loss)	$(32)	$(9)	$(41)

P–3

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME

(1)
Reflects additional interest expense and amortization of deferred financing costs related to the issuances of the notes, less the interest expense related to the repayment of the Navimex loan, as follows.

	Six Months Ended April 30, 2000	Six Months Ended April 30, 2001	Fiscal Year Ended October 31, 2000
	(in millions)
Interest expense on Notes (rate 9.375%)	$19	$19	$38
Amortization of deferred financing costs	—	—	2
Less: Interest on Navimex loan (14.04% x $83 million)	6	6	12

Net increase	$13	$13	$28

(2)
Represents a reduction in post-retirement benefit expense due to lower profit-sharing.

(3)
Adjusts the provision for income taxes on a pro forma basis to reflect our estimated statutory federal tax rate.

P–4

F–1

INDEPENDENT AUDITORS' REPORT

Navistar International Corporation,
Its Directors and Shareowners:

    We have audited the Statement of Financial Condition of Navistar International Corporation and Consolidated Subsidiaries as of October 31, 2000 and 1999 and the related Statements of Income, Comprehensive Income and Cash Flow for each of the three years in the period ended October 31, 2000. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Navistar International Corporation and Consolidated Subsidiaries at October 31, 2000 and 1999, and the results of their operations and their cash flow for each of the three years in the period ended October 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

Chicago, Illinois
December 11, 2000 (May 31, 2001 as to Note 19)

F–2

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF INCOME

	For the Years Ended October 31
	2000	1999	1998
	(Millions of dollars, except per share data)
Sales and revenues
Sales of manufactured products	$8,119	$8,326	$7,629
Finance and insurance revenue	288	256	201
Other income	44	60	55

Total sales and revenues	8,451	8,642	7,885

Costs and expenses
Cost of products and services sold	6,774	6,862	6,498
Cost of products sold related to restructuring	20	—	—

Total cost of products and services sold	6,794	6,862	6,498
Restructuring and loss on anticipated sale of business	286	—	—
Postretirement benefits	146	216	174
Engineering and research expense	280	281	192
Sales, general and administrative expense	488	486	427
Interest expense	146	135	105
Other expense	87	71	79

Total costs and expenses	8,227	8,051	7,475

Income before income taxes	224	591	410
Income tax expense	65	47	111

Net income	159	544	299
Less dividends on Series G preferred stock	—	—	11

Net income applicable to common stock	$159	$544	$288

Earnings per share
Basic	$2.62	$8.34	$4.16
Diluted	$2.58	$8.20	$4.11
Average shares outstanding (millions)
Basic	60.7	65.2	69.1
Diluted	61.5	66.4	70.0

See Notes to Financial Statements.

F–3

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF COMPREHENSIVE INCOME

	For the Years Ended October 31
	2000	1999	1998
	(Millions of dollars)
Net income	$159	$544	$299

Other comprehensive income (loss), net of tax:
Minimum pension liability adjustment, net of tax of $(1), $(81) and $76 million	34	152	(144)
Foreign currency translation adjustments and other	(14)	(18)	5

Other comprehensive income (loss), net of tax	20	134	(139)

Comprehensive income	$179	$678	$160

See Notes to Financial Statements.

F–4

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF FINANCIAL CONDITION

	As of October 31
	2000	1999
	(Millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$297	$243
Marketable securities	57	138
Receivables, net	1,035	1,550
Inventories	648	625
Deferred tax asset, net	198	229
Other assets	139	118

Total current assets	2,374	2,903
Marketable securities	37	94
Finance and other receivables, net	1,467	1,244
Property and equipment, net	1,778	1,475
Investments and other assets	234	190
Prepaid and intangible pension assets	297	274
Deferred tax asset, net	664	667

Total assets	$6,851	$6,847

LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$482	$192
Accounts payable, principally trade	1,091	1,396
Other liabilities	742	911

Total current liabilities	2,315	2,499
Debt: Manufacturing operations	437	445
Financial services operations	1,711	1,630
Postretirement benefits liability	660	634
Other liabilities	414	348

Total liabilities	5,537	5,556

Commitments and contingencies
Shareowners' equity
Series D convertible junior preference stock	4	4
Common stock
(75.3 million shares issued)	2,139	2,139
Retained earnings (deficit)	(143)	(297)
Accumulated other comprehensive loss	(177)	(197)
Common stock held in treasury, at cost (15.9 million and 12.1 million shares held)	(509)	(358)

Total shareowners' equity	1,314	1,291

Total liabilities and shareowners' equity	$6,851	$6,847

See Notes to Financial Statements.

F–5

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF CASH FLOW

	For the Years Ended October 31
	2000	1999	1998
	(Millions of dollars)
Cash flow from operations
Net income	$159	$544	$299
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	199	174	159
Deferred income taxes	56	185	149
Deferred tax asset valuation allowance and other tax adjustments	(20)	(178)	(45)
Postretirement benefits funding (in excess of) less than expense	(3)	47	(373)
Non-cash restructuring charge	124	—	—
Other, net	(10)	(31)	(16)
Change in operating assets and liabilities:
Receivables	591	(445)	(192)
Inventories	(34)	(129)	(13)
Prepaid and other current assets	1	(24)	(1)
Accounts payable	(288)	139	192
Other liabilities	(89)	20	202

Cash provided by operations	686	302	361

Cash flow from investment programs
Purchases of retail notes and lease receivables	(1,450)	(1,442)	(1,263)
Collections/sales of retail notes and lease receivables	1,089	1,282	1,071
Purchases of marketable securities	(192)	(396)	(837)
Sales or maturities of marketable securities	328	726	521
Capital expenditures	(553)	(427)	(302)
Proceeds from sale-leasebacks	90	—	—
Property and equipment leased to others	(90)	(108)	(125)
Investment in affiliates	(1)	(71)	(7)
Capitalized interest and other	(28)	(15)	(6)

Cash used in investment programs	(807)	(451)	(948)

Cash flow from financing activities
Issuance of debt	241	196	577
Principal payments on debt	(90)	(135)	(119)
Net increase in notes and debt outstanding under bank revolving credit facility and commercial paper programs	175	88	348
Purchases of common stock	(151)	(144)	(189)
Redemption of Series G preferred stock	—	—	(240)
Dividends paid and other	—	(3)	(9)

Cash provided by financing activities	175	2	368

Cash and cash equivalents
Increase (decrease) during the year	54	(147)	(219)
At beginning of the year	243	390	609

Cash and cash equivalents at end of the year	$297	$243	$390

See Notes to Financial Statements.

F–6

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

1.  SUMMARY OF ACCOUNTING POLICIES

Basis of Consolidation

    Navistar International Corporation is a holding company, whose principal operating subsidiary is International Truck and Engine Corporation (International), formerly Navistar International Transportation Corp. As used hereafter, "company" or "Navistar" refers to Navistar International Corporation and its consolidated subsidiaries. Navistar operates in three principal industry segments: truck, engine (collectively called "manufacturing operations") and financial services.

    The company's truck segment is engaged in the manufacture and marketing of Class 5 through 8 trucks, including school buses, and operates primarily in the United States (U.S.) and Canada as well as in Mexico, Brazil and other selected export markets. The company's engine segment is engaged in the design and manufacture of mid-range diesel engines and operates primarily in the U.S. and Brazil. The financial services operations of the company provide wholesale, retail and lease financing, and domestic commercial physical damage and liability insurance coverage to the company's dealers and retail customers and to the general public through an independent insurance agency system.

    The consolidated financial statements include the results of the company's manufacturing operations and its wholly owned financial services subsidiaries. The effects of transactions between the manufacturing and financial services operations have been eliminated to arrive at the consolidated totals. Certain 1999 and 1998 amounts have been reclassified to conform with the presentation used in the 2000 financial statements.

Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

    Truck operations recognize shipments of new trucks and service parts to dealers and retail customers as sales. Price allowances, expected in the normal course of business, and the cost of special incentive programs are recorded at the time of sale. Engine sales are recognized at the time of shipment to original equipment manufacturers (OEMs). An allowance for losses on receivables is maintained at an amount that management considers appropriate in relation to the outstanding receivables portfolio, and it is charged when receivables are determined to be uncollectible.

    Financial services operations recognize finance charges on finance receivables as income over the term of the receivables utilizing the interest method. Operating lease revenues are recognized on a straight-line basis over the life of the lease. Selected receivables are securitized and sold to public and private investors with limited recourse. Gains or losses on sales of

F–7

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

1.  SUMMARY OF ACCOUNTING POLICIES (Continued)

receivables are credited or charged to revenue in the period in which the sale occurs. Financial services operations continue to service the sold receivables and receive a fee for such services. An allowance for losses is maintained at a level deemed appropriate based on such factors as overall portfolio quality, historical loss experience and current economic conditions.

    Insurance premiums are earned on a prorata basis over the terms of the policies. The liability for unpaid insurance claims includes provisions for reported claims and an estimate of unreported claims based on past experience.

Cash and Cash Equivalents

    All highly liquid financial instruments with maturities of three months or less from date of purchase, consisting primarily of bankers' acceptances, commercial paper, U.S. government securities and floating rate notes, are classified as cash equivalents in the Statements of Financial Condition and Cash Flow.

Marketable Securities

    Marketable securities are classified as available-for-sale securities and are reported at fair value. The difference between amortized cost and fair value is recorded as a component of accumulated other comprehensive loss in shareowners' equity, net of applicable deferred taxes. Securities with remaining maturities of less than twelve months and other investments needed for current cash requirements are classified as current within the Statement of Financial Condition. All equity securities are classified as current because they are highly liquid financial instruments, which can be readily converted to cash. All other securities are classified as non-current. Due to the anticipated sale of Harco National Insurance Company (Harco) within the next fiscal year, as further described in Note 10, all of Harco's marketable securities as of October 31, 2000 are classified as part of the net investment in Harco included in other current assets within the Statement of Financial Position.

Inventories

    Inventories are valued at the lower of average cost or market.

Property and Other Long-Lived Assets

    Significant expenditures for replacement of equipment, tooling and pattern equipment, and major rebuilding of machine tools are capitalized. Depreciation and amortization are generally provided on the straight-line basis over the estimated useful lives of the assets, which average 35 years for buildings and improvements and 12 years for machinery and equipment. Gains and losses on property disposals are included in other income and expense. The carrying amount of all long-lived assets is evaluated periodically to determine if adjustment to the depreciation and amortization period or to the unamortized balance is warranted. Such evaluation is based principally on the expected utilization of the long-lived assets and the projected, undiscounted cash flows of the operations in which the long-lived assets are deployed.

F–8

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

1.  SUMMARY OF ACCOUNTING POLICIES (Continued)

Engineering and Research Expense

    Engineering and research expense includes research and development expenses and routine ongoing costs associated with improving existing products and manufacturing processes. Research and development expenses, which include activities for the introduction of new truck and engine products and major improvements to existing products and processes, totaled $226 million, $207 million and $138 million in 2000, 1999 and 1998, respectively.

Product Related Costs

    The company accrues warranty expense at the time of end product sale. Product liability expense is accrued based on the estimate of total future payments to settle product liability claims.

Foreign Currency

    The financial statements of foreign subsidiaries are translated to U.S. dollars using the period-end exchange rate for assets and liabilities and a weighted-average exchange rate for each period for revenues and expenses. The local currency is the functional currency for the company's foreign subsidiaries and translation adjustments for these subsidiaries are recorded as a component of accumulated other comprehensive loss in shareowners' equity. Effective February 1, 1999, the functional currency of the company's Mexican subsidiaries changed from the U.S. dollar to the Mexican peso because Mexico's economy is no longer considered highly inflationary. The effect of this change was not material. Translation gains and losses arising from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized in earnings as incurred, except for those transactions which hedge purchase commitments and for those intercompany balances which are designated as long-term investments. Net income included foreign currency transaction losses of $4 million in 2000 and $10 million in 1999 and a foreign currency transaction gain of $4 million in 1998.

Derivative Financial Instruments

    The company uses derivatives to transfer or reduce risks of foreign exchange and interest rate volatility and to potentially increase the return on invested funds. Financial services operations may use forward contracts to hedge future interest payments on the notes and certificates related to an expected sale of receivables. Financial services operations also use interest rate swaps to reduce exposure to interest rate changes when they sell fixed rate receivables on a variable rate basis. For the protection of investors in Navistar Financial Corporation's (NFC) debt securities, NFC may enter into interest rate caps when fixed rate receivables are sold on a variable rate basis. The company also uses derivatives such as forward contracts to reduce its exposure to foreign exchange volatility.

    Derivative financial instruments are generally held for purposes other than trading. Gains or losses related to hedges of anticipated transactions are deferred until they are recognized in

F–9

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

1.  SUMMARY OF ACCOUNTING POLICIES (Continued)

income when the effects of the anticipated transactions are recognized in earnings. The principal balance of receivables expected to be sold by NFC equals or exceeds the notional amount of open forward contracts. Additionally, the value of committed purchases denominated in currencies other than the functional currency generally exceeds the notional amount of related open derivative contracts.

New Accounting Pronouncements

    On November 1, 2000, the company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS 133). This statement standardizes the accounting for derivative instruments by requiring that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure them at fair value. When certain criteria are met, it also provides for matching the timing of gain or loss recognition on the derivative hedging instrument with the recognition of (a) the changes in the fair value or cash flows of the hedged asset or liability attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction.

    In November 2000, Navistar recorded an immaterial cumulative transition adjustment to earnings primarily related to foreign currency derivatives. Additionally, the company recorded an immaterial cumulative transition adjustment in other comprehensive income for designated cash flow hedges.

    In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which the company must adopt for all applicable transactions occurring after March 31, 2001. The company does not believe that the impact of this standard on the company's results of operations, financial condition and cash flows will be material; however, it will require additional discosures.

2.  POSTRETIREMENT BENEFITS

    The company provides postretirement benefits to a substantial portion of its employees. Costs associated with postretirement benefits include pension and postretirement health care expenses for employees, retirees and surviving spouses and dependents. In addition, as part of the 1993 restructured health care and life insurance plans, profit sharing payments to the Retiree Supplemental Benefit Trust (Trust) are required.

F–10

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

2.  POSTRETIREMENT BENEFITS (Continued)

    The cost of postretirement benefits is segregated as a separate component in the Statement of Income and is as follows:

	2000	1999	1998
	(Millions of dollars)
Pension expense	$49	$77	$74
Health/life insurance	73	65	42
Profit sharing provision to Trust	24	74	58

Total postretirement benefits expense	$146	$216	$174

    Generally, the pension plans are non-contributory. The company's policy is to fund its pension plans in accordance with applicable U.S. and Canadian government regulations and to make additional payments as funds are available to achieve full funding of the accumulated benefit obligation. At October 31, 2000, all legal funding requirements had been met. In 2001, the company expects to contribute approximately $33 million to its pension plans to meet legal requirements.

    In 1993, the Retiree Health Benefit Trust was established to provide a vehicle for funding the health care liability through company contributions and retiree premiums. The company made a required prefunding contribution of $200 million to this trust during 1998.

Postretirement Benefits Expense

    Net periodic benefits expense included in the Statement of Income is composed of the following:

	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998
	(Millions of dollars)
Service cost for benefits earned during the period	$29	$34	$37	$15	$16	$14
Interest on obligation	245	229	231	126	107	98
Amortization costs and other	76	99	88	13	15	2
Less expected return on assets	(301)	(285)	(282)	(81)	(73)	(72)

Net postretirement benefits expense	$49	$77	$74	$73	$65	$42

    "Amortization costs and other" include amortization of cumulative gains and losses over the expected remaining service life of employees and amortization of the initial transition liability over 15 years. Also included is the expense related to yearly lump-sum payments to retirees required by negotiated labor contracts, expense related to defined contribution plans and amortization of plan amendments. Plan amendments are recognized over the remaining service life of employees, except for those plan amendments arising from negotiated labor contracts, which are amortized over the length of the contract.

F–11

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

2.  POSTRETIREMENT BENEFITS (Continued)

    The funded status of the company's plans as of October 31, 2000 and 1999 and reconciliation with amounts recognized in the Statement of Financial Condition are provided below.

		Pension Benefits		Other Benefits
		2000	1999	2000	1999
		(Millions of dollars)
	Change in benefit obligation
	Benefit obligation at beginning of year	$3,245	$3,481	$1,636	$1,560
	Service cost	29	34	15	16
	Interest on obligation	245	229	126	107
	Amendments and other	—	8	—	4
	Actuarial net (gain) loss	47	(220)	358	52
	Benefits paid	(296)	(287)	(120)	(103)

	Benefit obligation at end of year	$3,270	$3,245	$2,015	$1,636

	Change in plan assets
	Fair value of plan assets at beginning of year	$3,113	$3,032	$764	$693
	Actual return on plan assets	299	348	63	118
	Employer contributions	39	12	9	10
	Benefits paid	(286)	(279)	(67)	(57)

	Fair value of plan assets at end of year	$3,165	$3,113	$769	$764

	Funded status	$(105)	$(132)	$(1,246)	$(872)
	Unrecognized actuarial net loss	316	279	695	331
	Unrecognized transition amount	59	100	—	—
	Unrecognized prior service cost	36	56	—	—

	Net amount recognized	$306	$303	$(551)	$(541)

	Amounts recognized in the Statement of Financial Condition consist of:
	Prepaid benefit cost	$232	$148	$—	$—
Accrued benefit liability	— current	(46)	(95)	(76)	(58)
	— noncurrent	(185)	(151)	(475)	(483)
	Intangible asset	65	126	—	—
	Accumulated other comprehensive loss	240	275	—	—

	Net amount recognized	$306	$303	$(551)	$(541)

    The accumulated other comprehensive loss included in shareowners' equity is recorded in the Statement of Financial Condition net of deferred income taxes of $90 million and $91 million at October 31, 2000 and 1999, respectively.

    The restructuring, as described in Note 10, will result in curtailment losses of approximately $10 million related to the company's pension plans and $2 million related to the company's

F–12

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

2.  POSTRETIREMENT BENEFITS (Continued)

postretirement health care plans. These expenses are recorded as part of "Restructuring and loss on anticipated sale of business" in the Statement of Income.

    The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $1,901 million, $1,900 million and $1,673 million, respectively, as of October 31, 2000, and $2,057 million, $2,056 million and $1,814 million, respectively, as of October 31, 1999.

    During 1998, the pension plans purchased 3 million shares of the company's common stock. At October 31, 1998, these shares accounted for approximately 2% of the plans' assets. During 1999, the pension plans sold all of their shares of the company's common stock.

    The weighted average rate assumptions used in determining expenses and benefit obligations were:

	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998
Discount rate used to determine present value of benefit obligation at end of year	8.0%	7.9%	6.8%	8.2%	8.0%	7.1%
Expected long-term rate of return on plan assets for the year	9.9%	9.7%	9.7%	11.0%	10.8%	10.8%
Expected rate of increase in future compensation levels	3.5%	3.5%	3.5%	N/A	N/A	N/A

    For 2001, the weighted average rate of increase in the per capita cost of covered health care benefits is projected to be 10.3%. The rate is projected to decrease to 5.0% by the year 2006 and remain at that level each year thereafter. The effect of changing the health care cost trend rate by one-percentage point for each future year is as follows:

	One-Percentage Point Increase	One-Percentage Point Decrease
	(Millions of dollars)
Effect on total of service and interest cost components	$24	$(21)
Effect on postretirement benefit obligation	247	(211)

3.  INCOME TAXES

    The domestic and foreign components of income before income taxes consist of the following:

	2000	1999	1998
	(Millions of dollars)
Domestic	$145	$489	$403
Foreign	79	102	7

Total income before income taxes	$224	$591	$410

F–13

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

3.  INCOME TAXES (Continued)

    The components of income tax expense consist of the following:

	2000	1999	1998
	(Millions of dollars)
Current:
Federal	$4	$11	$4
State and local	4	4	3
Foreign	21	25	—

Total current expense	29	40	7

Deferred:
Federal	38	154	127
State and local	7	23	19
Foreign	11	8	3

Total deferred expense	56	185	149

Less research and development credit	(20)	—	—
Less valuation allowance adjustment	—	(178)	(45)

Total income tax expense	$65	$47	$111

    The deferred tax expense does not represent cash payment of income taxes and was primarily generated by the utilization of net operating loss (NOL) carryforwards and the increase of temporary differences, and will not require future cash payments. Consolidated tax payments made during 2000, 1999 and 1998 were $29 million, $40 million and $7 million, respectively.

    The relationship of the tax expense to income before taxes for 2000, 1999 and 1998 differs from the U.S. statutory rate (35%) because of state income taxes and the benefit of NOL carryforwards in foreign countries. The 2000 effective tax rate reflects a $20 million research and development tax credit. Also, the 1999 and 1998 effective tax rates reflect a $178 million and $45 million reduction in the deferred tax asset valuation allowance, respectively. A valuation allowance has been provided for those NOL carryforwards and temporary differences, which are estimated to expire before they are utilized. The effective tax rates for 2000, 1999 and 1998 were 29.0%, 8.0% and 27.0%, respectively.

    In the third quarter of 2000, the company completed a study of research and development activities that occurred over the last several years and recorded $20 million of research and development tax credits. These credits will be taken against future income tax payments. During 1999, as a result of continued strong industry demand, the continued successful implementation of the company's manufacturing strategies, changes in the company's operating structure, and other positive operating indicators, management reviewed its projected future taxable income and evaluated the impact of these changes on its deferred tax asset valuation allowance. This review resulted in a reduction to the deferred tax asset valuation allowance of $178 million, which reduced income tax expense during the third quarter of 1999. In addition, a $45 million reduction in the valuation allowance was recorded during the fourth quarter of 1998 based on a similar review.

F–14

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

3.  INCOME TAXES (Continued)

    Undistributed earnings of foreign subsidiaries were $171 million and $126 million at October 31, 2000 and 1999, respectively. Taxes have not been provided on these earnings because no withholding taxes are applicable upon repatriation and any U.S. tax would be substantially offset by the utilization of NOL carryforwards.

    Taxpaying entities of the company offset all deferred tax assets and liabilities within each tax jurisdiction. The components of the deferred tax asset (liability) at October 31 are as follows:

	2000	1999
	(Millions of dollars)
United States
Deferred tax assets:
Net operating loss carryforwards	$308	$397
Alternative minimum tax and research and development credits	60	35
Postretirement benefits	266	266
Product liability and warranty	104	116
Employee incentive programs	25	77
Restructuring costs	81	—
Other liabilities	135	129

Total deferred tax assets	979	1,020

Deferred tax liabilities:
Prepaid pension assets	(92)	(102)
Depreciation	(16)	(22)

Total deferred tax liabilities	(108)	(124)

Total deferred tax assets	871	896
Less valuation allowance	(65)	(65)

Net deferred U.S. tax assets	$806	$831

Foreign
Deferred tax assets:
Net operating loss carryforwards	$33	$34
Other accrued liabilities	44	52

Total deferred tax assets	77	86
Less valuation allowance	(21)	(21)

Net deferred foreign tax assets	$56	$65

Total net deferred tax assets	$862	$896

Deferred foreign tax liabilities:
Prepaid pension assets	$(36)	$(45)
Depreciation	(26)	(30)
Other	(27)	(12)

Total deferred foreign tax liabilities	$(89)	$(87)

Amounts recognized in the Statement of Financial Condition:
Deferred tax assets	$862	$896
Less current portion	(198)	(229)

Long-term deferred tax asset	$664	$667

Other long-term liabilities	$(89)	$(87)

F–15

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

3.  INCOME TAXES (Continued)

    At October 31, 2000, the company had $863 million of domestic and $87 million of foreign NOL carryforwards available to offset future taxable income. Such carryforwards reflect income tax losses incurred which will expire as follows, in millions of dollars:

2008	$710
2009	20
2011	179
Indefinite	41

Total	$950

    Additionally, the reversal of net temporary differences of $1,318 million as of October 31, 2000 will create net tax deductions, which, if not utilized previously, will expire subsequent to 2011.

4.  MARKETABLE SECURITIES

    The fair value of marketable securities is estimated based on quoted market prices, when available. If a quoted price is not available, fair value is estimated using quoted market prices for similar financial instruments.

    Information related to the company's marketable securities at October 31 is as follows:

	2000		1999
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Millions of dollars)
Corporate securities	$101	$97	$172	$170
U.S. government securities	30	30	82	82
Mortgage and asset-backed securities	46	46	55	54
Foreign government securities	6	6	5	5

Total debt securities	183	179	314	311

Equity securities	24	25	22	22

Total marketable securities	207	204	336	333

Less Harco's marketable securities	(110)	(110)	(101)	(101)

Subtotal	$97	$94	$235	$232

Less current portion		57		138

Marketable securities—long-term		$37		$94

F–16

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

4.  MARKETABLE SECURITIES (Continued)

    Contractual maturities of marketable debt securities at October 31 are as follows:

	2000		1999
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Millions of dollars)
Due in one year or less	$72	$69	$116	$116
Due after one year through five years	45	44	126	124
Due after five years through 10 years	13	13	10	10
Due after 10 years	7	7	7	7

	137	133	259	257
Mortgage and asset-backed securities	46	46	55	54

Total debt securities	$183	$179	$314	$311

    Gross gains and losses realized on sales or maturities of marketable securities were not material for each of the two years. At October 31, 2000 and 1999, a domestic insurance subsidiary had $11 million of marketable securities, which were on deposit with various state departments of insurance or otherwise not available. These securities are included in total marketable securities balances at October 31, 2000 and 1999.

    The total marketable securities balance at October 31, 2000 and 1999 excludes $110 million and $101 million of Harco's marketable securities. The unrealized gain on these securities at October 31, 2000 was included in the net estimated loss on the planned sale of Harco as further described in Note 10.

F–17

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

5.  RECEIVABLES

    Receivables at October 31 are summarized by major classification as follows:

	2000	1999
	(Millions of dollars)
Accounts receivable	$691	$814
Retail notes	1,110	878
Lease financing	291	210
Wholesale notes	146	567
Amounts due from sales of receivables	317	244
Notes receivable	—	117
Other	26	24
Allowance for losses	(39)	(36)

Subtotal	2,542	2,818
Less Harco's receivables	(40)	(24)

Total receivables, net	2,502	2,794
Less current portion	(1,035)	(1,550)

Finance and other receivables, net	$1,467	$1,244

    The financial services segment purchases the majority of the wholesale notes receivable and some retail notes and accounts receivable arising from the company's operations.

    The current portion of finance and other receivables is computed based on contractual maturities. The actual cash collections may vary from the contractual cash flows because of sales, prepayments, extensions and renewals. The contractual maturities, therefore, should not be regarded as a forecast of future collections. Contractual maturities of accounts receivable, retail notes and lease financing and wholesale notes, including unearned finance income, at October 31, 2000 were: 2001 — $1,036 million, 2002 — $447 million, 2003 — $391 million, 2004 — $344 million, 2005 — $182 million and thereafter — $44 million. Unearned finance income totaled $206 million at October 31, 2000.

    A portion of NFC's funding for retail and wholesale notes comes from sales of receivables by NFC to third parties with limited recourse. NFC's maximum contractual exposure under all receivable sale recourse provisions at October 31, 2000 was $330 million; however, management believes that the allowance for credit losses on sold receivables is adequate. Proceeds from sales of retail notes receivable, net of underwriting costs, were $958 million in 2000, $1,192 million in 1999 and $953 million in 1998. Uncollected sold retail and wholesale receivable balances totaled $2,693 million and $2,296 million as of October 31, 2000 and 1999, respectively.

    In November 2000, NFC sold $765 million of retail notes, net of unearned finance income, through Navistar Financial Retail Receivables Corporation (NFRRC) to an owner trust which, in turn, issued securities which were sold to investors. A $5 million gain was recognized on this sale.

F–18

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

5.  RECEIVABLES (Continued)

    During 2000, NFC established Truck Engine Receivables Finance Corporation, a special purpose wholly owned subsidiary of NFC, for the purpose of securitizing engine accounts receivable. In November 2000, NFC securitized all of its unsecured trade receivables generated by the sale of diesel engines and engine service parts from Navistar to Ford Motor Company (Ford). The transaction provides for funding of $100 million and expires in 2006.

6.  INVENTORIES

    Inventories at October 31 are as follows:

	2000	1999
	(Millions of dollars)
Finished products	$394	$285
Work in process	42	95
Raw materials and supplies	212	245

Total inventories	$648	$625

7.  PROPERTY AND EQUIPMENT

    At October 31, property and equipment includes the following:

	2000	1999
	(Millions of dollars)
Land	$17	$20
Buildings, machinery and equipment at cost:
Plants	1,559	1,627
Distribution	101	102
Construction in progress	578	313
Net investment in operating leases	311	283
Other	185	253

Total property	2,751	2,598

Less accumulated depreciation and amortization	(973)	(1,123)

Total property and equipment, net	$1,778	$1,475

    Total property includes property under capitalized lease obligations of $21 million and $24 million at October 31, 2000 and 1999, respectively. Future minimum rentals on net investments in operating leases are: 2001 — $85 million, 2002 — $72 million, 2003 — $58 million, 2004 — $40 million and thereafter — $24 million. Each of these assets is depreciated on a straight-line basis over the term of the lease in an amount necessary to reduce the leased vehicle to its estimated residual value at the end of the lease term. Capitalized interest for 2000, 1999 and 1998 was $32 million, $15 million and $12 million, respectively.

F–19

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

8.  DEBT

	2000	1999
	(Millions of dollars)
Manufacturing operations
Notes payable and current maturities of long-term debt	$135	$31

8% Senior Subordinated Notes, due 2008	250	250
7% Senior Notes, due 2003	100	100
Mexican credit facility	75	83
Capitalized leases and other	12	12

Total long-term debt	437	445

Manufacturing operations debt	572	476

Financial services operations
Commercial paper	30	35
Current maturities of long-term debt	133	126
Bank revolvers, variable rates	184	—

Total short-term debt	347	161

Bank revolvers, variable rates, due through 2005	841	867
Asset-backed commercial paper program, variable rates, terminated 2000	—	413
Revolving retail warehouse facility, variable rates, due October 2005	500	—

Total long-term senior debt	1,341	1,280
9% Senior Subordinated Notes, due 2002	100	100
Capitalized leases, 4.1% to 6.7%, due serially through 2007	270	250

Total long-term debt	1,711	1,630

Financial services operations debt	2,058	1,791

Total debt	$2,630	$2,267

    The effective annual interest rate on manufacturing notes payable was 7.8% in 2000, 7.7% in 1999 and 6.8% in 1998. Consolidated interest payments were $184 million, $144 million and $124 million in 2000, 1999 and 1998, respectively.

    The company arranged financing for $125 million and $189 million of funds denominated in U.S. dollars and Mexican pesos to be used for investment in the company's Mexican manufacturing and financial services operations, respectively. As of October 31, 2000, borrowings outstanding under these arrangements were $282 million, of which 50% is denominated in dollars and 50% in pesos. The interest rates on the dollar-denominated debt are at a negotiated fixed rate or a variable rate based either on LIBOR or the Federal Funds Rate. On peso-denominated debt, the interest rate is based on the Interbank Interest Equilibrium Rate. The effective interest rate for the combined dollar and peso denominated debt was 15.3% for 2000 and 18.1% for 1999.

F–20

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

8.  DEBT (Continued)

    NFC issues commercial paper with varying terms and has short-term borrowings with various banks on a noncommitted basis. Compensating cash balances and commitment fees are not required under these borrowings.

    The aggregate contractual annual maturities for debt for the years ended October 31 are as follows:

	Manufacturing Operations	Financial Services Operations	Total
	(Millions of dollars)
2001	$135	$1,122	$1,257
2002	31	241	272
2003	143	119	262
2004	24	52	76
2005 and thereafter	239	524	763

Total	$572	$2,058	$2,630

    Subsequent to October 31, 2000, NFC renegotiated its revolving credit agreement. The new agreement provides for aggregate borrowings of $820 million and will mature in November 2005. Under the new revolving credit agreement, Navistar's three Mexican finance subsidiaries will be permitted to borrow up to $100 million in the aggregate, which will be guaranteed by NFC. The Statement of Financial Position reflects $775 million of Navistar's bank revolvers due March 2001 as long-term debt at October 31, 2000, since Navistar has refinanced $775 million of its revolving credit agreement on a long-term basis.

    Weighted average interest rate on total debt, including short-term, and the effect of discounts and related amortization for the years ended:

October 31, 2000	9.3%	6.4%	7.5%
October 31, 1999	10.1%	5.6%	6.6%

    On October 16, 2000 Truck Retail Instalment Paper Company (TRIP), a special purpose wholly owned subsidiary of NFC, terminated the previously existing $400 million Asset-Backed Commercial Paper facility and issued $475 million of a senior class AAA rated and $25 million of a subordinated class A rated floating rate asset-backed notes. The proceeds were used to purchase eligible receivables from NFC and establish a revolving retail warehouse facility for NFC's retail notes and retail leases, other than fair market value leases.

    At October 31, 2000, NFC had a $925 million contractually committed bank revolving credit facility and the $500 million revolving retail warehouse facility program. Under the terms of the revolving retail warehouse facility program TRIP purchases eligible receivables from NFC using funds it has received from the sale of $475 million of AAA rated notes and $25 million of A rated notes.

F–21

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

8.  DEBT (Continued)

    Available funding under the bank revolving credit facility and the revolving retail warehouse facility was $30 million. When combined with unrestricted cash and cash equivalents, $72 million was available to fund the general business purposes of NFC at October 31, 2000.

    NFC's wholly owned subsidiaries, Navistar Financial Securities Corporation (NFSC), NFRRC and Truck Retail Accounts Corporation (TRAC), have a limited purpose of purchasing retail, wholesale and account receivables, respectively, and transferring an undivided ownership interest in such receivables to investors. The subsidiaries have limited recourse on the sold receivables and their assets are available to satisfy the claims of their creditors prior to such assets becoming available to NFC or affiliated companies.

    NFSC has in place a revolving wholesale note trust that provides for the funding of $883 million of eligible wholesale notes. At October 31, 2000 the revolving wholesale note trust was comprised of three $200 million tranches of investor certificates maturing in 2003, 2004 and 2008, a $212 million tranche of investor certificates maturing in 2005 and $125 million of variable funding certificates maturing in 2001.

    During fiscal 2000, in two separate sales, NFC sold a total of $1,008 million of retail notes, net of unearned finance income, through NFRRC. The aggregate net gain recognized on the sale of these notes was $3 million. The aggregate shelf registration available to NFRRC for issuance of asset-backed securities is $1,783 million.

    NFC has entered into various sale-leaseback agreements involving vehicles subject to retail finance and operating leases with end users. The outstanding balances are classified under financial services operations as capital lease obligations. These agreements grant the purchasers a security interest in the underlying end user leases.

F–22

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

9.  OTHER LIABILITIES

    Major classifications of other liabilities at October 31 are as follows:

	2000	1999
	(Millions of dollars)
Product liability and warranty	$321	$319
Employee incentive programs	69	212
Payroll, commissions and employee-related benefits	93	103
Postretirement benefits liability	122	153
Loss reserves and unearned premiums	125	102
Taxes	132	163
Sales and marketing	53	56
Long-term disability and workers' compensation	43	48
Environmental	14	22
Interest	22	16
Restructuring reserve	173	—
Other	78	143

Subtotal	1,245	1,337
Less Harco's other liabilities	(89)	(78)

Total other liabilities	1,156	1,259
Less current portion	(742)	(911)

Other long-term liabilities	$414	$348

F–23

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

10.  RESTRUCTURING CHARGE

    In October 2000, the company incurred charges for restructuring, asset write-downs, loss on anticipated sale of business, and other exit costs totaling $306 million as part of an overall plan to restructure its manufacturing and corporate operations ("Plan of Restructuring"). The following are the major restructuring, integration and cost reduction initiatives included in the Plan of Restructuring:

  •
  Replacement of current steel cab trucks with a new line of high performance next generation vehicles (NGV) and a concurrent realignment of the company's truck manufacturing facilities

  •
  Closure of certain operations and exit of certain activities

  •
  Launch of the next generation technology diesel engines

  •
  Consolidation of corporate operations

  •
  Realignment of the bus and truck dealership network and termination of various dealership contracts

    Of the pretax restructuring charge totaling $306 million, $124 million represents non-cash charges. Approximately $8 million was spent in 2000 and the remaining $174 million is expected to be spent as follows: 2001 — $66 million, 2002 — $42 million and 2003 and beyond — $66 million. The total cash outlay is expected to be funded from existing cash balances and internally generated cash flows from operations. The specific actions included in the Plan of Restructuring are expected to be substantially complete by November 2001.

    Components of the restructuring charge are as follows:

	Total Charges	Amount Incurred	Balance October 31, 2000
	(Millions of dollars)
Severance and other benefits	$104	$(7)	$97
Inventory write-downs	20	(20)	—
Other asset write-downs and losses	93	(93)	—
Lease terminations	33	—	33
Loss on anticipated sale of business	17	—	17
Dealer termination and exit costs	39	(1)	38

Total	$306	$(121)	$185

    The severance and other benefits costs, asset write-downs and losses, lease terminations, loss on anticipated sale of business, dealer termination and exit costs, totaling $286 million, are presented as "Restructuring and loss on anticipated sale of business" in the Statement of Income. Inventory write-down costs of $20 million are included in "Cost of products sold related to restructuring" in the Statement of Income.

F–24

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

10.  RESTRUCTURING CHARGE (Continued)

    A description of the significant components of the restructuring charge is as follows:

    Pursuant to the Plan of Restructuring, 3,100 positions will be eliminated throughout the company. Severance and other benefit costs relate to the reduction of approximately 2,100 employees from the workforce, primarily in North America. Of the total workforce reductions, approximately 2,000 will be in International's Truck Group, of which approximately 1,600 are production-related employees, with the remainder impacting the Engine, Corporate and Financial Services Groups. As of October 31, 2000, approximately $7 million had been paid for a portion of the severance and other benefits for nearly 500 terminated employees. The remaining reduction of approximately 1,600 employees will be substantially completed by late 2001 when the majority of the NGV products will be in production. The reduction is primarily caused by a reduction in the required workforce to assemble the new medium trucks, a lowering of anticipated industry demand for certain products and the movement of products between manufacturing facilities. Benefit costs will extend beyond the completion of the workforce reductions due to the company's contractual severance obligations. Additionally, the severance and other benefits component includes a $12 million non-cash curtailment loss related to the company's postretirement benefit plans.

    In 1997, International announced the extension of its engine contract for V-8 engines with Ford until 2012. This contract extension included the development of new engines that provide better performance and meet stricter emissions requirements. As part of the Plan of Restructuring, the company finalized its plan for this new engine. The plan requires that certain existing production assets be either replaced or disposed. Accordingly, International entered into sale-leaseback transactions in October 2000 for certain of these affected production assets, which resulted in the recognition of a $55 million charge for the excess of the carrying amount over the fair value of these assets. In addition, a charge of $19 million was recorded for the impairment of other engine production assets held for disposal and $9 million was recognized for the write-down of engine service inventory that will be replaced. International's preparation for the launch of NGV, a new line of high performance steel cab trucks, which begins in March 2001 resulted in the write-off of $11 million of excess truck parts and service inventory related to prior vehicle models. The remainder of the asset write-downs and losses primarily relate to assets that were disposed of or abandoned as a direct result of the workforce reductions.

    Lease termination costs include the future obligations under long-term non-cancelable lease agreements at facilities being vacated following the workforce reductions. This charge primarily consists of the estimated lease costs, net of probable sublease income, associated with the cancelation of the company's corporate office lease at NBC Tower in Chicago, Illinois, which expires in 2010.

    As part of the Plan of Restructuring, management evaluated the strategic importance of certain of its operations. On November 30, 2000, NFC's board of directors approved NFC management's plan to sell Harco within the next fiscal year. The effect of the anticipated sale of Harco is reflected as a discontinued operation in NFC's stand-alone financial statements because

F–25

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

10.  RESTRUCTURING CHARGE (Continued)

Harco represents a major line of business and a reportable operating segment of NFC. However, because Harco is not a major line of business nor a separate operating segment of Navistar, the planned sale of Harco does not qualify for discontinued operations presentation in accordance with APB Opinion No. 30 and accordingly, the anticipated loss on disposal is included as a component of the restructuring charge. Additionally, due to the anticipated sale of Harco within the next fiscal year, all of Harco's assets and liabilities at October 31, 2000 and 1999 have been classified as part of the net investment in Harco included in other current assets within the Statement of Financial Position. Harco's revenues and pretax income, respectively, were $56 million and $1 million in 2000, $44 million and $5 million in 1999, and $42 million and $6 million in 1998. Total assets, primarily marketable securities, and total liabilities, primarily loss reserves, were $155 million and $94 million, respectively, as of October 31, 2000 and $142 million and $81 million, respectively, as of October 31, 1999.

    Dealer termination and exit costs of $39 million principally include $17 million of settlement costs related to the termination of certain dealer contracts in connection with the realignment of the company's bus distribution network, and other litigation and exit costs to implement the restructuring initiatives.

11.  FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

    The carrying amounts of financial instruments, as reported in the Statement of Financial Condition and described in various Notes to the Financial Statements, and their fair values at October 31 are as follows:

	2000		1999
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Millions of dollars)
Total receivables, net	$2,542	$2,523	$2,818	$2,824
Long-term investments and other assets	234	232	190	189
Total debt	2,630	2,611	2,267	2,256

    Cash and cash equivalents approximate fair value. The cost and fair value of marketable securities are disclosed in Note 4.

    The fair value of notes receivable and retail notes is estimated by discounting expected cash flows at estimated current market rates. Customer receivables, wholesale notes and retail and wholesale accounts approximate fair value as a result of the short-term nature of the receivables.

    The fair value of investments and other assets is estimated based on quoted market prices or by discounting future cash flows.

F–26

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

11.  FINANCIAL INSTRUMENTS (Continued)

    The short-term debt and variable-rate borrowings under NFC's bank revolving credit agreement, which are repriced frequently, approximate fair value. The fair value of long-term debt is estimated based on quoted market prices, where available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar financial instruments or discounting future cash flows.

Derivatives Held or Issued for Purposes Other Than Trading

    The company uses derivatives to transfer or reduce risks of foreign exchange and interest rate volatility, and to potentially increase the return on invested funds.

    The company periodically enters into forward contracts in order to reduce exposure to exchange rate risk related to purchases denominated in currencies other than the functional currency.

    The financial services operations manage exposures to fluctuations in interest rates by limiting the amount of fixed rate assets funded with variable rate debt generally by selling fixed rate receivables on a fixed rate basis and by utilizing derivative financial instruments. These derivative financial instruments may include interest rate swaps, interest rate caps and forward contracts. The fair value of these instruments is estimated based on quoted market prices and is subject to market risk as the instruments may become less valuable due to changes in market conditions or interest rates. NFC manages exposure to counter-party credit risk by entering into derivative financial instruments with major financial institutions that can be expected to fully perform under the terms of such agreements. NFC's credit exposure is limited to the fair value of contracts with a positive fair value at the reporting date. Notional amounts are used to measure the volume of derivative financial instruments and do not represent exposure to credit loss.

    The financial services operations enter into derivative financial instruments to manage its exposure to fluctuations in the fair value of retail notes expected to be sold. The financial services operations manage such risk by entering into forward contracts to sell fixed debt securities or forward interest rate swaps whose fair value is highly correlated with that of its receivables. Income recognition of changes in fair value of the derivatives is deferred until the derivative instruments are closed. Gains or losses incurred with the closing of these agreements are included as a component of the gain or loss on sale of receivables.

    In November 1998, NFC sold $545 million of fixed rate retail receivables to a multi-seller asset-backed commercial paper conduit sponsored by a major financial institution on a variable rate basis. For the protection of investors in these securities, NFC issued an interest rate cap. The notional amount of the cap amortizes based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the cap agreement, NFC will make payments if interest rates exceed certain levels. As of October 31, 2000, the interest rate cap had a notional amount of $224 million and is recorded at fair value with changes in fair value recognized in income. For the year ended October 31, 2000, the impact on income was not material.

F–27

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

11.  FINANCIAL INSTRUMENTS (Continued)

    In November 1999, NFC sold $533 million of fixed rate retail receivables on a variable rate basis and entered into an amortizing interest rate swap agreement to fix the future cash flows of interest paid to lenders. In March 2000, NFC transferred all of the rights and obligations of the swap to the bank conduit. The notional amount of the amortizing swap is based on the expected outstanding principal balance of the sold retail receivables. Under the terms of the agreement, NFC will make or receive payments based on the difference between the transferred swap notional amount and the outstanding principal balance of the sold retail receivables. As of October 31, 2000 the difference between the amortizing swap notional amount and the net outstanding principal balance of the sold retail receivables was $11 million.

    In October 2000, NFC entered into a $500 million revolving retail facility as a method to fund retail notes and finance leases prior to the sale of receivables. Under the terms of this facility, NFC sells fixed rate retail notes or finance leases to the conduit and pays investors a floating rate of interest. As required by the rating agencies, NFC purchased an interest rate cap to protect investors in these securities against rising interest rates. To offset the economic cost of this cap, NFC sold an identical interest rate cap. As of October 31, 2000 the interest rate caps each had a notional amount of $500 million and a net fair value of zero.

    At October 31, 2000, the company held German mark forward contracts with notional amounts of $35 million and other derivative contracts with notional amounts of $38 million. At October 31, 2000 the unrealized net loss on these contracts was not material.

    Discussion of the Company's adoption of SFAS 133 is disclosed in Note 1.

12.  COMMITMENTS, CONTINGENCIES, RESTRICTED ASSETS, CONCENTRATIONS AND LEASES

Commitments, Contingencies and Restricted Assets

    At October 31, 2000, commitments for capital expenditures in progress were approximately $268 million. The company's truck assembly facility located in Escobedo, Mexico is encumbered by a lien in favor of certain lenders of the company as collateral for the $125 million revolving Mexican credit facility. At October 31, 2000, $23 million of a Mexican subsidiary's receivables were pledged as collateral for bank borrowings. In addition, as of October 31, 2000, the company is contingently liable for approximately $169 million for various purchasing commitments, credit guarantees and buyback programs. Based on historical loss trends, the company's exposure is not considered material. Additionally, restrictions under the terms on the senior and senior subordinated notes and Mexican credit facility include a limitation on indebtedness and a limitation on certain restricted payments.

    At October 31, 2000, the Canadian operating subsidiary was contingently liable for retail customers' contracts and leases financed by a third party. The Canadian operating subsidiary is subject to maximum recourse of $312 million on retail contracts and $33 million on retail leases. The Canadian operating subsidiary, NFC and certain other subsidiaries included in financial services operations are parties to agreements that may result in the restriction of amounts which can be distributed to International in the form of dividends or loans and advances. At

F–28

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

12.  COMMITMENTS, CONTINGENCIES, RESTRICTED ASSETS, CONCENTRATIONS AND LEASES (Continued)

October 31, 2000, the maximum amount of dividends that were available for distribution under the most restrictive covenants was $248 million.

    The company and International are obligated under certain agreements with public and private lenders of NFC to maintain the subsidiary's income before interest expense and income taxes at not less than 125% of its total interest expense. No income maintenance payments were required for any of the three years ended October 31, 2000.

Concentrations

    At October 31, 2000, the company employed 9,900 hourly workers and 6,300 salaried workers in the U.S. and Canada. Approximately 97% of the hourly employees and 21% of the salaried employees are represented by unions. Of these represented employees, 80% of the hourly workers and 95% of the salaried workers are represented by the United Automobile, Aerospace, and Agricultural Implement Workers of America (UAW) or the National Automobile, Aerospace, and Agricultural Implement Workers of Canada (CAW). The company's current master contract with the UAW expires on October 1, 2002. The collective bargaining agreement with the CAW expires on June 1, 2002.

    Reflecting higher consumer demand for light trucks and vans, sales of mid-range diesel engines to Ford by the engine segment were 18% of consolidated sales and revenues in 2000, 17% in 1999 and 14% in 1998. During 1997, Navistar entered into a 10-year agreement, effective with model year 2003, to supply Ford with a successor engine to the current 7.3 liter product for use in its diesel-powered super duty trucks and vans (over 8,500 lbs. GVW). In fiscal 2000, the company finalized an agreement with Ford to supply diesel engines for certain under 8,500 lbs. GVW light duty trucks and sport utility vehicles. This contract extends through 2012.

    The company has long-term non-cancelable leases for use of various equipment and facilities. Lease terms are generally for five to 25 years and, in many cases, provide for renewal options. The company is generally obligated for the cost of property taxes, insurance and maintenance. The company leases office buildings, distribution centers, furniture and equipment, machinery and equipment, and computer equipment.

    The majority of the company's lease payments are for operating leases. At October 31, 2000, future minimum lease payments under operating leases having lease terms in excess of one year, including the net lease payments accrued for in the restructuring reserve, are: 2001 — $53 million, 2002 — $40 million, 2003 — $33 million, 2004 — $26 million, 2005 — $26 million and thereafter — $96 million. Total operating lease expense was $33 million in 2000, $30 million in 1999 and $36 million in 1998. Income received from sublease rentals was $6 million in 2000 and $7 million in 1999 and 1998.

F–29

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

13.  LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

    The company and its subsidiaries are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings that constitute ordinary routine litigation incidental to the business of the company and its subsidiaries. In the opinion of the company's management, none of these proceedings or claims is material to the business or the financial condition of the company.

    The company has been named a potentially responsible party (PRP), in conjunction with other parties, in a number of cases arising under an environmental protection law, the Comprehensive Environmental Response, Compensation, and Liability Act, popularly known as the Superfund law. These cases involve sites which allegedly have received wastes from current or former company locations. Based on information available to the company, which, in most cases, consists of data related to quantities and characteristics of material generated at or shipped to each site as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of the company's share, if any, of the probable costs and is provided for in the financial statements. These obligations are generally recognized no later than completion of the remedial feasibility study and are not discounted to their present value. The company reviews its accruals on a regular basis and believes that, based on these calculations, its share of the potential additional costs for the cleanup of each site will not have a material effect on the company's financial results.

14.  SEGMENT DATA

    Navistar has three reportable segments: truck, engine and financial services. The company's reportable segments are organized according to the products and the markets they each serve.

    The company's truck segment manufactures and distributes a full line of diesel-powered trucks and school buses in the common carrier, private carrier, government/service, leasing, construction, energy/petroleum and student transportation markets. The truck segment also provides customers with proprietary products needed to support the International® truck and bus lines, together with a wide selection of standard truck and trailer aftermarket parts.

F–30

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

14.  SEGMENT DATA (Continued)

    The company's engine segment designs and manufactures diesel engines for use in the company's Class 5, 6 and 7 medium trucks and school buses and selected Class 8 heavy truck models, and for sale to OEMs in the U.S. and Mexico. This segment also sells engines for industrial, agricultural and marine applications. In addition, the engine segment provides customers with proprietary products needed to support the International® engine lines, together with a wide selection of standard engine and aftermarket parts.

    The company's financial services segment consists of NFC, its domestic insurance subsidiary and the company's foreign finance and insurance subsidiaries. NFC's primary business is the retail, wholesale and lease financing of products sold by the truck segment and its dealers within the U.S. as well as the company's wholesale accounts and selected retail accounts receivable. NFC's insurance subsidiary provides commercial physical damage and liability insurance to the truck segment's dealers and retail customers and to the general public through an independent insurance agency system. The foreign finance subsidiaries' primary business is to provide wholesale, retail and lease financing to the Mexican operations' dealers and retail customers.

    The company evaluates the performance of its operating segments based on operating profits, which exclude certain corporate items, non-recurring charges, including the restructuring charge, and retiree pension and medical expense. Additionally, the operating profits of the company's truck and engine segments exclude most interest revenue and expense items. Intersegment sales are transferred at prices established by an agreement between the buying and selling locations.

F–31

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

14.  SEGMENT DATA (Continued)

    Reportable operating segment data follows:

	For the year ended October 31, 2000
	Truck	Engine	Financial Services	Total
	(Millions of dollars)
External revenues	$6,365	$1,754	$299	$8,418
Intersegment revenues	—	676	88	764

Total revenues	$6,365	$2,430	$387	$9,182

Interest expense	$—	$—	$129	$129
Depreciation	74	53	59	186
Segment profit(a)	179	331	98	608
	As of October 31, 2000

Segment assets	$1,939	$1,066	$2,806	$5,811
Capital expenditures(b)	200	337	91	628
	For the year ended October 31, 1999
External revenues	$6,628	$1,698	$273	$8,599
Intersegment revenues	—	681	71	752

Total revenues	$6,628	$2,379	$344	$9,351

Interest expense	$—	$—	$103	$103
Depreciation	62	59	48	169
Segment profit	295	294	102	691
	As of October 31, 1999
Segment assets	$1,852	$814	$2,928	$5,594
Capital expenditures(b)	199	213	110	522
	For the year ended October 31, 1998
External revenues	$6,276	$1,353	$219	$7,848
Intersegment revenues	—	606	67	673

Total revenues	$6,276	$1,959	$286	$8,521

Interest expense	$—	$—	$82	$82
Depreciation	54	63	35	152
Segment profit	246	186	74	506
	As of October 31, 1998
Segment assets	$1,379	$584	$2,225	$4,188
Capital expenditures(b)	184	107	127	418

(a)
Before the impact of the restructuring charge.

(b)
Capital expenditures include the net increase in property and equipment leased to others.

F–32

  NAVISTAR INTERNATIONAL CORPORATION
  AND CONSOLIDATED SUBSIDIARIES

  NOTES TO FINANCIAL STATEMENTS (Continued)

  FOR THE THREE YEARS ENDED OCTOBER 31, 2000

14.  SEGMENT DATA (Continued)

    Reconciliation to the consolidated financial statements as of and for the years ended October 31 was as follows:

	2000	1999	1998
	(Millions of dollars)
Segment sales and revenues	$9,182	$9,351	$8,521
Other income	33	43	37
Intercompany	(764)	(752)	(673)

Consolidated sales and revenues	$8,451	$8,642	$7,885

Segment profit	$608	$691	$506
Restructuring charge	(306)	—	—
Corporate items	(89)	(103)	(118)
Manufacturing net interest income	11	3	22

Consolidated pretax income	$224	$591	$410

Segment interest expense	$129	$103	$82
Manufacturing expense and eliminations	17	32	23

Consolidated interest expense	$146	$135	$105

Segment depreciation and amortization expense	$186	$169	$152
Corporate expense	13	5	7

Consolidated depreciation and amortization expense	$199	$174	$159

Segment assets	$5,811	$5,594	$4,188
Cash and marketable securities	167	327	869
Deferred taxes	862	896	912
Corporate intangible pension assets	50	92	124
Other corporate and eliminations	(39)	(62)	11

Consolidated assets	$6,851	$6,847	$6,104

Segment capital expenditures(a)	$628	$522	$418
Corporate capital expenditures	15	13	9

Consolidated capital expenditures	$643	$535	$427

(a)
Capital expenditures include the net increase in property and equipment leased to others.

F–33

  NAVISTAR INTERNATIONAL CORPORATION
  AND CONSOLIDATED SUBSIDIARIES

  NOTES TO FINANCIAL STATEMENTS (Continued)

  FOR THE THREE YEARS ENDED OCTOBER 31, 2000

14.  SEGMENT DATA (Continued)

    Information concerning principal geographic areas as of and for the years ended October 31 was as follows:

	2000	1999	1998
	(Millions of dollars)
Revenues
United States	$7,482	$7,695	$7,065
Foreign countries	969	947	820
Property and equipment
United States	$1,486	$1,188	$885
Foreign countries	293	287	221

15.  PREFERRED AND PREFERENCE STOCKS

    The UAW holds the Nonconvertible Junior Preference Stock Series B and is currently entitled to elect one member of the company's board of directors. At October 31, 2000, there was one share of Series B Preference stock authorized and outstanding. The value of the preference share is minimal.

    On April 20, 1999, the company's board of directors adopted a shareholder rights plan (Rights Plan) and declared a rights dividend of one preferred share purchase right (Right) for each outstanding share of common stock (Common Shares) of the company to shareowners of record as of the close of business on May 3, 1999. Subject to the terms of the Rights Plan, each Right entitles the registered holder to purchase from the company one one-thousandth of a share of Series A Junior Participating Preferred Stock of the company (Preferred Shares) at a price of $175 per one one-thousandth of a Preferred Share, subject to adjustment. The Rights are exercisable only if a person or group (Acquiring Person) acquires 15% or more of the outstanding Common Shares and commences a tender offer for 15% or more of the outstanding Common Shares. Upon any such occurrence, each Right will entitle its holder (other than the Acquiring Person and certain related parties) to purchase, at the Right's then current exercise price, a number of Common Shares having a market value of two times such price. Similarly, in the event the company is acquired in a merger or other business combination and is not the surviving corporation, each Right (other than Rights owned by the Acquiring Person and certain related parties) shall thereafter be exercisable for a number of shares of common stock of the acquiring company having a market value of two times the exercise price of the Right. Subject to certain conditions, the Rights are redeemable by the company's board of directors for $0.01 per Right and are exchangeable for Common Shares. The Rights have no voting power and initially expire on May 3, 2009.

    During 1998, the company redeemed all 4.8 million shares of its $6.00 Series G Convertible Cumulative Preferred Stock at a redemption price of $50 per share plus accrued dividends. At October 31, 2000, there were 162,000 shares of Series D Convertible Junior Preference Stock (Series D) outstanding and 3 million authorized and issued with an optional redemption price and liquidation preference of $25 per share plus accrued dividends. The Series D converts into common stock (subject to adjustment in certain circumstances) at .3125 per share. The Series D ranks senior to common stock as to dividends and liquidation and receives dividends at a rate of 120% of the cash dividends on common stock as declared on an as-converted basis.

F–34

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

15.  PREFERRED AND PREFERENCE STOCKS (Continued)

    Under the General Corporation Law of the State of Delaware (DGCL), dividends may only be paid out of surplus or out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, and no dividend may be paid on common stock at any time during which the capital of outstanding preferred stock or preference stock exceeds the net assets of the company. At October 31, 2000, the company had a surplus of $1,306 million as defined under DGCL.

16.  COMMON SHAREOWNERS' EQUITY

    Changes in certain shareowners' equity accounts are as follows:

	2000	1999	1998
	(Millions of dollars)
Common Stock
Beginning of year	$2,139	$2,139	$1,659
Conversion of Class B common stock and other	—	—	480

End of year	$2,139	$2,139	$2,139

Class B Common Stock
Beginning of year	$—	$—	$471
Conversion/repurchase of stock	—	—	(471)

End of year	$—	$—	$—

Retained Earnings (Deficit)
Beginning of year	$(297)	$(829)	$(1,109)
Net income	159	544	299
Preferred dividends	—	—	(11)
Other	(5)	(12)	(8)

End of year	$(143)	$(297)	$(829)

Common Stock Held in Treasury
Beginning of year	$(358)	$(214)	$(53)
Repurchase of common stock and other	(151)	(144)	(189)
Reissuance of treasury shares	—	—	28

End of year	$(509)	$(358)	$(214)

Common Stock

    The company has authorized 110 million shares of common stock with a par value of $0.10 per share. At October 31, 2000 and 1999, there were 59.4 million and 63.2 million shares of common stock outstanding, net of common stock held in treasury, respectively.

    In January 1998, the company repurchased 3.2 million shares of the Class B common stock that was outstanding. During June 1998, a secondary public offering of the common stock of

F–35

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

16.  COMMON SHAREOWNERS' EQUITY (Continued)

the company was completed, in which the Navistar International Transportation Corp. Retiree Supplemental Benefit Trust (Trust) sold approximately 19.9 million shares of common stock at an offering price of $26.50 per share. These shares represented the Class B common stock held by the Trust which automatically converted into common stock upon the sale. In conjunction with this offering, the company purchased 2 million of the shares being offered. The company did not receive any proceeds from the sale of the shares in the offering. In addition, the underwriters exercised their over-allotment option and elected to purchase 1.1 million shares from the company at $26.50 per share. The company offset the dilution through open market purchases.

Accumulated Other Comprehensive Loss

    The components of accumulated other comprehensive loss as of October 31 are as follows (in millions of dollars):

	Minimum Pension Liability Adjustments	Foreign Currency Translation Adjustments and Other	Accumulated Other Comprehensive Loss
2000	$(150)	$(27)	$(177)
1999	(184)	(13)	(197)
1998	(336)	5	(331)

    In the Statement of Comprehensive Income, the tax effects of foreign currency translation adjustments and other were not material for each of the years in the three year period ended October 31, 2000.

F–36

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

17.  EARNINGS PER SHARE

    Earnings per share was computed as follows:

	2000	1999	1998
	(Millions of dollars, except share and per share data)
Net income	$159	$544	$299
Less dividends on Series G preferred stock	—	—	11

Net income applicable to common stock (Basic and Diluted)	$159	$544	$288

Average shares outstanding (millions)
Basic	60.7	65.2	69.1
Dilutive effect of options outstanding and other dilutive securities	0.8	1.2	.9

Diluted	61.5	66.4	70.0

Earnings per share
Basic	$2.62	$8.34	$4.16
Diluted	2.58	8.20	4.11

    Unexercised employee stock options to purchase 1.1 million, .2 million and .5 million shares of Navistar common stock during the years ended October 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted shares outstanding because the exercise prices were greater than the average market prices of Navistar common stock. Additionally, the diluted calculation for 1998 excludes the effects of the conversion of the Series G preferred stock as such conversion would have been anti-dilutive.

18.  STOCK COMPENSATION PLANS

    The company has stock-based compensation plans, approved by the Committee on Compensation and Governance of the board of directors, which provide for granting of stock options to employees for purchase of common stock at the fair market value of the stock on the date of grant. The grants generally have a 10-year contractual life.

    The company has elected to continue to account for stock option grants to employees and directors in accordance with Accounting Principles Board Opinion No. 25 and related interpretations. Accordingly, no compensation cost has been recognized for fixed stock options because the exercise prices of the stock options equal the market value of the company's common stock at the date of grant. Had compensation cost for the plans been determined based upon the fair value at the grant date consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," pro forma net income would have been $152 million in 2000, $542 million in 1999 and $297 million in 1998; pro forma diluted earnings per share would have been $2.47 in 2000, $8.16 in 1999 and $4.09 in 1998; and pro forma basic earnings per share would have been $2.51 in 2000, $8.30 in 1999 and $4.14 in 1998.

F–37

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

18.  STOCK COMPENSATION PLANS (Continued)

    The weighted-average fair values at date of grant for options granted during 2000, 1999 and 1998 were $14.50, $8.15 and $7.53, respectively, and were estimated using the Black-Scholes option-pricing model with the following assumptions:

	2000	1999	1998
Risk-free interest rate	6.1%	4.5%	5.7%
Dividend yield	0%	0%	0%
Expected volatility	36.9%	35.1%	31.9%
Expected life in years	4.0	4.0	3.5

    The following summarizes stock option activity for the years ended October 31:

	2000		1999		1998
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(Shares in thousands)
Options outstanding at beginning of year	3,102	$23.30	2,538	$20.29	2,430	$18.73
Granted	1,470	39.67	1,271	27.16	809	23.93
Exercised	(624)	16.72	(563)	17.78	(592)	14.23
Canceled	(134)	37.25	(144)	25.82	(109)	45.45

Options outstanding at year-end	3,814	$30.20	3,102	$23.30	2,538	$20.29

Options exercisable at year-end	1,445	$23.36	1,468	$19.94	1,765	$18.73

Options available for grant at year-end	856		1,564		443

    The following table summarizes information about stock options outstanding and exercisable at October 31, 2000.

Outstanding Options				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
	(in thousands)			(in thousands)
$9.56-$13.75	384	6.1	$11.30	384	$11.30
17.41-26.66	1,740	8.2	24.86	858	24.41
27.97-37.72	359	9.1	34.65	98	34.53
38.19-53.69	1,331	9.6	41.44	105	48.70

F–38

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

19.  CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR
FINANCIAL INFORMATION

    On May 31, 2001, the company completed the private placement of $400 million 9 3/8% Senior Notes due 2006. The proceeds of the Senior Notes are to be used for debt repayment, to fund on-going capital development programs and for general corporate purposes. Under the terms of the Senior Notes Indenture, International, exclusive of its subsidiaries, will initially guarantee the payment of the principal, premium and interest on these notes, as well as the existing $100 million 7% Senior Notes due 2003 and the $250 million 8% Senior Subordinated Notes due 2008.

    The following tables set forth the condensed consolidating statements of financial condition, statements of income and statements of cash flow as of October 31, 2000 and 1999 and for each of the three years in the period ended October 31, 2000 as a result of the guarantee of the notes by International. None of the company's other subsidiaries will guarantee any of these notes. Each of the guarantees is full and unconditional. Separate financial statements and other disclosures concerning International have not been presented because management believes that such information is not material to investors. "NIC" includes the consolidated financial results of the parent company only, with all of its wholly-owned subsidiaries accounted for under the equity method. International includes the consolidated financial results of its wholly-owned subsidiaries accounted for under the equity method. "Financial Services" includes the consolidated financial results of all of the company's financial services operations. "All Other" includes the consolidated financial results of all other non-guarantor subsidiaries including the elimination entries for all intercompany transactions. All applicable corporate expenses have been allocated appropriately among the guarantor and non-guarantor subsidiaries.

    Eliminations to the Statement of Cash Flow include "Acquisitions (over) under cash collections" relating to the financial services operations wholesale notes and accounts. These amounts are included on a consolidated basis as a change in operating assets and liabilities under cash flow from operations which differs from the Financial Services classification in which net changes in wholesale notes and accounts are classified as cash flow from investing activities. The parent company files a consolidated U.S. federal income tax return which includes International and its U.S. subsidiaries. International has a tax allocation agreement (Tax Agreement) with the parent company which requires International to compute its separate federal income tax expense based on its adjusted book income. Any resulting tax liability is paid to the parent company. In addition, under the Tax Agreement, International is required to pay to the

F–39

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

19.  CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR
FINANCIAL INFORMATION (Continued)

parent company any tax payments received from its subsidiaries. The effect of the Tax Agreement is to allow the parent company, rather than International, to utilize U.S. operating income/losses and NIC operating loss carryforwards.

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED OCTOBER 31, 2000
Sales of manufactured products and finance and insurance revenue	$—	$7,280	$376	$751	$8,407
Other income	20	9	11	4	44

Total sales and revenues	20	7,289	387	755	8,451

Cost of products and services sold	—	6,120	37	617	6,774
Restructuring and loss on anticipated sale of business	—	260	19	27	306
All other operating expenses	(67)	922	252	45	1,152

Total costs and expenses	(67)	7,302	308	689	8,232

Equity in nonconsolidated subsidiaries	137	147	—	(279)	5

Income (loss) before income taxes	224	134	79	(213)	224
Income tax (expense) benefit	(65)	(48)	(30)	78	(65)

Net income (loss)	$159	$86	$49	$(135)	$159

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL CONDITION AS OF OCTOBER 31, 2000
ASSETS
Cash and marketable securities	$117	$23	$89	$162	$391
Receivables, net	—	199	2,183	120	2,502
Inventories	—	401	42	205	648
Property and equipment, net	—	1,071	315	392	1,778
Investment in affiliates	(746)	777	—	(31)	—
Deferred tax asset and other assets	888	252	179	213	1,532

Total assets	$259	$2,723	$2,808	$1,061	$6,851

LIABILITIES AND SHAREOWNERS' EQUITY
Debt	$444	$6	$2,058	$122	$2,630
Postretirement benefits liability	—	692	9	(41)	660
Amounts due (from) to affiliates	(1,581)	1,169	267	145	—
Other liabilities	82	1,611	109	445	2,247

Total liabilities	(1,055)	3,478	2,443	671	5,537

Shareowners' equity (deficit)	1,314	(755)	365	390	1,314

Total liabilities and shareowners' equity	$259	$2,723	$2,808	$1,061	$6,851

F–40

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

19.  CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR
FINANCIAL INFORMATION (Continued)

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW FOR THE YEAR ENDED OCTOBER 31, 2000
Cash provided by (used in) operations	$(118)	$405	$(345)	$744	$686

Cash flow from investment programs
Purchases, net of collections, of retail and lease receivables	—	—	(361)	—	(361)
Acquisitions (over) under cash collections of wholesale notes and accounts receivable	—	—	550	(550)	—
Net (increase) decrease in marketable securities	142	—	(6)	—	136
Capital expenditures	—	(471)	(1)	(81)	(553)
Other investing activities	(5)	83	(72)	(35)	(29)

Cash provided by (used in) investment programs	137	(388)	110	(666)	(807)

Cash flow from financing activities
Net borrowings (repayments) of debt	95	(1)	267	(35)	326
Purchases of common stock and other	(151)	—	(23)	23	(151)

Cash provided by (used in) financing activities	(56)	(1)	244	(12)	175

Cash and cash equivalents
Increase (decrease) during the year	(37)	16	9	66	54
At beginning of the year	101	7	75	60	243

Cash and cash equivalents at end of year	$64	$23	$84	$126	$297

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED OCTOBER 31, 1999
Sales of manufactured products and finance and insurance revenue	$—	$7,560	$327	$695	$8,582
Other income	27	14	17	2	60

Total sales and revenues	27	7,574	344	697	8,642

Cost of products and services sold	—	6,329	36	497	6,862
All other operating expenses	(62)	965	206	85	1,194

Total costs and expenses	(62)	7,294	242	582	8,056

Equity in nonconsolidated subsidiaries	502	237	—	(734)	5

Income (loss) before income taxes	591	517	102	(619)	591
Income tax (expense) benefit	(47)	(198)	(34)	232	(47)

Net income (loss)	$544	$319	$68	$(387)	$544

F–41

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

19.  CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR
FINANCIAL INFORMATION (Continued)

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)

CONDENSED CONSOLIDATING STATEMENT OF FINANCIAL CONDITION AS OF OCTOBER 31, 1999
ASSETS
Cash and marketable securities	$321	$7	$88	$59	$475
Receivables, net	9	248	2,418	119	2,794
Inventories	—	411	21	193	625
Property and equipment, net	—	832	287	356	1,475
Investment in affiliates	(838)	637	—	201	—
Deferred tax asset and other assets	847	267	111	253	1,478

Total assets	$339	$2,402	$2,925	$1,181	$6,847

LIABILITIES AND SHAREOWNERS' EQUITY
Debt	$349	$7	$1,791	$120	$2,267
Postretirement benefits liability	—	687	8	(61)	634
Amounts due (from) to affiliates	(1,356)	730	748	(122)	—
Other liabilities	55	1,843	53	704	2,655

Total liabilities	(952)	3,267	2,600	641	5,556

Shareowners' equity (deficit)	1,291	(865)	325	540	1,291

Total liabilities and shareowners' equity	$339	$2,402	$2,925	$1,181	$6,847

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW FOR THE YEAR ENDED OCTOBER 31, 1999
Cash provided by (used in) operations	$(342)	$312	$669	$(337)	$302

Cash flow from investment programs
Purchases, net of collections, of retail and lease receivables	—	—	(160)	—	(160)
Acquisitions (over) under cash collections of wholesale notes and accounts receivable	—	—	(426)	426	—
Net (increase) decrease in marketable securities	328	—	2	—	330
Capital expenditures	—	(326)	(2)	(99)	(427)
Other investing activities	(54)	21	(105)	(56)	(194)

Cash provided by (used in) investment programs	274	(305)	(691)	271	(451)

Cash flow from financing activities
Net borrowings (repayments) of debt	—	(4)	118	35	149
Purchases of common stock and other	(144)	—	(60)	57	(147)

Cash provided by (used in) financing activities	(144)	(4)	58	92	2

Cash and cash equivalents
Increase (decrease) during the year	(212)	3	36	26	(147)
At beginning of the year	313	4	39	34	390

Cash and cash eqivalents at end of year	$101	$7	$75	$60	$243

F–42

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

19.  CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR
FINANCIAL INFORMATION (Continued)

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)

CONDENSED CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED OCTOBER 31, 1998
Sales of manufactured products and finance and insurance revenue	$—	$7,092	$268	$470	$7,830
Other income	32	14	18	(9)	55

Total sales and revenues	32	7,106	286	461	7,885

Cost of products and services sold	—	6,070	32	396	6,498
All other operating expenses	(62)	841	180	18	977

Total costs and expenses	(62)	6,911	212	414	7,475

Equity in nonconsolidated subsidiaries	316	132	—	(448)	—
Income (loss) before income taxes	410	327	74	(401)	410
Income tax (expense) benefit	(111)	(119)	(27)	146	(111)

Net income (loss)	$299	$208	$47	$(255)	$299

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOW FOR THE YEAR ENDED OCTOBER 31, 1998
Cash provided by (used in) operations	$255	$99	$84	$(77)	$361

Cash flow from investment programs
Purchases, net of collections, of retail and lease receivables	—	—	(192)	—	(192)
Acquisitions (over) under cash collections of wholesale notes and accounts receivable	—	—	(103)	103	—
Net (increase) decrease in marketable securities	(323)	—	7	—	(316)
Capital expenditures	—	(173)	(2)	(127)	(302)
Other investing activities	4	44	(159)	(27)	(138)

Cash provided by (used in) investment programs	(319)	(129)	(449)	(51)	(948)

Cash flow from financing activities
Net borrowings (repayments) of debt	349	(75)	450	82	806
Repurchase of Series G	(240)	—	—	—	(240)
Purchase of common stock and other	(172)	—	(57)	31	(198)

Cash provided by (used in) financing activities	(63)	(75)	393	113	368

Cash and cash equivalents
Increase (decrease) during the year	(127)	(105)	28	(15)	(219)
At beginning of the year	440	109	11	49	609

Cash and cash eqivalents at end of year	$313	$4	$39	$34	$390

F–43

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Continued)

FOR THE THREE YEARS ENDED OCTOBER 31, 2000

20.  SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	1st Quarter				2nd Quarter				3rd Quarter				4th Quarter
	2000		1999		2000		1999		2000		1999		2000		1999
	(Millions of dollars, except per share data)
Sales and revenues	$2,166		$1,924		$2,388		$2,287		$1,924		$1,874		$1,973		$2,557
Manufacturing gross margin	16.6%		16.5%		18.0%		17.9%		17.5%		18.3%		14.8%		19.1%
Manufacturing gross margin excluding restructuring charge	16.6%		16.5%		18.0%		17.9%		17.5%		18.3%		15.8%		19.1%
Net income/(loss)	$70		$61		$98		$96		$96		$255		$(105)		$132
Earnings/(loss) per share(a)
Basic	$1.12		$0.92		$1.61		$1.44		$1.62		$3.94		$(1.77)		$2.08
Diluted	$1.10		$0.91		$1.58		$1.42		$1.60		$3.86		$(1.77)		$2.04
Net income excluding restructuring charge and tax valuation allowance adjustment(b)	$70		$61		$98		$96		$96		$77		$85		$132
Market price range-common stock
High	$48		$34	3/8	$41	3/16	$53	1/2	$37		$56	1/4	$40	3/8	$51	11/16
Low	$35	1/2	$21	1/8	$31	5/8	$32	1/8	$29	5/8	$41		$29	13/16	$36	1/4

(a)
Diluted earnings per share excluding restructuring charge and tax valuation allowance adjustment for the quarters ended October 31, 2000 and July 31, 1999 was $1.41 and $1.17, respectively.

(b)
In the fourth quarter of 2000, the company recorded an after-tax restructuring charge of $190 million, and additionally benefited from the reversal of $54 million of profit sharing and incentive compensation. In the third quarter of 1999, the company benefited from a reduction to the deferred tax asset valuation allowance of $178 million.

F–44

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF INCOME (Unaudited)

	Three Months Ended April 30		Six Months Ended April 30
	2001	2000	2001	2000
	(Millions of dollars, except per share data)
Sales and revenues
Sales of manufactured products	$1,709	$2,313	$3,142	$4,399
Finance and insurance revenue	69	64	135	133
Other income	16	11	24	22

Total sales and revenues	1,794	2,388	3,301	4,554

Costs and expenses
Cost of products and services sold	1,485	1,908	2,761	3,656
Postretirement benefits	47	61	93	109
Engineering and research expense	65	76	130	147
Sales, general and administrative expense	137	126	258	250
Interest expense	42	33	83	68
Other expense	13	26	27	53

Total costs and expenses	1,789	2,230	3,352	4,283

Income (loss) before income taxes	5	158	(51)	271
Income tax benefit (expense)	(2)	(60)	19	(103)

Net income (loss)	$3	$98	$(32)	$168

Earnings (loss) per share
Basic	$0.05	$1.61	$(0.53)	$2.72
Diluted	$0.05	$1.58	$(0.53)	$2.68
Average shares outstanding (millions)
Basic	59.5	61.0	59.5	61.8
Diluted	59.9	61.9	59.5	62.7

See Notes to Financial Statements.

F–45

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF FINANCIAL CONDITION (Unaudited)

	April 30 2001	October 31 2000	April 30 2000
	(Millions of dollars)
ASSETS
Current assets
Cash and cash equivalents	$428	$297	$480
Marketable securities	—	57	89
Receivables, net	747	1,035	1,626
Inventories	718	648	726
Deferred tax asset, net	199	198	221
Other assets	183	139	142

Total current assets	2,275	2,374	3,284

Marketable securities	10	37	—
Finance and other receivables, net	921	1,467	620
Property and equipment, net	1,843	1,778	1,566
Investments and other assets	149	137	143
Restricted cash and marketable securities	519	97	11
Prepaid and intangible pension assets	305	297	313
Deferred tax asset, net	693	664	629

Total assets	$6,715	$6,851	$6,566

LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$391	$482	$134
Accounts payable, principally trade	1,064	1,091	1,247
Other liabilities	749	742	770

Total current liabilities	2,204	2,315	2,151

Debt: Manufacturing operations	509	437	547
Financial services operations	1,629	1,711	1,541
Postretirement benefits liability	682	660	658
Other liabilities	412	414	365

Total liabilities	5,436	5,537	5,262
Commitments and contingencies
Shareowners' equity
Series D convertible junior preference stock	4	4	4
Common stock (75.3 million shares issued)	2,139	2,139	2,139
Retained earnings (deficit)	(177)	(143)	(137)
Accumulated other comprehensive loss	(178)	(177)	(193)
Common stock held in treasury, at cost
(15.9 million, 15.9 million and 16.1 million shares held)	(509)	(509)	(509)

Total shareowners' equity	1,279	1,314	1,304

Total liabilities and shareowners' equity	$6,715	$6,851	$6,566

See Notes to Financial Statements.

F–46

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

STATEMENT OF CASH FLOW (Unaudited)

	Six Months Ended April 30
	2001	2000
	(Millions of dollars)
Cash flow from operations
Net income (loss)	$(32)	$168
Adjustments to reconcile net income (loss) to cash provided by operations:
Depreciation and amortization	112	106
Deferred income taxes	(7)	61
Postretirement benefits funding less than (in excess of) expense	32	(18)
Other, net	(9)	(9)
Change in operating assets and liabilities, net of effects of acquisition:
Receivables	144	133
Inventories	(60)	(102)
Prepaid and other current assets	10	4
Accounts payable	(49)	(162)
Other liabilities	(40)	(128)

Cash provided by operations	101	53

Cash flow from investment programs
Purchases of retail notes and lease receivables	(469)	(607)
Collections/sales of retail notes and lease receivables	1,151	1,001
Purchases of marketable securities	(5)	(157)
Sales or maturities of marketable securities	89	299
Non-current investments	(424)	—
Capital expenditures	(122)	(153)
Payments for acquisition, net of cash acquired	(60)	—
Proceeds from sale-leasebacks	58	—
Property and equipment leased to others	(34)	(32)
Investment in affiliates	5	14
Capitalized interest and other	(25)	(17)

Cash provided by investment programs	164	348

Cash flow from financing activities
Issuance of debt	144	182
Principal payments on debt	(104)	(43)
Net decrease in notes and debt outstanding under bank revolving credit facility and commercial paper programs	(174)	(152)
Purchases of common stock	—	(151)

Cash used in financing activities	(134)	(164)
Cash and cash equivalents
Increase during the period	131	237
At beginning of the period	297	243

Cash and cash equivalents at end of the period	$428	$480

See Notes to Financial Statements.

F–47

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited)

Note A.  Summary of Accounting Policies

    Navistar International Corporation is a holding company whose principal operating subsidiary is International Truck and Engine Corporation (International). As used hereafter, "company" or "Navistar" refers to Navistar International Corporation and its consolidated subsidiaries. Navistar operates in three principal industry segments: truck, engine (collectively called "manufacturing operations"), and financial services. The consolidated financial statements include the results of the company's manufacturing operations and its wholly owned financial services subsidiaries. The effects of transactions between the manufacturing and financial services operations have been eliminated to arrive at the consolidated totals.

    The accompanying unaudited financial statements have been prepared in accordance with accounting policies described in the notes to the consolidated financial statements for the year ended October 31, 2000 and should be read in conjunction with the disclosures therein.

    In the opinion of management, these interim financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position, results of operations and cash flow for the periods presented. Interim results are not necessarily indicative of results for the full year. Certain 2000 amounts have been reclassified to conform with the presentation used in the 2001 financial statements.

    Discussion of Navistar's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," are disclosed in Notes E and J, respectively.

Note B.  Supplemental Cash Flow Information

    Consolidated interest payments during the first six months of 2001 and 2000 were $79 million and $65 million, respectively. Consolidated tax payments made during the first six months of 2001 and 2000 were $3 million and $21 million, respectively.

Note C.  Income Taxes

    The benefit of Net Operating Loss (NOL) carryforwards is recognized as a deferred tax asset in the Statement of Financial Condition, while the Statement of Income includes income taxes calculated at the statutory rate. The amount reported does not represent cash payment of income taxes except for certain state income, foreign income and withholding and federal alternative minimum taxes. In the Statement of Financial Condition, the deferred tax asset is reduced by the amount of deferred tax expense or increased by a deferred tax benefit recorded during the year. Until the company has utilized its significant NOL carryforwards, the cash payment of United States federal income taxes will be minimal.

F–48

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note D.  Inventories

    Inventories are as follows:

	April 30 2001	October 31 2000	April 30 2000
	(Millions of dollars)
Finished products	$489	$394	$415
Work in process	28	42	44
Raw materials and supplies	201	212	267

Total inventories	$718	$648	$726

Note E.  Financial Instruments

Adoption of SFAS 133

    On November 1, 2000, the company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS 133). In November 2000, Navistar recorded an immaterial cumulative transition adjustment to earnings primarily related to foreign currency derivatives. Additionally, the company recorded an immaterial cumulative transition adjustment in other comprehensive income for derivatives that had been used as cash flow type hedges.

Accounting for Derivatives and Hedging Activities

    The company uses derivative financial instruments as part of its overall interest rate and foreign currency risk management strategy as further described in Note 11 to the consolidated financial statements for the year ended October 31, 2000.

    The company is exposed to interest rate risk relating to changes in market interest rates. As part of its overall strategy to manage the level of exposure to the risk of interest rates adversely affecting net interest income or expense, the company uses interest rate swap agreements, interest rate caps, and forward contracts. These derivatives are generally designated and qualify as cash flow hedges.

    The company uses forward starting swaps and forward interest rate locks to hedge the cash flows on sold retail notes as well as to make possible financing under other sold note arrangements and to facilitate financings with other parties in asset backed markets.

    The company is exposed to foreign currency risk relating to changes in certain foreign currency exchange rates. As part of its overall strategy to manage the level of exposure to exchange rate risk, the company uses forward contracts. These derivatives are generally designated and qualify as cash flow hedges.

    On the date Navistar enters into a derivative contract, management designates the derivative as either a hedging or non-hedging instrument. Additionally, management distinguishes between fair value hedging instruments, cash flow hedging instruments, and other derivative instruments.

F–49

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note E.  Financial Instruments (Continued)

    The company documents and accounts for derivative and hedging activities in accordance with the provisions of SFAS 133. In general, SFAS 133 requires that an entity recognize all derivatives as assets or liabilities in the statement of financial position and measure them at fair value. When certain criteria are met, it also provides for matching the timing of gain or loss recognition on the derivative hedging instrument with the recognition of (a) changes in the fair value or cash flows of the hedged asset or liability attributable to the hedged risk or (b) the earnings effect of the hedged forecasted transaction. Changes in the fair value of derivatives which are not designated as or which do not qualify as hedges for accounting purposes are reported in earnings.

    As of April 30, 2001, the company held German mark forward contracts (maturing through 2002) with notional amounts of $15 million related to the forecasted purchase of equipment and interest rate swaps (maturing through 2005) with notional amounts of $26 million to match floating rate debt to fixed rate receivables. These instruments are both classified as cash flow hedges and resulted in an immaterial charge to other comprehensive income for the first half of 2001. Forecasted reclassifications from other comprehensive income into earnings are not expected to be material for the next 12 months. Ineffectiveness on these contracts was not material for the six months ended April 30, 2001.

    The company has other derivatives classified as non-hedging, which are described in Note 11 of the notes to the consolidated financial statements for the year ended October 31, 2000.

    As of April 30, 2001, Navistar Financial Corporation (NFC) had two interest rate swap agreements and three interest rate caps outstanding. These instruments are classified as non-hedging derivative instruments. The changes in fair value of these instruments as of April 30, 2001, were not material.

    At April 30, 2001, $37 million of a Mexican subsidiary's receivables were pledged as collateral for bank borrowings.

    In December 2000, NFC renegotiated its revolving credit facility and added a short-term liquidity facility. The new revolving credit facility provides for aggregate borrowings of $820 million and will mature in November 2005. Under this new revolving credit facility, Navistar's three Mexican finance subsidiaries will be permitted to borrow up to $100 million in the aggregate, which will be guaranteed by the company and NFC. The short-term liquidity facility provides for aggregate borrowings of $80 million and will mature in December 2001.

F–50

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note F.  Earnings Per Share

    Earnings (loss) per share was computed as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2001	2000	2001	2000
	(Millions of dollars, except share and per share data)
Net income (loss)	$3	$98	$(32)	$168

Average shares outstanding (millions)
Basic	59.5	61.0	59.5	61.8
Dilutive effect of options outstanding and other dilutive securities	0.4	0.9	—	0.9

Diluted	59.9	61.9	59.5	62.7

Earnings (loss) per share
Basic	$0.05	$1.61	$(0.53)	$2.72
Diluted	$0.05	$1.58	$(0.53)	$2.68

    The computation of diluted shares outstanding for the six months ended April 30, 2001, excludes incremental shares of 0.5 million related to employee stock options and other dilutive securities. These shares are excluded due to their anti-dilutive effect as a result of the company's loss for the first half of 2001.

Note G.  Comprehensive Income

    The components of comprehensive income (loss) are as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2001	2000	2001	2000
	(Millions of dollars)
Net income (loss)	$3	$98	$(32)	$168
Other comprehensive income (loss)	(2)	(1)	(1)	4

Total comprehensive income (loss)	$1	$97	$(33)	$172

    Included in other comprehensive loss for the three months and six months ended April 30, 2001, is a $1 million and a $3 million charge, respectively, for derivatives that had been designated as cash flow type hedges in accordance with SFAS 133, as further described in Note E.

F–51

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note H.  Segment Data

    Reportable operating segment data is as follows:

	For the quarter ended April 30, 2001
	Truck	Engine	Financial Services	Total
	(Millions of dollars)
External revenues	$1,239	$470	$79	$1,788
Intersegment revenues	—	150	15	165

Total revenues	$1,239	$620	$94	$1,953

Segment profit (loss)	$(48)	$67	$25	$44
	For the six months ended April 30, 2001
External revenues	$2,261	$881	$149	$3,291
Intersegment revenues	—	269	32	301

Total revenues	$2,261	$1,150	$181	$3,592

Segment profit (loss)	$(139)	$109	$49	$19
	As of April 30, 2001
Segment assets	$1,941	$1,239	$2,402	$5,582
	For the quarter ended April 30, 2000
External revenues	$1,831	$482	$67	$2,380
Intersegment revenues	—	191	24	215

Total revenues	$1,831	$673	$91	$2,595

Segment profit	$88	$79	$20	$187
	For the six months ended April 30, 2000
External revenues	$3,514	$885	$139	$4,538
Intersegment revenues	—	360	45	405

Total revenues	$3,514	$1,245	$184	$4,943

Segment profit	$138	$137	$45	$320
	As of April 30, 2000
Segment assets	$1,935	$897	$2,324	$5,156

F–52

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note H.  Segment Data (Continued)

Reconciliation to the consolidated financial statements as of and for the three months and six months ended April 30 is as follows:

	Three Months Ended April 30		Six Months Ended April 30
	2001	2000	2001	2000
	(Millions of dollars)
Segment sales and revenues	$1,953	$2,595	$3,592	$4,943
Other income	6	8	10	16
Intercompany	(165)	(215)	(301)	(405)

Consolidated sales and revenues	$1,794	$2,388	$3,301	$4,554

Segment profit	$44	$187	$19	$320
Corporate items	(36)	(32)	(71)	(52)
Manufacturing net interest income	(3)	3	1	3

Consolidated pretax income (loss)	$5	$158	$(51)	$271

Segment assets	$5,582	$5,156
Cash and marketable securities	272	436
Deferred taxes	892	850
Corporate intangible pension assets	36	118
Other corporate and eliminations	(67)	6

Consolidated assets	$6,715	$6,566

Note I.  Restructuring Charge

    In October 2000, the company incurred charges for restructuring, asset write-downs, loss on anticipated sale of business and other exit costs totaling $306 million as part of an overall plan to restructure its manufacturing and corporate operations ("Plan of Restructuring"). The following are the major restructuring, integration and cost reduction initiatives included in the Plan of Restructuring:

  •
  Replacement of current steel cab trucks with a new line of high performance next generation vehicles (NGV) and a concurrent realignment of the company's truck manufacturing facilities

  •
  Closure of certain operations and exit of certain activities

  •
  Launch of the next generation technology diesel engines

  •
  Consolidation of corporate operations

  •
  Realignment of the bus and truck dealership network and termination of various dealership contracts

    Of the total pretax restructuring charge of $306 million, $124 million represented non-cash charges. Through April 30, 2001, approximately $142 million of the charge has been incurred,

F–53

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note I.  Restructuring Charge (Continued)

and $12 million of curtailment loss related to the company's postretirement benefit plans was reclassified as a noncurrent postretirement liability. The remaining restructuring liability of $152 million is expected to be funded from existing cash balances and internally generated cash flows from operations.

    The specific actions included in the Plan of Restructuring are expected to be substantially complete by November 2001. Components of the restructuring charge are as follows:

	Total Charges	Amount Incurred	Balance April 30, 2001
	(Millions of dollars)
Severance and other benefits	$104	$(34)	$70
Inventory write-downs	20	(20)	—
Other asset write-downs and losses	93	(93)	—
Lease terminations	33	—	33
Loss on anticipated sale of business	17	—	17
Dealer termination and exit costs	39	(7)	32

Total	$306	$(154)	$152

    The Plan of Restructuring includes the reduction of approximately 2,100 employees from the workforce, primarily in North America. During the quarter, approximately $11 million was paid for severance and other benefits, and employee headcount was reduced by approximately 500. As of April 30, 2001, approximately $22 million has been paid for severance and other benefits for the reduction of approximately 1,400 employees, and $12 million of curtailment loss has been reclassified as a noncurrent postretirement liability. The severance and other benefits balance mainly represents costs related to future payments over the next two years for headcount reductions already incurred and the remaining reduction of approximately 700 employees, which will be substantially completed by late 2001 when the majority of the NGV products will be in production.

    Lease termination costs include the future obligations under long-term non-cancelable lease agreements at facilities being vacated following workforce reductions. This charge primarily consists of the estimated lease costs, net of probable sublease income, associated with the cancellation of the company's corporate office lease at NBC Tower in Chicago, Illinois, which expires in 2010. As of April 30, 2001, less than $1 million has been incurred for lease termination costs.

    The Plan of Restructuring included the effect of the anticipated sale of Harco National Insurance Company (Harco), which is reflected as a discontinued operation in NFC's stand-alone financial statements because Harco represents a major line of business and a reportable operating segment of NFC. However, because Harco is neither a major line of business nor a separate operating segment of Navistar, the planned sale of Harco did not qualify for discontinued operations presentation in accordance with Accounting Principles Board Opinion No. 30, and accordingly, the anticipated loss on disposal was included as a component of the restructuring

F–54

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note I.  Restructuring Charge (Continued)

charge. Additionally, due to the anticipated sale of Harco within the fiscal year the net investment in Harco has been classified as other current assets for all periods presented in the Statement of Financial Position.

    Dealer termination and exit costs include the termination of certain dealer contracts in connection with the realignment of the company's bus distribution network, and other litigation costs to implement the restructuring initiatives. As of April 30, 2001, approximately $7 million has been paid for dealer terminations and exit costs, of which $5 million was incurred during the quarter.

Note J.  Sale of Receivables

    On April 1, 2001, the company adopted Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The adoption of this statement has not had and is not expected to have a material effect on the company's results of operations, financial condition or cash flows.

    NFC securitizes and sells certain retail and wholesale receivables through Navistar Financial Retail Receivables Corporation (NFRRC), Navistar Financial Securities Corporation (NFSC), Truck Retail Accounts Corporation (TRAC) and Truck Engine Receivables Financing Corporation (TERFCO), all special purpose, wholly-owned subsidiaries of NFC. NFRRC, NFSC, TRAC and TERFCO have limited recourse on the sold receivables. The terms of receivable sales generally require NFC to maintain cash reserves with the trusts and conduits as credit enhancement. These cash reserves are restricted under the terms of the securitized sales agreements. The maximum exposure under all receivable sale recourse provisions at April 30, 2001 was $412 million; however, management believes the recorded reserves for losses are adequate.

    NFC continues to service the receivables, for which a servicing fee is received. Servicing fees are earned on a level yield basis over the terms of the related sold receivables. Servicing fees are typically set at 1.0% of average outstanding net receivable balances, representing NFC's estimated costs to service the receivables.

    Gains or losses on sales of receivables are dependent upon the purchase price being allocated between the carrying value of the receivables sold and the retained interests based upon their relative fair values. Fair values are estimated based upon the present value of future expected cash flows using assumptions for prepayment speeds and current market interest rates. These assumptions use management's best estimates commensurate with the risks involved. Gains or losses are credited or charged to finance and insurance revenue in the period in which the sales occur. An allowance for credit losses is provided prior to the receivable sale and is reclassified as part of retained interest upon sale.

F–55

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note J.  Sale of Receivables (Continued)

    Finance receivable balances do not include receivables sold by NFC to public and private investors with limited recourse provisions. Outstanding sold receivable balances are as follows, in millions:

	April 30 2001	October 31 2000	April 30 2000
Retail notes	$2,421	$1,730	$2,224
Wholesale notes	856	883	900
Retail accounts	176	80	—

Total	$3,453	$2,693	$3,124

    Additional financial data for gross serviced finance receivables as of April 30, 2001 is as follows, in millions:

	Retail Notes	Leases	Wholesale Notes	Accounts
Gross serviced finance receivables	$2,965	$513	$1,086	$337
Gross serviced finance receivables with installments past due	49	21	10	23
Credit losses net of recoveries	10	1	—	—

    During the first half of 2001, NFC sold $1,275 million of retail notes, net of unearned finance income, through NFRRC. Aggregate net gains of $18 million were recognized on these sales. Key economic assumptions used in measuring these gains and the related retained interest were a prepayment speed of 1.4% to 1.6%, a weighted average remaining life of 41 months and a residual cash flows discount rate of 7.85% to 9.61%.

    In May 2001, NFC sold an additional $67 million of retail notes, net of unearned finance income, to an owner trust. NFC has the ability to sell an additional $23 million of retail notes to the same owner trust on or before October 15, 2001.

    At April 30, 2001, NFSC has in place a revolving wholesale note trust that provides for the funding of $1,012 million of eligible wholesale notes. TRAC and TERFCO have in place revolving retail account conduits that each provide for the funding of $100 million of eligible retail accounts.

    When receivables are sold, NFC retains interest in the securitized receivables in the form of interest-only strips, servicing rights, cash reserve accounts and subordinated certificates. The carrying amount of these retained interests approximate fair value and were $391 million, $317 million and $336 million at April 30, 2001, October 31, 2000 and April 30, 2000, respectively. These amounts are included in finance and other receivables in the statement of financial condition.

F–56

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note J.  Sale of Receivables (Continued)

    The following table summarizes certain cash flows received from and (paid to) securitization trusts/conduits during the six months ended April 30, 2001, in millions:

Proceeds from initial sales of receivables	$1,305
Proceeds from subsequent sales of receivables into revolving facilities	2,767
Servicing fees received	16
All other cash received from trusts	65
Purchase of delinquent or foreclosed receivables	(51)
Cash used for pool buybacks	(106)

Note K.  Condensed Consolidating Guarantor and Non-Guarantor Financial Information

    On May 31, 2001, the company completed the private placement of $400 million 9 3/8% Senior Notes due 2006. The proceeds of the Senior Notes are to be used for debt repayment, to fund on-going capital development programs and for general corporate purposes. Under the terms of the Senior Notes Indenture, International, exclusive of its subsidiaries, will initially guarantee the payment of the principal, premium and interest on these notes, as well as the existing $100 million 7% Senior Notes due 2003 and the $250 million 8% Senior Subordinated Notes due 2008.

    The following tables set forth the condensed consolidating statements of financial condition, statements of income and statements of cash flow as of April 30, 2001 and 2000 and for each of the six months ended April 30, 2001 and April 30, 2000 as a result of the guarantee of the notes by International. None of the company's other subsidiaries will guarantee any of these notes. Each of the guarantees is full and unconditional. Separate financial statements and other disclosures concerning International have not been presented because management believes that such information is not material to investors. "NIC" includes the consolidated financial results of the parent company only, with all of its wholly-owned subsidiaries accounted for under the equity method. International includes the consolidated financial results of its wholly-owned subsidiaries accounted for under the equity method. "Financial Services" includes the consolidated financial results of all of the company's financial services operations. "All Other" includes the consolidated financial results of all other non-guarantor subsidiaries including the elimination entries for all intercompany transactions. All applicable corporate expenses have been allocated appropriately among the guarantor and non-guarantor subsidiaries.

    Eliminations to the Statement of Cash Flow include "Acquisitions (over) under cash collections" relating to the financial services operations wholesale notes and accounts. These amounts are included on a consolidated basis as a change in operating assets and liabilities under cash flow from operations which differs from the Financial Services classification in which net changes in wholesale notes and accounts are classified as cash flow from investing activities. The parent company files a consolidated U.S. federal income tax return which includes International and its U.S. subsidiaries. International has a tax allocation agreement (Tax Agreement) with the parent company which requires International to compute its separate federal income tax expense based on its adjusted book income. Any resulting tax liability is paid to the parent company. In addition, under the Tax Agreement, International is required to pay to the

F–57

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note K.  Condensed Consolidating Guarantor and Non-Guarantor Financial Information (Continued)

parent company any tax payments received from its subsidiaries. The effect of the Tax Agreement is to allow the parent company, rather than International, to utilize U.S. operating income/losses and NIC operating loss carryforwards.

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)
CONDENSED CONSOLIDATING STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED APRIL 30, 2001
Sales and revenues
Sales of manufactured products and finance and insurance revenue	$—	$2,669	$167	$441	$3,277
Other income	5	1	14	4	24

Total sales and revenues	5	2,670	181	445	3,301

Cost of products and services sold	—	2,465	15	281	2,761
All other operating expenses	(39)	488	117	25	591

Total costs and expenses	(39)	2,953	132	306	3,352

Equity in nonconsolidated subsidiaries	(95)	160	—	(65)	—

Income (loss) before income taxes	(51)	(123)	49	74	(51)
Income tax (expense) benefit	19	(10)	(19)	29	19

Net income (loss)	$(32)	$(133)	$30	$103	$(32)

CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION AS OF APRIL 30, 2001
ASSETS
Cash and marketable securities	$269	$4	$79	$86	$438
Receivables, net	7	151	1,321	189	1,668
Inventories	—	401	71	246	718
Property and equipment, net	—	1,039	323	481	1,843
Investment in affiliates	(872)	927	8	(63)	—
Deferred tax asset and other assets	871	284	603	290	2,048

Total assets	$275	$2,806	$2,405	$1,229	$6,715

LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities
Debt	$421	$4	$1,888	$216	$2,529
Postretirement benefits liability	—	589	10	83	682
Amounts due (from) to affiliates	(1,498)	1,436	30	32	—
Other liabilities	73	1,657	124	371	2,225

Total liabilities	(1,004)	3,686	2,052	702	5,436

Shareowners' equity (deficit)	1,279	(880)	353	527	1,279

Total liabilities and shareowners' equity	$275	$2,806	$2,405	$1,229	$6,715

F–58

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note K.  Condensed Consolidating Guarantor and Non-Guarantor Financial Information (Continued)

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW FOR THE SIX MONTHS ENDED APRIL 30, 2001
Cash provided by (used in) operations	$143	$(1)	$(165)	$124	$101

Cash flow from investment programs
Purchases, net of collections, of retail and lease receivables	—	—	682	—	682
Acquisitions (over) under cash collections of wholesale notes and accounts receivable	—	—	146	(146)	—
Net (increase) decrease in marketable securities	83	—	1	—	84
Capital expenditures	—	(89)	—	(33)	(122)
Other investing activities	2	73	(463)	(92)	(480)

Cash provided by (used in) investment programs	85	(16)	366	(271)	164

Cash flow from financing activities
Net borrowings (repayments) of debt	(23)	(2)	(170)	61	(134)
Purchases of common stock and other	—	—	(46)	46	—

Cash provided by (used in) financing activities	(23)	(2)	(216)	107	(134)

Cash and cash equivalents
Increase (decrease) during the period	205	(19)	(15)	(40)	131
At beginning of the year	64	23	84	126	297

Cash and cash equivalents at end of period	$269	$4	$69	$86	$428

CONDENSED CONSOLIDATING STATEMENTS OF INCOME FOR THE SIX MONTHS ENDED APRIL 30, 2000
Sales and revenues
Sales of manufactured products and finance and insurance revenue	$—	$4,011	$178	343	$4,532
Other income	9	5	6	2	22

Total sales and revenues	9	4,016	184	345	4,554

Cost of products and services sold	—	3,384	20	252	3,656
All other operating expenses	(31)	521	119	18	627

Total costs and expenses	(31)	3,905	139	270	4,283

Equity in nonconsolidated subsidiaries	231	114	—	(345)	—
Income (loss) before income taxes	271	225	45	(270)	271
Income tax (expense) benefit	(103)	(71)	(17)	88	(103)

Net income (loss)	$168	$154	$28	$(182)	$168

F–59

NAVISTAR INTERNATIONAL CORPORATION
AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS (Unaudited) (Continued)

Note K.  Condensed Consolidating Guarantor and Non-Guarantor Financial Information (Continued)

			Non-Guarantor Companies and Eliminations
	NIC	International	Financial Services	All Other	Consolidated
	(in millions)
CONDENSED CONSOLIDATING STATEMENTS OF FINANCIAL CONDITION AS OF APRIL 30, 2000
ASSETS
Cash and marketable securities	$427	$9	$80	$53	$569
Receivables, net	6	56	1,832	352	2,246
Inventories	—	486	42	198	726
Property and equipment, net	—	919	287	360	1,566
Investment in affiliates	(675)	697	—	(22)	—
Deferred tax asset and other assets	843	299	91	226	1,459

Total assets	$601	$2,466	$2,332	$1,167	$6,566

LIABILITIES AND SHAREOWNERS' EQUITY
Liabilities
Debt	$444	$5	$1,640	$133	$2,222
Postretirement benefits liability	—	707	8	93	808
Amounts due (from) to affiliates	(1,245)	809	262	174	—
Other liabilities	98	1,649	75	410	2,232

Total liabilities	(703)	3,170	1,985	810	5,262

Shareowners' equity (deficit)	1,304	(704)	347	357	1,304

Total liabilities and shareowners' equity	$601	$2,466	$2,332	$1,167	$6,566

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW FOR THE SIX MONTHS ENDED APRIL 30, 2000
Cash provided by (used in) operations	$158	$145	$(363)	$113	$53

Cash flow from investment programs
Purchases, net of collections, of retail and lease receivables	—	—	394	—	394
Acquisitions (over) under cash collections of wholesale notes
and accounts receivable	—	—	153	(153)	—
Net (increase) decrease in marketable securities	146	—	(4)	—	142
Capital expenditures	—	(128)	—	(25)	(153)
Other investing activities	(29)	(13)	(23)	30	(35)

Cash provided by (used in) investment programs	117	(141)	520	(148)	348

Cash flow from financing activities
Net borrowings (repayments) of debt	95	(2)	(151)	45	(13)
Purchases of common stock and other	(151)	—	(13)	13	(151)

Cash provided by (used in) financing activities	(56)	(2)	(164)	58	(164)

Cash and cash equivalents
Increase (decrease) during the period	219	2	(7)	23	237
At beginning of the year	101	7	75	60	243

Cash and cash equivalents at end of period	$320	$9	$68	$83	$480

F–60

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20: Indemnification of Directors and Officers.

    The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants' directors and officers are insured or indemnified against liability in their capacities as such.

Registrants Incorporated Under Delaware Law

    The Registrants are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceedings, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his conduct was illegal.

    A Delaware corporation may also indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. To the extent that an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred in connection with such defense.

    Under Article Ninth of Navistar International Corporation's Certificate of Incorporation and Article XII of its By-Laws, as amended, Navistar International Corporation shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Navistar International Corporation (including any predecessor corporation of Navistar International Corporation), or is or was serving at the request of Navistar International Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, Navistar International Corporation's Certificate of Incorporation, Navistar

II–1

International Corporation's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    Under Article Eleventh of International Truck and Engine Corporation's By-Laws, as amended, International Truck and Engine Corporation shall indemnify any person who was or is made a party or is threatened to be made party to or is otherwise involved in any action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of International Truck and Engine Corporation (including any predecessor corporation of International Truck and Engine Corporation), or is or was serving at the request of International Truck and Engine Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the General Corporation Law of the State of Delaware. Such right of indemnification shall be a contract right and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire under any statute, International Truck and Engine Corporation's Certificate of Incorporation, International Truck and Engine Corporation's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

    In addition, Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except in the case where the director (i) breaches his duty of loyalty, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorized the payment of a dividend or approves a stock repurchase in violation of the General Corporation Law of the State of Delaware or (iv) obtains an improper personal benefit. Article Eighth of Navistar International Corporation's Certificate of Incorporation and Article Eighth of International Truck and Engine Corporation's Certificate of Incorporation include a provision which eliminates directors' personal liability to the full extent permitted under the General Corporation Law of the State of Delaware. The Registrants maintain a policy of directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties.

Item 21. Exhibits.

  (a)
  The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
1.1	Purchase Agreement, dated May 31, 2001, among Navistar International Corporation, International Truck and Engine Corporation, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Banc of America LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and RBC Dominion Securities Corporation.
4.1	First Supplement to Indenture, dated as of May 31, 2001 by and among Navistar International Corporation, a Delaware corporation, International Truck and Engine Corporation, a Delaware corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, with respect to Navistar International Corporation's 7% Senior Notes due 2003.

II–2

4.2	First Supplement to Indenture, dated as of May 31, 2001 by and among Navistar International Corporation, a Delaware corporation, International Truck and Engine Corporation, a Delaware corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, with respect to Navistar International Corporation's 8% Senior Subordinated Notes due 2008.
4.3	Indenture, dated May 31, 2001, by and among Navistar International Corporation, as issuer, International Truck and Engine Corporation, as guarantor, and BNY Midwest Trust Company, as trustee, for Navistar International Corporation's 9 3/8% Senior Notes due 2006 for $400,000,000.
4.4	Registration Rights Agreement, dated May 31, 2001, among Navistar International Corporation, International Truck and Engine Corporation, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Banc of America LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and RBC Dominion Securities Corporation.
*5.1	Opinion of Kirkland & Ellis regarding the validity of the securities offered hereby.
*8.1	Opinion of Kirkland & Ellis regarding federal income tax considerations.
12.1	Statements re computation of ratios.
23.1	Consent of Deloitte & Touche LLP.
*23.4	Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of BNY Midwest Trust Company.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Tender Instructions.

*
To be filed by amendment.

(b)
No financial statement schedules are required to be filed herewith pursuant to this Item.

Item 22. Undertakings.

  (a)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

  (b)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

II–3

  (c)
  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (d)
  The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

  (e)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Navistar International Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenville, State of Illinois, on the 5th day of July, 2001.

NAVISTAR INTERNATIONAL CORPORATION
By:	/s/ ROBERT C. LANNERT Robert C. Lannert Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Horne, Robert C. Lannert, Robert A. Boardman and Mark T. Schwetschenau, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 5th day of July, 2001.

Signature	Title
/s/ JOHN R. HORNE John R. Horne	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT C. LANNERT Robert C. Lannert	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ MARK T. SCHWETSCHENAU Mark T. Schwetschenau	Vice President and Controller (Principal Accounting Officer)

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/s/ WILLIAM F. ANDREWS William F. Andrews	Director
/s/ Y. MARC BELTON Y. Marc Belton	Director
/s/ JOHN D. CORRENTI John D. Correnti	Director
/s/ JERRY E. DEMPSEY Jerry E. Dempsey	Director
/s/ DR. ABBIE J. GRIFFIN Dr. Abbie J. Griffin	Director
/s/ MICHAEL N. HAMMES Michael N. Hammes	Director
Paul C. Korman	Director
/s/ ALLEN J. KROWE Allen J. Krowe	Director
/s/ SOUTHWOOD J. MORCOTT Southwood J. Morcott	Director
/s/ WILLIAM F. PATIENT William F. Patient	Director

II–6

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, International Truck and Engine Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warrenville, State of Illinois, on the 5th day of July, 2001.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:	/s/ ROBERT C. LANNERT Robert C. Lannert Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John R. Horne, Robert C. Lannert, Robert A. Boardman and Mark T. Schwetschenau, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 5th day of July, 2001.

Signature	Title
/s/ JOHN R. HORNE John R. Horne	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT C. LANNERT Robert C. Lannert	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
/s/ MARK T. SCHWETSCHENAU Mark T. Schwetschenau	Vice President and Controller (Principal Accounting Officer)

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EXHIBIT INDEX

1.1	Purchase Agreement, dated May 31, 2001, among Navistar International Corporation, International Truck and Engine Corporation, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Banc of America LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and RBC Dominion Securities Corporation.
4.1	First Supplement to Indenture, dated as of May 31, 2001 by and among Navistar International Corporation, a Delaware corporation, International Truck and Engine Corporation, a Delaware corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, with respect to Navistar International Corporation's 7% Senior Notes due 2003.
4.2	First Supplement to Indenture, dated as of May 31, 2001 by and among Navistar International Corporation, a Delaware corporation, International Truck and Engine Corporation, a Delaware corporation and BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, with respect to Navistar International Corporation's 8% Senior Subordinated Notes due 2008.
4.3	Indenture, dated May 31, 2001, by and among Navistar International Corporation, as issuer, International Truck and Engine Corporation, as guarantor, and BNY Midwest Trust Company, as trustee, for Navistar International Corporation's 9 3/8% Senior Notes due 2006 for $400,000,000.
4.4	Registration Rights Agreement, dated May 31, 2001, among Navistar International Corporation, International Truck and Engine Corporation, J.P. Morgan Securities Inc., Credit Suisse First Boston Corporation, Banc of America LLC, Scotia Capital (USA) Inc., BNY Capital Markets, Inc. and RBC Dominion Securities Corporation.
*5.1	Opinion of Kirkland & Ellis regarding the validity of the securities offered hereby.
*8.1	Opinion of Kirkland & Ellis regarding federal income tax considerations.
12.1	Statements re computation of ratios.
23.1	Consent of Deloitte & Touche LLP.
*23.4	Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
24.1	Power of Attorney (included on the signature pages hereto).
25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of BNY Midwest Trust Company.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Tender Instructions.

*
To be filed by amendment.

QuickLinks

TABLE OF CONTENTS
IMPORTANT TERMS USED IN THIS PROSPECTUS
MARKET SHARE AND INDUSTRY DATA
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE AND DELIVERY OF CERTAIN DOCUMENTS
PROSPECTUS SUMMARY
Navistar International Corporation
Summary of the Exchange Offer
Summary of Terms of the Exchange Notes
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
SUPPLEMENTAL UNAUDITED FINANCIAL AND OPERATING DATA
EXCHANGE OFFER
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
UNAUDITED PRO FORMA FINANCIAL STATEMENTS
NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES UNAUDITED PRO FORMA STATEMENT OF INCOME For the Six Months Ended April 30, 2000
NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES UNAUDITED PRO FORMA STATEMENT OF INCOME For the Fiscal Year Ended October 31, 2000
NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES UNAUDITED PRO FORMA STATEMENT OF INCOME For the Six Months Ended April 30, 2001
NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME
INDEX TO FINANCIAL STATEMENTS
Statement of Income
Statement of Comprehensive Income
Statement of Financial Condition
Statement of Cash Flow
Notes to Financial Statements
  1. SUMMARY OF ACCOUNTING POLICIES
  2. POSTRETIREMENT BENEFITS
  3. INCOME TAXES
  4. MARKETABLE SECURITIES
  5. RECEIVABLES
  6. INVENTORIES
  7. PROPERTY AND EQUIPMENT
  8. DEBT
  9. OTHER LIABILITIES
  10. RESTRUCTURING CHARGE
  11. FINANCIAL INSTRUMENTS
  12. COMMITMENTS, CONTINGENCIES, RESTRICTED ASSETS, CONCENTRATIONS AND LEASES
  13. LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS
  14. SEGMENT DATA
  15. PREFERRED AND PREFERENCE STOCKS
  16. COMMON SHAREOWNERS' EQUITY
  17. EARNINGS PER SHARE
  18. STOCK COMPENSATION PLANS
  19. CONDENSED CONSOLIDATING GUARANTOR AND NON-GUARANTOR FINANCIAL INFORMATION
  20. SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
Statement of Income (Unaudited)
Statement of Financial Condition (Unaudited)
Statement of Cash Flow (Unaudited)
NAVISTAR INTERNATIONAL CORPORATION AND CONSOLIDATED SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS (Unaudited)
  Note A. Summary of Accounting Policies
  Note B. Supplemental Cash Flow Information
  Note C. Income Taxes
  Note D. Inventories
  Note E. Financial Instruments
  Note F. Earnings Per Share
  Note G. Comprehensive Income
  Note H. Segment Data
  Note I. Restructuring Charge
  Note J. Sale of Receivables
  Note K. Condensed Consolidating Guarantor and Non-Guarantor Financial Information
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 20: Indemnification of Directors and Officers.
  Item 21. Exhibits.
  Item 22. Undertakings.
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX